Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 22, 2012,

by and among

DigitalGlobe, Inc.,

20/20 Acquisition Sub, Inc.,

WorldView, LLC,

and

GeoEye, Inc.

i

Exhibit 2.01(d)	Form of Certificate of Designations for DigitalGlobe Series A Preferred Stock
Exhibit 6.10	Governance Matters

Index of Defined Terms

Term	Section
2009 Indenture	9.03
2010 Indenture	9.03
Acquisition Agreement	5.02(a)
Affiliate	9.03
Agreement	Preamble
Alternative Financing	6.17(d)
Antitrust Counsel Only Material	6.03(f)
Available Cash Election Amount	2.01(c)(ii)
BIS	3.17(c)(i)
Business Day	9.03
Cerberus	Recitals
Cerberus Agreement	Recitals
Cash Election	2.01(c)(ii)
Cash Election Amount	2.01(c)(ii)
Cash Electing GeoEye Share	2.01(c)(ii)
Cash Fraction	2.01(c)(ii)
Cash Portion	2.02(c)
Certificate	2.01(d)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	Recitals
Combination	Recitals
Combined Company	9.03
Commitment Letter	3.23
Common Certificate	2.01(c)
Common Exchange Ratio	2.01(c)(iii)
Common Merger Consideration	2.01(c)
Communications Act	3.05(b)
Confidentiality Agreement	6.02
Consent	3.05(b)
Consent Solicitation	6.16(a)
Contract	3.05(a)
Copyrights	3.16(b)(ii)
DDTC	3.17(c)(i)
Debt Tender Offer	6.16(a)
Debt Tender Offer and Consent	6.16(a)
Definitive Agreements	6.17(b)
DGCL	1.01
DigitalGlobe	Preamble
DigitalGlobe Adverse Recommendation Change	5.02(a)
DigitalGlobe Benefit Agreement	9.03
DigitalGlobe Benefit Plan	9.03

v

DigitalGlobe Board	3.04(a)
DigitalGlobe By-laws	3.01
DigitalGlobe Capital Stock	3.03(a)
DigitalGlobe Charter	3.01
DigitalGlobe Common Stock	2.01(c)(ii)
DigitalGlobe Commonly Controlled Entity	9.03
DigitalGlobe Disclosure Letter	Article III
DigitalGlobe DoC Authorizations	3.17(d)(i)
DigitalGlobe FCC Authorizations	3.17(a)(i)
DigitalGlobe Financial Advisors	3.20
DigitalGlobe Government Bid	9.03
DigitalGlobe Government Contract	3.17(b)(ii)
DigitalGlobe Intervening Event	5.02(b)
DigitalGlobe Material Adverse Effect	9.03
DigitalGlobe Material Contract	3.14(b)
DigitalGlobe Notice Period	5.02(b)
DigitalGlobe Permits	3.01
DigitalGlobe Personnel	9.03
DigitalGlobe Preferred Stock	3.03(a)
DigitalGlobe Reporting Documents	3.06(a)
DigitalGlobe Restricted Stock	9.03
DigitalGlobe Reverse Termination Fee	6.06(c)
DigitalGlobe Series A Preferred Stock	2.01(d)
DigitalGlobe Stock Option	9.03
DigitalGlobe Stock Plans	9.03
DigitalGlobe Stockholder Approval	3.04(a)
DigitalGlobe Stockholders Meeting	3.04(a)
DigitalGlobe Subsidiaries	3.01
DigitalGlobe Takeover Proposal	5.02(e)
DigitalGlobe Termination Fee	6.06(b)
DigitalGlobe Voting Agreements	Recitals
DigitalGlobe Voting Debt	3.03(b)
Dissenting Shares	2.01(f)
DLLCA	1.01
DoC Application	6.03(e)
DoC Consent	6.03(e)
Effective Time	1.03
Election Date	2.02(d)
End Date	8.01(b)(i)
Environmental Claim	3.13
Environmental Laws	3.13
Environmental Permits	3.13
ERISA	9.03
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.03(a)

Existing Credit Facility	3.23
FCC	9.03
FCC Applications	6.03(d)
FCC Consent	6.03(d)
Filed DigitalGlobe Contract	3.14(a)
Filed DigitalGlobe Reporting Documents	Article III
Filed GeoEye Contract	4.14(a)
Filed GeoEye Reporting Documents	Article IV
Final Order	9.03
Financing	3.23
Financing Sources	9.03
Form of Election	2.02(c)
Form S-4	3.05(b)
GAAP	9.03
GeoEye	Preamble
GeoEye Adverse Recommendation Change	5.03(a)
GeoEye Benefit Agreement	9.03
GeoEye Benefit Plan	9.03
GeoEye Board	4.04(a)
GeoEye By-laws	4.01
GeoEye Capital Stock	4.03(a)
GeoEye Charter	4.01
GeoEye Common Stock	2.01(a)
GeoEye Commonly Controlled Entity	9.03
GeoEye Disclosure Letter	Article IV
GeoEye DoC Authorizations	4.17(d)(i)
GeoEye ESPP	9.03
GeoEye FCC Authorizations	4.17(a)(i)
GeoEye Financial Advisors	4.20
GeoEye Government Bid	9.03
GeoEye Government Contract	4.17(b)(ii)
GeoEye Indentures	9.03
GeoEye Intervening Event	5.03(b)
GeoEye Material Adverse Effect	9.03
GeoEye Material Contract	4.14(b)
GeoEye Notes	9.03
GeoEye Notice Period	5.03(b)
GeoEye Permits	4.01
GeoEye Personnel	9.03
GeoEye Preferred Stock	4.03(a)
GeoEye Reporting Documents	4.06(a)
GeoEye Restricted Stock Unit	9.03
GeoEye Stock Option	9.03
GeoEye Stock Plan Assumption	6.04(e)
GeoEye Stock Plans	9.03
GeoEye Stockholder Approval	4.04(a)

GeoEye Stockholders Meeting	4.04(a)
GeoEye Subsidiaries	4.01
GeoEye Takeover Proposal	5.03(e)
GeoEye Termination Fee	6.06(d)
GeoEye Voting Agreements	Recitals
GeoEye Voting Debt	4.03(b)
Governmental Entity	3.05(b)
HSR Act	3.05(b)
Indebtedness	9.03
Indemnitees	6.05(a)
Intellectual Property	3.16(b)(ii)
International Trade Authorizations	3.17(c)(ii)
International Trade Laws	3.17(c)(i)
IRS	3.10(b)
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Legal Restraints	7.01(d)
Liens	3.02(a)
Marketing Period	9.03
Material Adverse Effect	9.03
Merger	Recitals
Merger Consideration	2.01(d)
Merger Sub	Preamble
Merger Sub 2	Preamble
Merger Sub Common Stock	2.01(b)
Mixed Consideration	2.01(c)(i)
Mixed Consideration Electing Share	2.01(c)(i)
Mixed Election	2.01(c)(i)
Mixed Election Per Share Cash Amount	2.01(c)(i)
Mixed Election Stock Exchange Ratio	2.01(c)(i)
NASDAQ	9.03
NOAA	3.05(b)
Non-Electing GeoEye Share	2.02(c)
NYSE	3.05(b)
OFAC	3.17(c)(i)
Patents	3.16(b)(ii)
Per Share Cash Election Consideration	2.01(c)(ii)
Permits	3.01
Person	9.03
Preferred Certificate	2.01(d)
Preferred Exchange Ratio	2.01(d)
Preferred Merger Consideration	2.01(d)
Recoupment Payment	6.06(c)(i)
Refinancing	3.23

Replacement Facility	6.17(a)
Representatives	5.02(a)
Required Information	9.03
Restricted Information	9.03
Restricted Person	3.17(c)(vi)
SEC	3.05(b)
Section 262	2.01(f)
Securities Act	3.05(b)
Share Issuance	3.04(a)
Software	3.16(b)(ii)
SOX	3.06(b)
Stock Consideration	2.01(c)(iii)
Stock Election	2.01(c)(iii)
Stock Electing GeoEye Share	2.01(c)(iii)
Subsequent Certificate of Merger	1.03
Subsequent Merger	Recitals
Subsidiary	9.03
Superior DigitalGlobe Proposal	5.02(e)
Superior GeoEye Proposal	5.03(e)
Surviving Corporation	1.01
Surviving Corporation Common Stock	2.01(b)
Surviving LLC	1.01
Tax Return	9.03
Taxes	9.03
Trade Secrets	3.16(b)(ii)
Trademarks	3.16(b)(ii)
U.S. FCPA	3.17(c)(viii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 22, 2012, by and among DigitalGlobe, Inc., a Delaware corporation (“DigitalGlobe”), 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), WorldView, LLC, a Delaware limited liability company (“Merger Sub 2”), and GeoEye, Inc., a Delaware corporation (“GeoEye”).

WHEREAS, DigitalGlobe, GeoEye and Merger Sub intend that Merger Sub be merged with and into GeoEye (the “Merger”), and, immediately after the Merger, DigitalGlobe, GeoEye and Merger Sub 2 intend that GeoEye be merged with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”);

WHEREAS, the Board of Directors of DigitalGlobe has (a) determined that it is in the best interests of DigitalGlobe and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Subsequent Merger and (c) resolved to recommend that the stockholders of DigitalGlobe adopt this Agreement and approve the transactions contemplated hereby;

WHEREAS, the Board of Directors of GeoEye has (a) determined that it is in the best interests of GeoEye and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Subsequent Merger and (c) resolved to recommend that the stockholders of GeoEye adopt this Agreement and approve the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to DigitalGlobe’s willingness to enter into this Agreement, (a) certain stockholders of GeoEye, namely Cerberus Capital Management, L.P., a New York limited partnership (“Cerberus”), and certain of Cerberus’s Affiliates, the Chairman of the Board of GeoEye and the President and Chief Executive Officer of GeoEye are each entering into voting agreements with DigitalGlobe (the “GeoEye Voting Agreements”), pursuant to which such stockholders have agreed, among other things, to vote, or to cause their respective Affiliates to vote, as the case may be, the GeoEye voting securities held by such stockholders and such Affiliates in favor of the adoption of this Agreement and (b) Cerberus and certain of Cerberus’s Affiliates are entering into an agreement with DigitalGlobe (the “Cerberus Agreement”) pursuant to which Cerberus has agreed to a standstill with respect to DigitalGlobe and to take (or not take) certain actions with respect to DigitalGlobe and the DigitalGlobe voting securities to be held by Cerberus and its Affiliates after the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to GeoEye’s willingness to enter into this Agreement, certain stockholders of DigitalGlobe, namely Morgan Stanley Principal Investments, Inc., the Chairman of the Board of DigitalGlobe and the President and Chief Executive Officer of DigitalGlobe are

each entering into voting agreements with GeoEye (the “DigitalGlobe Voting Agreements”), pursuant to which such stockholders have agreed, among other things, to vote, or to cause their respective Affiliates to vote, as the case may be, the DigitalGlobe voting securities held by such stockholders and such Affiliates in favor of the transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will constitute a “plan of reorganization” within the meaning of United States Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code; and

WHEREAS, GeoEye and DigitalGlobe desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.01 The Mergers. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into GeoEye and the separate corporate existence of Merger Sub shall cease and GeoEye shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). Immediately after the Effective Time, in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), the Surviving Corporation shall be merged with and into Merger Sub 2 and the separate corporate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue as the surviving company in the Subsequent Merger (the “Surviving LLC”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, 10036 at 10:00 a.m., New York City time, on a date to be specified by GeoEye and DigitalGlobe, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between GeoEye and DigitalGlobe; provided, however, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all applicable conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), the Closing shall occur instead on (i) the earlier to occur of (x)

any Business Day during the Marketing Period to be specified by DigitalGlobe to GeoEye on no less than two (2) Business Days’ written notice to GeoEye and (y) the third Business Day following the last day of the Marketing Period; or (ii) such other date and time as agreed to in writing by GeoEye and DigitalGlobe. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall cause the certificate of merger relating to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed upon in writing by DigitalGlobe and GeoEye and provided in the Certificate of Merger (the “Effective Time”). Immediately following the Effective Time, DigitalGlobe and GeoEye shall cause a certificate of merger relating to the Subsequent Merger (the “Subsequent Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, executed and acknowledged in accordance with the relevant provisions of the DGCL and the DLLCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL, the DLLCA or by the Secretary of State of the State of Delaware in connection with the Subsequent Merger. The Subsequent Merger shall become effective upon the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed upon in writing by DigitalGlobe and GeoEye and provided in the Subsequent Certificate of Merger.

Section 1.04 Effects of the Mergers. Each of the Merger and the Subsequent Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL or the DLLCA.

Section 1.05 Governing Documents Following the Mergers.

(a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) Immediately after the effectiveness of the Subsequent Merger, the limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Subsequent Merger shall be the limited liability company agreement of the Surviving LLC until thereafter changed or amended as provided therein or by applicable Law. Immediately after the effectiveness of the Subsequent Merger, the certificate of formation of Merger Sub 2 as in effect immediately prior to the Subsequent Merger shall be the certificate of formation of the Surviving LLC until thereafter changed or amended as provided therein or by applicable Law, except that as of the effectiveness of the Subsequent Merger, the certificate of formation of the Surviving LLC shall be amended to reflect the name of GeoEye (or a variation thereof) as the name of the Surviving LLC.

Section 1.06 Directors and Officers of Surviving LLC. The directors of Merger Sub 2 immediately prior to the Effective Time shall be the directors of the Surviving LLC and shall continue until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of DigitalGlobe immediately prior to the Effective Time shall be the officers of the Surviving LLC until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. GeoEye shall cause the officers and directors of GeoEye to resign immediately prior to the Effective Time.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; ELECTION;

EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of GeoEye, DigitalGlobe, Merger Sub, Merger Sub 2 or the holder of any shares of DigitalGlobe Capital Stock or GeoEye Capital Stock:

(a) Cancellation of Treasury Stock and DigitalGlobe-Owned Stock. Each share of common stock, par value $0.01 per share, of GeoEye (the “GeoEye Common Stock”) and each share of GeoEye Preferred Stock that is owned by GeoEye as treasury stock and each share of GeoEye Common Stock, if any, that is owned by DigitalGlobe immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, in Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into 1 fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”). From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent shares of Surviving Corporation Common Stock until the Board of Directors of the Surviving Corporation issues new certificates in respect of such shares.

(c) Conversion of GeoEye Common Stock. Subject to Sections 2.01(e) and 2.01(f), each share of GeoEye Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a) and Dissenting Shares (to the extent provided in Section 2.01(f)) shall be converted into the right to receive the following consideration (the “Common Merger Consideration”), as applicable:

(i) Each share of GeoEye Common Stock with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.02 (each, a “Mixed Consideration Electing Share”) and each Non-Electing GeoEye Share shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (x) $4.10 in cash (the “Mixed Election Per Share Cash Amount”) and (y) 1.137 shares of validly issued, fully paid and non-assessable shares of DigitalGlobe Common Stock (the “Mixed Election Stock Exchange Ratio”). The Mixed Election Stock Exchange Ratio shall be calculated to the nearest one-thousandth of a share of DigitalGlobe Common Stock.

(ii) Each share of GeoEye Common Stock with respect to which an election to receive all cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.02 (each, a “Cash Electing GeoEye Share”) shall be converted into the right to receive $20.27 in cash without interest (the “Per Share Cash Election Consideration”); except that if (A) the product of the number of Cash Electing GeoEye Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the difference between (x) the product of the Mixed Election Per Share Cash Amount and the total number of shares of GeoEye Common Stock (other than shares canceled in accordance with Section 2.01(a) and Dissenting Shares which were previously shares of GeoEye Common Stock) issued and outstanding immediately prior to the Effective Time minus (y) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing GeoEye Shares) and the Mixed Election Per Share Cash Amount (such difference being the “Available Cash Election Amount”), then each Cash Electing GeoEye Share shall instead be converted into the right to receive (1) an amount of cash (without interest) equal to the product of (x) the Per Share Cash Election Consideration and (y) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.001 per share, of DigitalGlobe (“DigitalGlobe Common Stock”) equal to the product of (x) the Common Exchange Ratio and (y) 1 minus the Cash Fraction.

(iii) Each share of GeoEye Common Stock with respect to which an election to receive all stock consideration (a “Stock Election”) is properly made and not revoked or lost pursuant to Section 2.02 (each, a “Stock Electing GeoEye Share”) shall be converted into the right to receive 1.425 shares of validly issued, fully paid and non-assessable shares of DigitalGlobe Common Stock (the “Common Exchange Ratio”) (together with any cash in lieu of fractional shares of DigitalGlobe Common Stock to be paid pursuant to Section 2.03(e), the “Stock Consideration”); except that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing GeoEye Share shall instead be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Electing GeoEye Shares and (B) a number of validly issued, fully paid and non-assessable shares of DigitalGlobe Common Stock equal to the product of (1) the Common Exchange Ratio and (2) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (A) of this Section 2.01(c)(iii) and the denominator of which shall be the Per Share Cash Election Consideration. The Common Exchange Ratio shall be calculated to the nearest one-thousandth of a share of DigitalGlobe Common Stock.

All such shares of GeoEye Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of GeoEye Common Stock (each, a “Common Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration and any cash in lieu of fractional shares of DigitalGlobe Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Common Certificate in accordance with Section 2.03, without interest.

(d) Conversion of GeoEye Preferred Stock. Subject to Sections 2.01(e) and 2.01(f), each share of GeoEye Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a) and Dissenting Shares (to the extent provided in Section 2.01(f)) shall be canceled and extinguished and automatically converted into the right to receive that number of fully paid and nonassessable share of a newly-designated series of DigitalGlobe Preferred Stock (the “DigitalGlobe Series A Preferred Stock”), having the powers, designations, preferences, rights and qualifications, limitations and restrictions set forth in the Certificate of Designations for such DigitalGlobe Series A Preferred Stock attached as Exhibit 2.01(d), equal to the Preferred Exchange Ratio and $4.10 in cash for each share of GeoEye Common Stock into which such share of GeoEye Preferred Stock is convertible immediately prior to the Effective Time (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”). All such shares of GeoEye Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of GeoEye Preferred Stock (each, a “Preferred Certificate” and, together with the Common Certificates, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.03, without interest. For purposes of this Agreement, “Preferred Exchange Ratio” means 1.000. The Preferred Exchange Ratio shall be calculated to the nearest one-thousandth of a share of DigitalGlobe Series A Preferred Stock.

(e) Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of DigitalGlobe Common Stock, GeoEye Common Stock or GeoEye Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein (including any exchange ratio) which is based upon the number of shares of DigitalGlobe Common Stock, GeoEye Common Stock or GeoEye Preferred Stock, as the case may be, will be appropriately adjusted to provide to DigitalGlobe and the holders of GeoEye Common Stock and GeoEye Preferred Stock the same economic effect as contemplated by this Agreement prior to such event.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenting Shares”) of GeoEye Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c) or 2.01(d), as applicable, but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and (i) with respect to GeoEye Common Stock, such Dissenting Shares shall be deemed to be Mixed Consideration Electing Shares that have been converted at the Effective Time into, and shall have become, the right to receive the Mixed Consideration as provided in Section 2.01(c)(i) and (ii) with respect to GeoEye Preferred Stock, such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Preferred Merger Consideration as provided in Section 2.01(d). GeoEye shall serve prompt written notice (but in any event within 48 hours) to DigitalGlobe of any demands for appraisal of any shares of GeoEye Common Stock and any withdrawals of such demands, and DigitalGlobe shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, GeoEye shall not, without the prior written consent of DigitalGlobe, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(g) Conversion of Surviving Corporation Common Stock. At the effective time of the Subsequent Merger, and without any action on the part of DigitalGlobe, GeoEye, Merger Sub 2 or any holder of shares thereof, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one limited liability company interest of the Surviving LLC and shall constitute the only limited liability company interests of the Surviving LLC. From and after the effective time of the Subsequent Merger, all certificates representing shares of Surviving Corporation Common Stock shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving LLC into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Election Procedures.

(a) Not less than 10 Business Days prior to the mailing of the Joint Proxy Statement, DigitalGlobe shall appoint a bank or trust company selected by DigitalGlobe and reasonably acceptable to GeoEye (provided that DigitalGlobe’s transfer agent shall be deemed reasonably satisfactory to GeoEye) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.

(b) Each Person who, on or prior to the Election Date, is a record holder of shares of GeoEye Common Stock other than Dissenting Shares shall be entitled to specify the number of such holder’s shares of GeoEye Common Stock with respect to which such holder makes a Cash Election, a Stock Election or a Mixed Election.

(c) DigitalGlobe shall prepare and file as an exhibit to the Form S-4 a form of election (the “Form of Election”) in form and substance reasonably acceptable to GeoEye. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon proper delivery of the Form of Election and any Certificates to the Exchange Agent. GeoEye shall mail the Form of Election with the Joint Proxy Statement to all persons who are record holders of shares of GeoEye Common Stock as of the record date for GeoEye Stockholders Meeting. The Form of Election shall be used by each record holder of shares of GeoEye Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Stock Election or a Mixed Election. In the event that a holder fails to make a Cash Election, a Stock Election or a Mixed Election with respect to any shares of GeoEye Common Stock held or beneficially owned by such holder, then such holder shall be deemed to have made a Mixed Election with respect to those shares (each such share, a “Non-Electing GeoEye Share”). GeoEye shall use its commercially reasonable efforts to make the Form of Election available to all persons who become record holders of shares of GeoEye Common Stock during the period between the record date for the GeoEye Stockholders Meeting and the Election Date. Unless the properly completed Form of Election provides otherwise, for all purposes of this Section and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), (i) a holder will be treated as having surrendered, in exchange for the total amount of the Merger Consideration received in cash, if any, to be paid to such holder under this Article II (with respect to a holder, the “Cash Portion”), the number of shares of GeoEye Common Stock, GeoEye Preferred Stock, or both, as applicable, of such holder as to which such holder has a right to receive cash pursuant to Sections 2.01(c) and 2.01(d); and (ii) for purposes of clause (i), the Certificates surrendered by a holder in exchange for such holder’s Cash Portion will be deemed to be: (A) first, of those Certificates evidencing shares held by such holder for more than one year before the Merger within the meaning of Section 1223 of the Code, if any, those Certificates with the highest United States federal income tax basis, in descending order until such Certificates are exhausted or the Cash Portion for such holder is fully paid, then (B) of all other of such holder’s Certificates, those Certificates with the highest United States federal income tax basis, in descending order until the Cash Portion for such holder is fully paid.

(d) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on (i) the date of the GeoEye Stockholders Meeting or (ii) if the Closing Date is more than four Business Days following the GeoEye Stockholders Meeting, 2 Business Days preceding the Closing Date (the “Election Date”), a Form of Election properly and fully completed and signed and accompanied by (A) in the case of shares of GeoEye Common Stock represented by a Certificate, Certificates representing the shares of GeoEye Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of GeoEye (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of shares of GeoEye Common Stock held in book-entry form, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any shares of GeoEye Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of GeoEye, unless and until such Cash Election, Stock Election or Mixed Election is properly revoked.

(e) DigitalGlobe and GeoEye shall publicly announce the anticipated Election Date at least 7 Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and DigitalGlobe and GeoEye shall promptly announce any such delay and, when determined, the rescheduled Election Date.

(f) Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or a portion of the shares of GeoEye Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII. If a Cash Election, a Stock Election or a Mixed Election is revoked, the shares as to which such election previously applied shall be treated as Non-Electing GeoEye Shares unless a contrary election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.02(d). Certificates will not be returned to holders, and the accounts of holders of shares GeoEye Common Stock held in book-entry form will not be credited at the Depository Trust Company, unless the holder so requests.

(g) The determination of the Exchange Agent (or the joint determination of DigitalGlobe and GeoEye, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections, Stock Elections or Mixed Elections shall have been properly made or revoked pursuant to this Section 2.02 and as to when Cash Elections, Stock Elections, Mixed Elections and revocations were received by the Exchange Agent. The Exchange Agent (or DigitalGlobe and GeoEye jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.01(c), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of DigitalGlobe, make any rules as are consistent with this Section 2.02 for the implementation of the Cash Elections, Stock Elections and Mixed Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections, Stock Elections and Mixed Elections.

Section 2.03 Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, DigitalGlobe shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of DigitalGlobe Common Stock and DigitalGlobe Series A Preferred Stock to be issued as Merger Consideration, cash payable as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.03(e). All such DigitalGlobe Common Stock, DigitalGlobe Series A Preferred Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”. As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, DigitalGlobe shall cause the Exchange Agent to mail to each holder of record of GeoEye Common Stock and GeoEye Preferred Stock whose shares were converted into Merger Consideration a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as DigitalGlobe may specify, subject to GeoEye’s reasonable approval), together with instructions thereto.

(b) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of GeoEye Capital Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of GeoEye Capital Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (A) the DigitalGlobe Common Stock or DigitalGlobe Series A Preferred Stock, as applicable, into which the shares of GeoEye Capital Stock have been converted pursuant to Section 2.01 (after taking into account all shares of GeoEye Common Stock to which an election or non-election has been made), and (B) a check in an amount equal to (1) the cash (including cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.03(e)), if any, into which such holder’s shares of GeoEye Capital Stock were converted in accordance with this Article II plus (2) any cash in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(c). In the event of a transfer of ownership of GeoEye Capital Stock that is not registered in the transfer records of GeoEye, a certificate representing the proper number of shares of DigitalGlobe Common Stock or DigitalGlobe Series A Preferred Stock, as applicable, or cash, in each case, pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.03(e) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(c) may be issued to a transferee if the Certificate representing such GeoEye Capital Stock (or, if such GeoEye Capital Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.03(b), each share of GeoEye Capital Stock and any Certificate with respect thereto shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the

Merger Consideration which the holders of such shares were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.03(e) and in respect of any dividends or other distributions pursuant to Section 2.03(c)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of GeoEye Capital Stock held in book-entry form).

(c) Treatment of Unexchanged Shares of GeoEye Capital Stock. No dividends or other distributions declared or made with respect to DigitalGlobe Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of GeoEye Capital Stock held in book-entry form) with respect to the shares of DigitalGlobe Common Stock or DigitalGlobe Series A Preferred Stock , as applicable, issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03(e), until the surrender of such Certificate (or shares of GeoEye Capital Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of GeoEye Capital Stock held in book-entry form), there shall be paid to the holder of the certificate representing shares of DigitalGlobe Series A Preferred Stock or whole shares of DigitalGlobe Common Stock, as applicable, issued in exchange therefor pursuant to Section 2.01(c), without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of DigitalGlobe Common Stock to which such holder is entitled pursuant to Section 2.03(e) and the amount of dividends or other distributions with a record date after the Effective Time and a payment date prior to such surrender payable with respect to such shares of DigitalGlobe Series A Preferred Stock and such whole shares of DigitalGlobe Common Stock theretofore paid with respect to such shares of DigitalGlobe Series A Preferred Stock and such whole shares of DigitalGlobe Common Stock, as applicable, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of DigitalGlobe Series A Preferred Stock and such whole shares of DigitalGlobe Common Stock, as applicable.

(d) No Further Ownership Rights in GeoEye Capital Stock. The shares of DigitalGlobe Common Stock or DigitalGlobe Series A Preferred Stock, as applicable, issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of GeoEye Capital Stock (including any cash paid pursuant to Section 2.03(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of GeoEye Capital Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of GeoEye Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of GeoEye Capital Stock (or shares of GeoEye Capital Stock held in book-entry form) are presented to DigitalGlobe or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of DigitalGlobe Common Stock shall be issued upon the conversion of GeoEye Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of DigitalGlobe Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of GeoEye

Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of DigitalGlobe Common Stock (after taking into account all shares of GeoEye Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of DigitalGlobe Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by DigitalGlobe and GeoEye) on each of the 20 consecutive trading days ending with the second complete trading day prior to the date of the Effective Time, weighted by the total volume of trading in DigitalGlobe Common Stock on each such trading day. The payment of cash in lieu of fractional share interests pursuant to this Section 2.03(e) is not a separately bargained-for consideration. Fractional shares of DigitalGlobe Series A Preferred Stock may be issued in exchange for shares of GeoEye Preferred Stock.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of GeoEye Capital Stock for 360 days after the Effective Time shall be delivered to DigitalGlobe, upon demand, and any holder of GeoEye Capital Stock who has not theretofore complied with this Article II shall thereafter look only to DigitalGlobe for payment of its claim for the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II.

(g) No Liability. None of GeoEye, DigitalGlobe, Merger Sub, Merger Sub 2, the Surviving Corporation, the Surviving LLC or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for 2 years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of DigitalGlobe, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by DigitalGlobe. Any interest and other income resulting from such investments shall be paid to DigitalGlobe.

(i) FIRPTA; Withholding Rights.

(i) Not more than thirty (30) days prior to Closing, GeoEye shall deliver to DigitalGlobe a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, establishing that GeoEye is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the 5 year period ending on the Closing Date, and a copy of notice provided to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(ii) The Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. The Exchange Agent shall provide commercially reasonable notice to GeoEye upon becoming aware of any such withholding obligation and shall cooperate with GeoEye to the extent reasonable to obtain reduction of or relief from such deduction and withholding. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by DigitalGlobe, the posting by such Person of a bond, in such reasonable and customary amount as DigitalGlobe may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DIGITALGLOBE

DigitalGlobe represents and warrants to GeoEye that the statements contained in this Article III are true and correct, except (i) as set forth in the DigitalGlobe Reporting Documents publicly available and filed with the SEC following January 1, 2010 and at least 2 Business Days prior to the date of this Agreement (the “Filed DigitalGlobe Reporting Documents”) (excluding any disclosures in the Filed DigitalGlobe Reporting Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by DigitalGlobe to GeoEye at or before the execution and delivery by DigitalGlobe of this Agreement (the “DigitalGlobe Disclosure Letter”). The DigitalGlobe Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01 Organization, Standing and Power. Each of DigitalGlobe and each of the Subsidiaries of DigitalGlobe (the “DigitalGlobe Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. Each of DigitalGlobe and the DigitalGlobe Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively, “Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “DigitalGlobe Permits”), except where the failure to have such power or authority or to possess DigitalGlobe Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. Each of DigitalGlobe and the DigitalGlobe Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. DigitalGlobe has delivered or made available to GeoEye, prior to execution of this Agreement, (a) true and complete copies of the Certificate of Incorporation of DigitalGlobe in effect as of the date of this Agreement (the “DigitalGlobe Charter”) and the By-laws of DigitalGlobe in effect as of the date of this Agreement (the “DigitalGlobe By-laws”), (b) the Certificate of Incorporation and By-laws of Merger Sub in effect as of the date of this Agreement, and (c) the Certificate of Formation and Limited Liability Company Agreement of Merger Sub 2 in effect as of the date of this Agreement.

Section 3.02 DigitalGlobe Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each DigitalGlobe Subsidiary have been validly issued and are fully paid and nonassessable and are owned by DigitalGlobe, by another DigitalGlobe Subsidiary or by DigitalGlobe and another DigitalGlobe Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.02(a) of the DigitalGlobe Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the DigitalGlobe Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the DigitalGlobe Subsidiaries, except as set forth in Section 3.02(b) of the DigitalGlobe Disclosure Letter, neither DigitalGlobe nor any DigitalGlobe Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 3.03 Capital Structure.

(a) The authorized capital stock of DigitalGlobe consists of 250,000,000 shares of DigitalGlobe Common Stock and 24,000,000 shares of preferred stock, par value $0.001 per share (the “DigitalGlobe Preferred Stock” and, together with the DigitalGlobe Common Stock, the “DigitalGlobe Capital Stock”). At the close of business on July 16, 2012, (i) 46,748,615 shares of

DigitalGlobe Common Stock were issued and outstanding, none of which, other than DigitalGlobe Restricted Stock, were subject to vesting or other forfeiture conditions or repurchase by DigitalGlobe, (ii) no shares of DigitalGlobe Preferred Stock were issued and outstanding and (iii) 3,627,958 shares of DigitalGlobe Common Stock were reserved and available for issuance pursuant to the DigitalGlobe Stock Plans, of which (A) 4,230,838 shares were issuable upon exercise of outstanding DigitalGlobe Stock Options and (B) 820,345 shares of DigitalGlobe Restricted Stock, assuming maximum performance with respect to performance-based DigitalGlobe Restricted Stock. Except as set forth in this Section 3.03(a), at the close of business on July 16, 2012, no shares of capital stock or voting securities of, or other equity interests in, DigitalGlobe were issued, reserved for issuance or outstanding. From the close of business on July 16, 2012 to the date of this Agreement, there have been no issuances by DigitalGlobe of shares of capital stock or voting securities of, or other equity interests in, DigitalGlobe, other than upon the exercise of DigitalGlobe Stock Options, in each case outstanding at the close of business on July 16, 2012 and in accordance with their terms in effect at such time.

(b) All outstanding shares of DigitalGlobe Capital Stock are, and all shares of DigitalGlobe Capital Stock that may be issued upon the exercise of DigitalGlobe Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, or subscription right or any similar right under any provision of the DGCL, the DigitalGlobe Charter, the DigitalGlobe By-laws or any Contract to which DigitalGlobe is a party or otherwise bound. The shares of DigitalGlobe Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DigitalGlobe Charter, the DigitalGlobe By-laws or any Contract to which DigitalGlobe is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of DigitalGlobe or any DigitalGlobe Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of DigitalGlobe or any DigitalGlobe Subsidiary or any securities of DigitalGlobe or any DigitalGlobe Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary, (ii) any warrants, calls, options or other rights to acquire from DigitalGlobe or any DigitalGlobe Subsidiary, or any other obligation of DigitalGlobe or any DigitalGlobe Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary or (iii) any rights issued by or other obligations of DigitalGlobe or any DigitalGlobe Subsidiary that are linked in any way to the price of any class of DigitalGlobe Capital Stock or any shares of capital stock of any DigitalGlobe Subsidiary, the value of DigitalGlobe, any DigitalGlobe Subsidiary or any part of DigitalGlobe or any DigitalGlobe Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of DigitalGlobe or any DigitalGlobe Subsidiary. Except pursuant to the DigitalGlobe Stock Plans, there are not any outstanding obligations of DigitalGlobe or any of the DigitalGlobe Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of DigitalGlobe or any DigitalGlobe Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii)

of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of DigitalGlobe having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of DigitalGlobe may vote (“DigitalGlobe Voting Debt”). Except for the DigitalGlobe Voting Agreements, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, DigitalGlobe. Except for this Agreement and the Investor Agreement by and between DigitalGlobe and Morgan Stanley & Co. Incorporated, dated as of April 28, 2009, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of DigitalGlobe or any of the DigitalGlobe Subsidiaries.

Section 3.04 Authority; Execution and Delivery; Enforceability.

(a) Each of DigitalGlobe, Merger Sub and Merger Sub 2 has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject to the designation of the DigitalGlobe Series A Preferred Stock by the DigitalGlobe Board and, in the case of the Share Issuance and the GeoEye Stock Plan Assumption, to the receipt of the DigitalGlobe Stockholder Approval. The Board of Directors of DigitalGlobe (the “DigitalGlobe Board”), by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are in the best interests of DigitalGlobe and its stockholders and the issuance of DigitalGlobe Common Stock in the Merger and the issuance of DigitalGlobe Common Stock under the GeoEye Stock Plans, outstanding GeoEye Stock Options and GeoEye Restricted Stock Units assumed by DigitalGlobe pursuant to the GeoEye Stock Plan Assumption (the “Share Issuance”) and the GeoEye Stock Plan Assumption to be advisable, (ii) adopted a resolution approving this Agreement and declaring its advisability, (iii) recommended that the stockholders of DigitalGlobe approve the issuance of DigitalGlobe Common Stock in the Merger and the Share Issuance and the GeoEye Stock Plan Assumption and (iv) directed that such matters be submitted for consideration by DigitalGlobe stockholders at a duly held meeting of such stockholders for such purpose (the “DigitalGlobe Stockholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the approval of the Share Issuance and the GeoEye Stock Plan Assumption, respectively, by the affirmative vote of a majority of the outstanding shares of DigitalGlobe Common Stock represented in person or by proxy at the DigitalGlobe Stockholders Meeting where a quorum is present (the “DigitalGlobe Stockholder Approval”), no other corporate proceedings on the part of DigitalGlobe, Merger Sub or Merger Sub 2 are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL or the DLLCA). Each of DigitalGlobe, Merger Sub and Merger Sub 2 has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by GeoEye, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, has (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) submitted this Agreement for adoption by DigitalGlobe, as the sole stockholder of Merger Sub. DigitalGlobe, as the sole stockholder of Merger Sub, has duly approved and adopted this Agreement and the Merger. DigitalGlobe, as the sole member of Merger Sub 2, by written consent duly adopted prior to the date hereof has duly approved this Agreement, the Subsequent Merger and the other transactions contemplated hereby, which approval has not been rescinded or modified.

(c) To the Knowledge of DigitalGlobe, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of DigitalGlobe, Merger Sub or Merger Sub 2.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by DigitalGlobe, Merger Sub and Merger Sub 2 of this Agreement does not, and the performance by each of DigitalGlobe, Merger Sub and Merger Sub 2 of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the DigitalGlobe Charter, the DigitalGlobe By-laws or the comparable charter or organizational documents of any DigitalGlobe Subsidiary (assuming that the DigitalGlobe Stockholder Approval is obtained), (ii) except as set forth in Section 3.05(a)(ii) of the DigitalGlobe Disclosure Letter, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of DigitalGlobe or any DigitalGlobe Subsidiary under, any provision of, any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which DigitalGlobe or any DigitalGlobe Subsidiary is a party or by which any of their respective properties or assets is bound or any DigitalGlobe Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, decree, writ or injunction issued by any court, agency or other Governmental Entity (a “Judgment”) or statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of any applicable stock exchange (“Law”), in each case, applicable to DigitalGlobe or any DigitalGlobe Subsidiary or their respective properties or assets (assuming that the DigitalGlobe Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect and would not be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to DigitalGlobe or any DigitalGlobe Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by DigitalGlobe of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the expiration or termination of any applicable waiting period thereunder; (iii) compliance with and filings under the Communications Act of 1934, as amended, and the implementing rules and regulations of the FCC (the “Communications Act”); (iv) compliance with and filings under the rules of the National Oceanic and Atmospheric Administration (“NOAA”) for licensing of private land remote-sensing space systems at 15 C.F.R. § 960 and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any other Department of Commerce regulation; (v) such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any foreign antitrust, competition, foreign investment, trade regulation or similar Laws; (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which DigitalGlobe and GeoEye are qualified to do business; (vii) such Consents, registration, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration; (viii) such filings with and approvals of the New York Stock Exchange (the “NYSE”) as are required to permit the consummation of the Merger and the listing of the Merger Consideration; (ix) such Consents set forth in Section 3.05(b) of the DigitalGlobe Disclosure Letter and (x) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect and would not be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06 Reporting Documents; Undisclosed Liabilities.

(a) DigitalGlobe has furnished or filed, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by DigitalGlobe with the SEC since January 1, 2010 (such documents, together with any documents filed with the SEC during such period by DigitalGlobe on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “DigitalGlobe Reporting Documents”).

(b) Each DigitalGlobe Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes–Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such DigitalGlobe Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of DigitalGlobe included in the DigitalGlobe Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of DigitalGlobe and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). There are no outstanding comments from the staff of the SEC with respect to any DigitalGlobe Reporting Documents.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of DigitalGlobe included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, (ii) liabilities incurred since March 31, 2012 in the ordinary course of business consistent with past practice, (iii) liabilities which are not, individually or in the aggregate, material to the business or operations of DigitalGlobe, (iv) liabilities incurred pursuant to the transactions contemplated by this Agreement, or (v) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, DigitalGlobe and the DigitalGlobe Subsidiaries do not have, and since March 31, 2012, DigitalGlobe and the DigitalGlobe Subsidiaries have not incurred (except as permitted by Section 5.01), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in DigitalGlobe’s financial statements in accordance with GAAP).

(d) Each of the chief executive officer of DigitalGlobe and the chief financial officer of DigitalGlobe (or each former chief executive officer of DigitalGlobe and each former chief financial officer of DigitalGlobe, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the DigitalGlobe Reporting Documents, and the statements contained in such certifications are true and accurate. None of DigitalGlobe or any of the DigitalGlobe Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Except as set forth in Section 3.06(e) of the DigitalGlobe Disclosure Letter, DigitalGlobe maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of DigitalGlobe’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by DigitalGlobe are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by DigitalGlobe in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of DigitalGlobe, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of DigitalGlobe to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among DigitalGlobe and any of the DigitalGlobe Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, DigitalGlobe or any of the DigitalGlobe Subsidiaries in DigitalGlobe’s or such DigitalGlobe Subsidiary’s published financial statements or other DigitalGlobe Reporting Documents.

(h) Except as set forth in Section 3.06(h) of the DigitalGlobe Disclosure Letter, since January 1, 2010, none of DigitalGlobe, DigitalGlobe’s independent accountants, the DigitalGlobe Board or the audit committee of the DigitalGlobe Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of DigitalGlobe, (ii) “material weakness” in the internal controls over financial reporting of DigitalGlobe or (iii) fraud, whether or not material, that involves management or other employees of DigitalGlobe who have a significant role in the internal controls over financial reporting of DigitalGlobe.

(i) None of the DigitalGlobe Subsidiaries is, or has at any time since January 1, 2010 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by DigitalGlobe, Merger Sub or Merger Sub 2 for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of DigitalGlobe’s stockholders and GeoEye’s stockholders or at the time of each of the DigitalGlobe Stockholders Meeting and the GeoEye Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by DigitalGlobe with respect to statements made or incorporated by reference therein based on information supplied by GeoEye for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by DigitalGlobe with respect to statements made or incorporated by reference therein based on information supplied by GeoEye for inclusion or incorporation by reference therein.

Section 3.08 Absence of Certain Changes or Events. Except as disclosed in the DigitalGlobe Reporting Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 5.01), since December 31, 2011, (i) DigitalGlobe and the DigitalGlobe Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had and would reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.09 Taxes.

(a)(i) Each of DigitalGlobe and each DigitalGlobe Subsidiary has timely filed all material Tax Returns required to have been filed by it and such Tax Returns are accurate and complete in all material respects; (ii) each of DigitalGlobe and each DigitalGlobe Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves under GAAP have been established; and (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against DigitalGlobe or any DigitalGlobe Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings or for which adequate reserves have been established in accordance with GAAP.

(b) No material Tax Return of DigitalGlobe or any DigitalGlobe Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of DigitalGlobe, oral) notice of such an audit or examination has been received by DigitalGlobe or any DigitalGlobe Subsidiary. No deficiencies for any material amount of Taxes have been proposed, asserted or assessed against DigitalGlobe or any DigitalGlobe Subsidiary, and no requests for waivers of the time to assess any such Taxes have been granted or requested. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by DigitalGlobe or any DigitalGlobe Subsidiary. No other procedure, proceeding or contest of any refund or deficiency in respect of any material amount of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of DigitalGlobe and each DigitalGlobe Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld.

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings and for which adequate reserves under GAAP have been established, there are no Liens with respect to Taxes against any of the assets of DigitalGlobe or any DigitalGlobe Subsidiary. No written or, to the Knowledge of DigitalGlobe, other claim has been received by DigitalGlobe or any DigitalGlobe Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither DigitalGlobe nor any DigitalGlobe Subsidiary has a permanent establishment or is a resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(e) Neither DigitalGlobe nor any DigitalGlobe Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among DigitalGlobe and wholly owned DigitalGlobe Subsidiaries and other than Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business).

(f) Within the past 3 years, neither DigitalGlobe nor any DigitalGlobe Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither DigitalGlobe nor any DigitalGlobe Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(h) This Agreement (including any exhibits hereto) sets forth the complete terms of the Combination. Neither DigitalGlobe nor any DigitalGlobe Subsidiary has taken any other action or knows of any other fact relating to the Combination that would reasonably be expected to prevent the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.10 Employee Benefits.

(a) Section 3.10(a) of the DigitalGlobe Disclosure Letter sets forth a complete and accurate list of each material DigitalGlobe Benefit Plan and each material DigitalGlobe Benefit Agreement.

(b) With respect to each material DigitalGlobe Benefit Plan and material DigitalGlobe Benefit Agreement, DigitalGlobe has made available to GeoEye complete and accurate copies of (i) such DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement, including any material amendment thereto, and, to the extent applicable, summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the 2 most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto and the 2 most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received Internal Revenue Service (“IRS”) determination letter.

(c) Each DigitalGlobe Benefit Plan and DigitalGlobe Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, there are no pending, threatened or anticipated claims by or on behalf of any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement, by any employee or beneficiary covered under any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement, or otherwise involving any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement (other than routine claims for benefits).

(d) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, neither DigitalGlobe nor any DigitalGlobe Subsidiary nor any DigitalGlobe Commonly Controlled Entity currently sponsors, maintains or contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any such plan maintained outside the United States).

(e) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, each DigitalGlobe Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and each trust maintained thereunder is exempt from taxation under section 501(a) of the Code.

(f) Neither DigitalGlobe nor any DigitalGlobe Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law), except for any liabilities that, individually and in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(g) None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any DigitalGlobe Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement or (iii) result in any breach or violation of, or default under, or limit DigitalGlobe’s right to amend, modify or terminate, any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement.

Section 3.11 Litigation. There is no, and since January 1, 2010, there has been no, material suit, action or other proceeding pending or, to the Knowledge of DigitalGlobe, threatened against or affecting DigitalGlobe or any DigitalGlobe Subsidiary or that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. There is no, and since January 1, 2010, there has been no, Judgment outstanding against or, to the Knowledge of DigitalGlobe, investigation by any Governmental Entity involving, DigitalGlobe or any DigitalGlobe Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.12 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, DigitalGlobe and the DigitalGlobe Subsidiaries are, and since January 1, 2010, have been, in compliance with all applicable Laws and DigitalGlobe Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, there is no, and since January 1, 2010, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of DigitalGlobe, threatened alleging that DigitalGlobe or a DigitalGlobe Subsidiary is not in compliance with any applicable Law or DigitalGlobe Permit or which challenges or questions the validity of any rights of the holder of any DigitalGlobe Permit.

Section 3.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, (i) DigitalGlobe and the DigitalGlobe Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all permits, licenses, registrations and other governmental authorizations required under all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders or decrees relating to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for DigitalGlobe to conduct its operations (“Environmental Permits”), and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the

Knowledge of DigitalGlobe, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) DigitalGlobe and the DigitalGlobe Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and DigitalGlobe has no Knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by DigitalGlobe or the DigitalGlobe Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to DigitalGlobe or the DigitalGlobe Subsidiaries under Environmental Laws, and (iv) DigitalGlobe and the DigitalGlobe Subsidiaries have not assumed, contractually or by operation of Law, any liabilities or obligations under or relating to any Environmental Laws. This Section 3.13 contains the sole and exclusive representations and warranties of DigitalGlobe pertaining to environmental matters, Environmental Laws and Environmental Permits.

Section 3.14 Contracts.

(a) As of the date of this Agreement, neither DigitalGlobe nor any DigitalGlobe Subsidiary is a party to any Contract required to be filed by DigitalGlobe as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed DigitalGlobe Contract”) that has not been so filed, and as of the date hereof, no such Contract has been amended or modified since the date filed, other than pursuant to an amendment or modification filed, or which is not required to be filed, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Section 3.14(b) of the DigitalGlobe Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) each non-competition Contract or any other Contract containing terms that expressly (A) limit or otherwise restrict DigitalGlobe or the DigitalGlobe Subsidiaries or (B) to the Knowledge of DigitalGlobe, would, after the Effective Time, by its terms expressly limit or otherwise restrict the Combined Company from , in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to DigitalGlobe and the DigitalGlobe Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of DigitalGlobe or any of the DigitalGlobe Subsidiaries is outstanding or may be incurred, other than any such agreement between or among DigitalGlobe and the wholly owned DigitalGlobe Subsidiaries, (iii) each partnership, joint venture or similar agreement or understanding to which DigitalGlobe or any of the DigitalGlobe Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to DigitalGlobe and the

DigitalGlobe Subsidiaries, taken as a whole, (iv) Contracts pursuant to which DigitalGlobe or a DigitalGlobe Subsidiary pays or is paid $5,000,000 or more in any 12-month period and (v) Contracts pursuant to which DigitalGlobe or a DigitalGlobe Subsidiary (A) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than rights to use readily commercially available Software), (B) permits or agrees to permit any other Person, to use, enforce, or register any material Intellectual Property, or (C) following the Closing, would be required to license, assign, or make available to any other Person material Intellectual Property owned by GeoEye or its Affiliates immediately prior to the Closing, except in the case of (B) or (C), with respect to satellite-generated images sold as part of DigitalGlobe’s database in the ordinary course of business. Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed DigitalGlobe Contract is referred to herein as a “DigitalGlobe Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect and except for terminations or expirations at the end of the stated term after the date hereof, (i) each DigitalGlobe Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been a DigitalGlobe Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of DigitalGlobe or a DigitalGlobe Subsidiary, as the case may be, and, to the Knowledge of DigitalGlobe, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such DigitalGlobe Material Contract is in full force and effect and (iii) none of DigitalGlobe or any of the DigitalGlobe Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such DigitalGlobe Material Contract and, to the Knowledge of DigitalGlobe, no other party to any such DigitalGlobe Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.15 Properties.

(a) DigitalGlobe and each DigitalGlobe Subsidiary has good and valid title to, and with respect to real property owned by DigitalGlobe or any DigitalGlobe Subsidiary, marketable and insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. All such properties and assets, other than properties and assets in which DigitalGlobe or any of the DigitalGlobe Subsidiaries has a license or leasehold interest, are free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for such conditions, encroachments, easements, rights of way, restrictions and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(b) DigitalGlobe and each of the DigitalGlobe Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which DigitalGlobe or any DigitalGlobe Subsidiary is a party are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. DigitalGlobe and each DigitalGlobe Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the DigitalGlobe Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) issued Patents and pending Patent applications, (ii) Trademark registrations and pending applications, and (iii) Copyright registrations and pending applications, in each case, which is owned or controlled by DigitalGlobe or the DigitalGlobe Subsidiaries in any jurisdiction in the world. DigitalGlobe or a DigitalGlobe Subsidiary is the sole and exclusive beneficial and, with respect to pending applications and registrations, record owner of all of Intellectual Property items set forth in Section 3.16(a) of the DigitalGlobe Disclosure Letter, and all such Intellectual Property is subsisting, and, to the Knowledge of DigitalGlobe, valid and enforceable.

(b) Except as set forth in Section 3.16(b) of the DigitalGlobe Disclosure Letter or that, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect:

(i) The conduct of DigitalGlobe’s and each of the DigitalGlobe Subsidiaries’ business as currently conducted, and the conduct of DigitalGlobe’s and each of the DigitalGlobe Subsidiaries’ business as conducted in the past 3 years, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the rights of any Person, and there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license) in the past 3 years against DigitalGlobe or the DigitalGlobe Subsidiaries, or to the Knowledge of DigitalGlobe, any other Person.

(ii) To the Knowledge of DigitalGlobe, no Person is materially infringing, misappropriating or otherwise violating any right of DigitalGlobe or any of the DigitalGlobe Subsidiaries with respect to any Intellectual Property owned or controlled by DigitalGlobe or any of the DigitalGlobe Subsidiaries in the conduct of DigitalGlobe’s or the DigitalGlobe Subsidiaries’ business, and no such claims have been asserted or threatened against any Person by DigitalGlobe or the DigitalGlobe Subsidiaries, or to the Knowledge of DigitalGlobe, any other Person in the past 3 years.

For purposes of this Agreement, “Intellectual Property” shall mean (A) trademarks, service marks, certification marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of sources of origin, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”), (B)

inventions, discoveries and ideas, whether patentable or not, (C) patents, applications for patents (including any division, continuation, continuation in part or renewal application), invention disclosures and any renewals, extensions, substitutions, re-examinations or reissues thereof (“Patents”), (D) trade secrets and confidential information, ideas, know-how, inventions, processes, formulae, models, and methodologies and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”), (E) writings and other works, whether copyrightable or not, (F) copyrightable subject matter and registrations and applications for registration of copyrights and any renewals or extensions thereof (“Copyrights”), (G) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (H) moral rights and rights of attribution and integrity, and (I) all rights in the foregoing, in any similar intangible assets, and in any similar intellectual property or proprietary rights, in each case in any domestic or foreign jurisdiction.

(c) DigitalGlobe and the DigitalGlobe Subsidiaries have taken reasonable steps to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by DigitalGlobe and the DigitalGlobe Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets and confidential information. To the Knowledge of DigitalGlobe, such Trade Secrets and confidential information have not been received by or disclosed to any Person except pursuant to a valid non-disclosure, license or other appropriate Contract which has not been breached.

(d) Except as set forth in Section 3.16(d) of the DigitalGlobe Disclosure Letter, DigitalGlobe and the DigitalGlobe Subsidiaries have at all times complied with all applicable Law, as well as their own policies, rules and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by DigitalGlobe or the DigitalGlobe Subsidiaries, and as of the date hereof no claims are pending or threatened against DigitalGlobe or the DigitalGlobe Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, except in either case that, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(e) Except as set forth in Section 3.16(e) of the DigitalGlobe Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise materially and adversely affect, any rights of DigitalGlobe or the DigitalGlobe Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of DigitalGlobe’s or the DigitalGlobe Subsidiaries’ business, (ii) grant or require DigitalGlobe or the DigitalGlobe Subsidiaries to grant to any Person any rights with respect to any material Intellectual Property of DigitalGlobe or the DigitalGlobe Subsidiaries, (iii) subject DigitalGlobe or any of the DigitalGlobe Subsidiaries to any material increase in royalties or other payments in respect of any Intellectual Property, (iv) require the consent of any Person in respect of any rights of DigitalGlobe or the DigitalGlobe Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of DigitalGlobe’s or the DigitalGlobe Subsidiaries’ business, (v) by the terms of any Contract to which DigitalGlobe or a Subsidiary of DigitalGlobe is a party, materially diminish any royalties or other payments DigitalGlobe or a Subsidiary of DigitalGlobe would otherwise be entitled to in respect of any Intellectual Property or (vi) result in the breach or otherwise cause any violation of Law or rule, policy or procedure relating to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of DigitalGlobe or the DigitalGlobe Subsidiaries in conduct of DigitalGlobe’s or the DigitalGlobe Subsidiaries’ business.

(f) Except as set forth in Section 3.02(b) of the DigitalGlobe Disclosure Letter, during the past 3 years, to the Knowledge of DigitalGlobe, (i) there have been no material security breaches in DigitalGlobe’s or the DigitalGlobe Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of DigitalGlobe’s or its Affiliates’ information technology systems that materially adversely affected DigitalGlobe’s or the DigitalGlobe Subsidiaries’ business or operations. DigitalGlobe and the DigitalGlobe Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

Section 3.17 Regulatory Matters and Government Contracts.

(a) FCC Licenses.

(i) DigitalGlobe or a DigitalGlobe Subsidiary is the valid holder of each of the FCC licenses and authorizations listed and described in Section 3.17(a)(i) of the DigitalGlobe Disclosure Letter (“DigitalGlobe FCC Authorizations”). Such DigitalGlobe FCC Authorizations constitute all of the FCC licenses, authorizations and approvals held by DigitalGlobe and the DigitalGlobe Subsidiaries, as well as all of the FCC licenses, authorizations and approvals otherwise required for the operation of the business of DigitalGlobe and the DigitalGlobe Subsidiaries as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. The DigitalGlobe FCC Authorizations are validly issued and in full force and effect.

(ii) The DigitalGlobe FCC Authorizations have not been revoked, suspended, canceled, rescinded or terminated, have not expired, and are not subject to any conditions or requirements that have not been imposed upon all earth-exploration satellite service or fixed-satellite service authorizations generally. Except as set forth in Section 3.17(a)(ii) of the DigitalGlobe Disclosure Letter, there is no pending or, to the Knowledge of DigitalGlobe, threatened action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the DigitalGlobe FCC Authorizations (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding or pending or, to the Knowledge of DigitalGlobe, threatened, by or before the FCC, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against DigitalGlobe, a DigitalGlobe Subsidiary or the DigitalGlobe FCC Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(iii) DigitalGlobe and each DigitalGlobe Subsidiary is in material compliance with all of the terms of the DigitalGlobe FCC Authorizations, and has complied in all material respects with the Communications Act. All material reports, filings, and disclosures required to be filed by DigitalGlobe or a DigitalGlobe Subsidiary with the FCC have been timely filed. All such reports and filings are materially accurate and complete. DigitalGlobe and each DigitalGlobe Subsidiary has timely paid all material FCC regulatory fees and other applicable material fees required to be paid by holders of such authorizations, in each case.

(iv) No Person other than DigitalGlobe and the DigitalGlobe Subsidiaries has or will have the right to control the use of all or any of the DigitalGlobe FCC Authorizations, and DigitalGlobe or a DigitalGlobe Subsidiary is the sole legal and beneficial holder of each of the DigitalGlobe FCC Authorizations. DigitalGlobe and each DigitalGlobe Subsidiary has complied with all FCC rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the DigitalGlobe FCC Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(v) Section 3.17(a)(v) of the DigitalGlobe Disclosure Letter contains a complete list, as of the date of this Agreement, of all pending applications for FCC licenses and authorizations that would be DigitalGlobe FCC Authorizations, if issued or granted, or for the modification, extension or renewal of any DigitalGlobe FCC Authorizations. There is no pending or, to the Knowledge of DigitalGlobe, threatened action by or before the FCC to reject or modify any pending application for FCC licenses and authorizations that would be DigitalGlobe FCC Authorizations, if issued or granted, or for the modification, extension or renewal of any DigitalGlobe FCC Authorizations.

(b) Government Contracts.

(i) Other than routine inquiries, audits and reconciliations, to the Knowledge of DigitalGlobe, none of DigitalGlobe or the DigitalGlobe Subsidiaries, and none of their Principals as that term is defined in FAR 52.209-5(a)(2) is, or since January 1, 2010 has been, (A) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity (except as to routine security investigations), (B) suspended or debarred from doing business with any Governmental Entity or any prime contractor or subcontractor of any Governmental Entity, or has been threatened in writing with debarment or suspension by a Governmental Entity or (C) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity or any prime contractor or subcontractor of any Governmental Entity. The consummation of the transactions contemplated by this Agreement, to the Knowledge of DigitalGlobe, would not reasonably be expected to result in any suspension or debarment by a Governmental Entity other than any suspension or debarment due to the actions or status of GeoEye or its respective Affiliates.

(ii) To the Knowledge of DigitalGlobe, since January 1, 2010, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has engaged in any work under any active DigitalGlobe Material Contract between DigitalGlobe or any of the DigitalGlobe Subsidiaries and any Governmental Entity (each, a “DigitalGlobe Government Contract”) that would reasonably be expected to result in an “organizational conflict of interest” as defined in the U.S. Federal Acquisition Regulation (based on the current conduct of the business of DigitalGlobe and the DigitalGlobe Subsidiaries) or is a party to or is bound by any organizational conflict of interest mitigation plan submitted in connection with any DigitalGlobe Government Contract or DigitalGlobe Government Bid.

(iii) Except as set forth in Section 3.17(b)(iii) of the DigitalGlobe Disclosure Letter, to the Knowledge of DigitalGlobe, there is no pending audit or investigation of DigitalGlobe or any of the DigitalGlobe Subsidiaries with respect to any alleged material irregularity, misstatement or omission arising under or relating to any DigitalGlobe Government Contract or DigitalGlobe Government Bid, and since January 1, 2010, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has conducted or initiated or been the subject of any audit or investigation or made a mandatory or voluntary disclosure to any state or federal agency or any mandatory disclosure to any Governmental Authority under FAR Subpart 3.10 or FAR 52.203-13, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any DigitalGlobe Government Contract or DigitalGlobe Government Bid or prime contract or subcontract of any Governmental Entity that remains unresolved. To the Knowledge of DigitalGlobe, there is no past or current conduct by DigitalGlobe, any of the DigitalGlobe Subsidiaries, or any of DigitalGlobe’s or DigitalGlobe Subsidiaries’ directors, officers or employees that could reasonably lead to the imposition of criminal, civil, administrative or contractual liability for fraud, false claims or false certifications that would warrant such an investigation or disclosure.

(iv) To the Knowledge of DigitalGlobe, since January 1, 2010, no Governmental Entity nor any prime contractor, subcontractor, vendor or other third party has asserted any material written claim or any other material action for relief; nor has a Governmental Entity, prime contractor, subcontractor, vendor or other third party formally initiated any material dispute, protest or proceeding against DigitalGlobe or any of the DigitalGlobe Subsidiaries relating to any DigitalGlobe Government Contract.

(v) To the Knowledge of DigitalGlobe, since January 1, 2010, (A) neither any Governmental Entity nor any prime contractor, subcontractor or other Person has notified in writing DigitalGlobe or any of the DigitalGlobe Subsidiaries that DigitalGlobe or any of the DigitalGlobe Subsidiaries has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any DigitalGlobe Government Contract or DigitalGlobe Government Bid; and (B) none of DigitalGlobe or the DigitalGlobe Subsidiaries has terminated any DigitalGlobe Government Contract to which DigitalGlobe or any of the DigitalGlobe Subsidiaries is a party, nor have DigitalGlobe or the DigitalGlobe Subsidiaries been notified by any Governmental Entity, any prime contractor, subcontractor or any other Person that any DigitalGlobe Government Contract to which DigitalGlobe or any of the DigitalGlobe Subsidiaries is a party has been terminated for default, and no cure notice, default notice or show cause notice is currently in effect pertaining to any DigitalGlobe Government Contract, except, in either case, individually or in the aggregate, as has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(vi) To the Knowledge of DigitalGlobe, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the business of DigitalGlobe or any of the DigitalGlobe Subsidiaries under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(vii) Neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has assigned any of its material claims, material rights to receive value or other material interests under any DigitalGlobe Government Contract pursuant to the Assignment of Claims Act, as amended, or otherwise.

(viii) DigitalGlobe and the DigitalGlobe Subsidiaries hold all of the facility and personnel security clearances necessary to conduct the business of DigitalGlobe as it is currently being conducted. Except as set forth in Section 3.17(b)(viii) of the DigitalGlobe Disclosure Letter, DigitalGlobe and the DigitalGlobe Subsidiaries hold and at all relevant times held at least a “satisfactory” rating from the Defense Security Service with respect to such facility security clearances.

(ix) To the Knowledge of DigitalGlobe, since January 1, 2010, DigitalGlobe and each of the DigitalGlobe Subsidiaries has complied in all material respects with all U.S. government laws and regulations applicable to the DigitalGlobe Government Contracts and DigitalGlobe Government Bids,

including, to the extent applicable, the False Claims Act, the Truth in Negotiations Act, the U.S. Federal Acquisition Regulation and any agency supplement thereto, the cost principles set forth in the FAR, the Cost Accounting Standards and record retention requirements contained in the FAR.

(c) International Trade Laws.

(i) Except as set forth in Section 3.17(c)(i) of the DigitalGlobe Disclosure Letter and except for non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, since January 1, 2010, the business of DigitalGlobe and the DigitalGlobe Subsidiaries has been operated in compliance with (A) all applicable Laws and all authorizations, registrations, clearances, or permits issued or granted by any Governmental Entity to DigitalGlobe or the DigitalGlobe Subsidiaries, in each case, concerning the exportation, re-exportation, and temporary importation of any products, technology, technical data and services, including those administered by, without limitation, the Bureau of Industry of the Department of Commerce (“BIS”), the Directorate of Defense Trade Controls of the United States Department of State (“DDTC”), and the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury; (B) United States and international economic and trade sanctions, including those administered by OFAC; (C) United States anti-boycott regulations administered by the Office of Anti-boycott Controls of the United States Department of Commerce and the IRS; (D) all Laws administered by the Bureau of Customs and Border Protection of the United States Department of Homeland Security; (E) all Laws concerning the handling of Restricted Information; and (F) all Laws concerning export and import reporting administered by the Census Bureau of the United States Department of Commerce (collectively, “International Trade Laws”).

(ii) DigitalGlobe, the DigitalGlobe Subsidiaries and Persons acting on behalf of any of those entities have obtained from relevant Governmental Entities and disclosed to GeoEye all necessary licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, re-export, transfer and import of products, technology and services in accordance with International Trade Laws (collectively, “International Trade Authorizations”), except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(iii) Section 3.17(c)(iii) of the DigitalGlobe Disclosure Letter lists all current technical assistance agreements and manufacturing license agreements that DigitalGlobe or the DigitalGlobe Subsidiaries entered into pursuant to Section 124.1 of the U.S. International Traffic in Arms Regulations (either as the licensor or the licensee) and all current export, re-export, and temporary import licenses that DigitalGlobe or the DigitalGlobe Subsidiaries obtained from DDTC or BIS.

(iv) Since January 1, 2010, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has received any written or, to the Knowledge of DigitalGlobe, oral notice from any Governmental Entity (A) asserting that DigitalGlobe or any of the DigitalGlobe Subsidiaries or any agent or employee thereof has violated, is not in compliance with, or has any liability under, any International Trade Laws or (B) threatening to revoke or terminate any International Trade Authorizations. As of the date hereof, to the Knowledge of DigitalGlobe, no investigation or review by any Governmental Entity is pending or has been threatened against DigitalGlobe or any of the DigitalGlobe Subsidiaries with respect to any potential violation or liability of DigitalGlobe or any of the DigitalGlobe Subsidiaries arising under or relating to any International Trade Laws.

(v) Neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has made or intends to make any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of DigitalGlobe or any of the DigitalGlobe Subsidiaries arising under or relating to any International Trade Laws.

(vi) Neither DigitalGlobe nor the DigitalGlobe Subsidiaries nor, to the Knowledge of DigitalGlobe, any significant shareholder (i.e. a shareholder that owns 5% or more of the entity’s voting shares), director, officer, employee, agent, or affiliate or representative of DigitalGlobe or the DigitalGlobe Subsidiaries is a Restricted Person. “Restricted Person” means: (A) any Person located in, or formed under the laws of Iran, North Korea, Sudan or Syria; (B) any governmental authority with which transactions by U.S. Persons are prohibited as of the time of a relevant transaction under any International Trade Laws; (C) any Person designated in the Specially Designated Nationals and Blocked Persons list maintained by OFAC; (D) any “national” of Cuba except an “unblocked national”, as those terms are defined in Title 31, Part 515 of the U.S. Code of Federal Regulations, as amended from time to time; and (E) any Person owned or controlled by, or acting or purporting to act for, any of the foregoing Persons.

(vii) Neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has investments in or revenues from Cuba, Iran, North Korea, Sudan, or Syria, or otherwise conducts businesses with Restricted Persons.

(viii) Except as set forth in Section 3.17(c)(viii) of the DigitalGlobe Disclosure Letter and except for non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect: (A) since January 1, 2010, neither DigitalGlobe nor, to the Knowledge of DigitalGlobe, any of its Affiliates nor any current or former director, officer, agent, contractor, consultant or employee of

DigitalGlobe or any of its Affiliates is aware of or has taken any action, directly or indirectly, that has or would result in a violation by such Persons of the United States Foreign Corrupt Practices Act (the “U.S. FCPA”) or any other applicable anti-bribery or anti-corruption laws, rules, and regulations in the jurisdictions in which DigitalGlobe or its Affiliates conduct business, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the U.S. FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of any applicable anti-bribery or anti-corruption law of any Governmental Entity; and (B) DigitalGlobe and the DigitalGlobe Subsidiaries conduct and, since January 1, 2010, have conducted their businesses in compliance with applicable anti-bribery and anticorruption laws of each applicable Governmental Entity, and, to the Knowledge of DigitalGlobe, no action, suit, proceeding, or investigation involving DigitalGlobe or any of the DigitalGlobe Subsidiaries with respect to the applicable anti-bribery or anti-corruption laws of any Governmental Entity is pending or threatened.

(d) Department of Commerce/NOAA Approvals.

(i) DigitalGlobe is the valid holder of the NOAA Remote Sensing Space System licenses and authorizations and any other Department of Commerce licenses and authorizations listed and described in Section 3.17(d)(i) of the DigitalGlobe Disclosure Letter (“DigitalGlobe DoC Authorizations”). Such DigitalGlobe DoC Authorizations constitute all of the NOAA or Department of Commerce licenses, authorizations and approvals held by DigitalGlobe and required for the operation of the business of DigitalGlobe as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. The DigitalGlobe DoC Authorizations are validly issued and in full force and effect.

(ii) The DigitalGlobe DoC Authorizations have not been revoked, suspended, canceled, rescinded or terminated, have not expired, and are not subject to any conditions or requirements that have not been imposed upon all such authorizations generally. Except as set forth in Section 3.17(d)(ii) of the DigitalGlobe Disclosure Letter, there is no pending or, to the Knowledge of DigitalGlobe, threatened action by or before NOAA or the Department of Commerce to revoke, suspend, cancel, rescind or modify any of the DigitalGlobe DoC Authorizations, and there is not now issued or outstanding or pending or, to the Knowledge of DigitalGlobe, threatened, by or before NOAA or the Department of Commerce, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against DigitalGlobe or the DigitalGlobe DoC Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(iii) DigitalGlobe is in material compliance with all of the terms of the DigitalGlobe DoC Authorizations, and has complied in all material respects with the Communications Act. All material reports, filings, and disclosures required to be filed by DigitalGlobe with NOAA or the Department of Commerce have been timely filed. All such reports and filings are materially accurate and complete. DigitalGlobe has timely paid all material NOAA or Department of Commerce regulatory fees and other applicable material fees required to be paid by holders of such authorizations.

(iv) No Person other than DigitalGlobe and the DigitalGlobe Subsidiaries has or will have the right to use all or any of the DigitalGlobe DoC Authorizations, and DigitalGlobe is the sole legal and beneficial holder of the DigitalGlobe DoC Authorizations. DigitalGlobe has complied with all NOAA and Department of Commerce rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the DigitalGlobe DoC Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(v) Section 3.17(d)(v) of the DigitalGlobe Disclosure Letter contains a complete list, as of the date of this Agreement, of all pending applications for NOAA or Department of Commerce licenses and authorizations that would be DigitalGlobe DoC Authorizations, if issued or granted, or for the modification, extension or renewal of any DigitalGlobe DoC Authorizations. There is no pending or, to the Knowledge of DigitalGlobe, threatened action by or before the NOAA or the Department of Commerce to reject or modify any pending application for NOAA or Department of Commerce licenses and authorizations that would be DigitalGlobe DoC Authorizations, if issued or granted, or for the modification, extension or renewal of any DigitalGlobe DoC Authorizations.

(e) To the Knowledge of DigitalGlobe, all of its vendors are in compliance with good manufacturing practice and similar regulations promulgated by regulatory agencies with jurisdiction over DigitalGlobe’s vendors, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.18 Insurance.

(a) Section 3.18(a) of the DigitalGlobe Disclosure Letter sets forth all insurance Contracts relating to satellites owned or operated by, or in the possession of, DigitalGlobe. DigitalGlobe has provided to GeoEye true and correct copies of each such insurance Contract.

(b) Since January 1, 2010, DigitalGlobe and the DigitalGlobe Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as DigitalGlobe reasonably has determined to be appropriate or as required by Law. Neither DigitalGlobe nor any DigitalGlobe Subsidiary is in material breach or default, and neither DigitalGlobe nor any DigitalGlobe Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any material insurance policy. Neither DigitalGlobe nor any DigitalGlobe Subsidiary has received any notice of cancellation or termination with respect to any insurance policy of DigitalGlobe or any DigitalGlobe Subsidiary, except, individually or in the aggregate, as would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.19 Labor and Employment Matters. Neither DigitalGlobe nor any DigitalGlobe Subsidiary is a party to any collective bargaining agreement and, as of the date of this Agreement, there are not, to the Knowledge of DigitalGlobe, any union organizing activities concerning any employees of DigitalGlobe or any of the DigitalGlobe Subsidiaries, other than any such activities that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of DigitalGlobe, threatened in writing against DigitalGlobe or any DigitalGlobe Subsidiary, other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC and Barclays Capital Inc. (the “DigitalGlobe Financial Advisors”), the fees and expenses of which will be paid by DigitalGlobe, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of DigitalGlobe. DigitalGlobe has furnished to GeoEye true and complete copies of all agreements between DigitalGlobe and the DigitalGlobe Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.21 Opinion of Financial Advisor.

(a) The Board of Directors of DigitalGlobe has received an opinion of Barclays Capital Inc., dated July 21, 2012, to the effect that, as of such date, subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to DigitalGlobe.

(b) The Board of Directors of DigitalGlobe has received an opinion of Morgan Stanley & Co. LLC, dated July 21, 2012, to the effect that, as of such date, subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to DigitalGlobe.

Section 3.22 Merger Sub and Merger Sub 2. DigitalGlobe is the sole stockholder of Merger Sub and the sole member of Merger Sub 2. Since its date of incorporation or formation, as applicable, neither Merger Sub nor Merger Sub 2 has carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.23 Financing. DigitalGlobe has delivered to GeoEye true and complete fully executed copies of the commitment letter, dated as of July 22, 2012, among DigitalGlobe, Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than DigitalGlobe) have severally committed to lend the amounts set forth therein to DigitalGlobe (the provision of such funds as set forth therein, but subject to the provisions of Section 6.17, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of DigitalGlobe and, to the Knowledge of DigitalGlobe, the other parties thereto. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, assuming the accuracy of GeoEye’s representations and warranties contained in Article IV and assuming compliance by GeoEye in all material respects with its covenants contained in Section 5.01(b), the net proceeds contemplated from the Financing, together with other financial resources of DigitalGlobe, including contemplated cash on hand of DigitalGlobe, and of GeoEye and the GeoEye Subsidiaries on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of DigitalGlobe’s obligations under this Agreement, including (i) the repayment or redemption of all existing indebtedness of DigitalGlobe for borrowed money (including the Credit and Guaranty Agreement, dated as of October 12, 2011 (the “Existing Credit Facility”), among DigitalGlobe, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, (ii) the repayment or redemption of all existing indebtedness of GeoEye, including the payment of all amounts payable by DigitalGlobe in connection with the Debt Tender Offer and Consent (collectively with clause (i), the “Refinancing”) and (iii) the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including all fees and expenses reasonably expected to be incurred in connection therewith. As of the date of this Agreement, (i) (assuming the accuracy of DigitalGlobe’s representations and warranties contained in Article III) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of DigitalGlobe under the Commitment Letter or, to the Knowledge of DigitalGlobe, any other party to the Commitment Letter, and (ii) subject to the satisfaction of the conditions contained in Sections 7.01 and 7.03, DigitalGlobe does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing and any other funds necessary for the satisfaction of all of DigitalGlobe’s and its Affiliates obligations under this Agreement and the payment of all fees and expenses reasonably expected to be incurred in connection therewith will not be available to DigitalGlobe on the Closing Date. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which DigitalGlobe has delivered a true, correct and complete copy to GeoEye prior to the date hereof (other than with respect to fee information, but which fee information do not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Financing), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letter and delivered to GeoEye prior to the date hereof. DigitalGlobe has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, GeoEye acknowledges that none of DigitalGlobe, the DigitalGlobe Subsidiaries or any other Person on behalf of DigitalGlobe makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GEOEYE

GeoEye represents and warrants to DigitalGlobe that the statements contained in this Article IV are true and correct, except (i) as set forth in the GeoEye Reporting Documents publicly available and filed with the SEC following January 1, 2010 and at least 2 Business Days prior to the date of this Agreement (the “Filed GeoEye Reporting Documents”) (excluding any disclosures in the Filed GeoEye Reporting Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by GeoEye to DigitalGlobe at or before the execution and delivery by GeoEye of this Agreement (the “GeoEye Disclosure Letter”). The GeoEye Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01 Organization, Standing and Power. Each of GeoEye and each of the Subsidiaries of GeoEye (the “GeoEye Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. Each of GeoEye and the GeoEye Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “GeoEye Permits”), except where the failure to have such power or authority or to possess GeoEye Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. Each of GeoEye and the

GeoEye Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. GeoEye has delivered or made available to DigitalGlobe, prior to execution of this Agreement, true and complete copies of the Certificate of Incorporation of GeoEye in effect as of the date of this Agreement (the “GeoEye Charter”) and the By-laws of GeoEye in effect as of the date of this Agreement (the “GeoEye By-laws”).

Section 4.02 GeoEye Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each GeoEye Subsidiary have been validly issued and are fully paid and nonassessable and are owned by GeoEye, by another GeoEye Subsidiary or by GeoEye and another GeoEye Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the GeoEye Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the GeoEye Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the GeoEye Subsidiaries, neither GeoEye nor any GeoEye Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 4.03 Capital Structure.

(a) The authorized capital stock of GeoEye consists of 50,000,000 shares of GeoEye Common Stock and 5,000,000 million shares of preferred stock, par value $0.01 per share, of which 80,000 shares of preferred stock are designated Series A Convertible Preferred Stock (the “GeoEye Preferred Stock” and together with the GeoEye Common Stock, the “GeoEye Capital Stock”). At the close of business on July 16, 2012, (i) 23,019,313 shares of GeoEye Common Stock were issued and outstanding, none of which, other than GeoEye Restricted Stock, were subject to vesting or other forfeiture conditions or repurchase by GeoEye, (ii) no shares of GeoEye Junior Preferred Stock were issued and outstanding, (iii) 80,000 shares of GeoEye Preferred Stock were issued and outstanding, (iv) 2,688,347 shares of GeoEye Common Stock were issuable upon conversion of the GeoEye Preferred Stock, (v) 407,722 shares of GeoEye Common Stock were reserved and available for issuance pursuant to the GeoEye ESPP, and (vi) 2,303,515 shares of GeoEye Common Stock were reserved and available for issuance pursuant to the GeoEye Stock Plans, of which (A) 1,137,226 shares of GeoEye Common Stock were issuable upon exercise of outstanding GeoEye Stock Options, (B) 266,064 shares of GeoEye Common Stock were issuable upon settlement of outstanding GeoEye Restricted Stock Units, assuming maximum performance with respect to performance-based GeoEye Restricted Stock Units. Except as set forth in this Section 4.03(a), at the close of business on July 16, 2012, no shares of capital stock or voting securities of, or other equity interests in, GeoEye were issued, reserved for issuance or outstanding. From the close of business on July 16, 2012 to the date of this Agreement, there have been no issuances by GeoEye of shares of capital stock or voting securities of, or other equity interests in, GeoEye, other than upon the exercise of GeoEye Stock Options or rights under the GeoEye ESPP or upon the vesting of GeoEye Restricted Stock Units, in each case outstanding at the close of business on July 16, 2012 and in accordance with their terms in effect at such time.

(b) All outstanding shares of GeoEye Capital Stock are, and all such shares that may be issued upon the conversion of GeoEye Preferred Stock, upon the exercise of GeoEye Stock Options or rights under the GeoEye ESPP or upon the vesting of GeoEye Restricted Stock Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the GeoEye Charter, the GeoEye By-laws or any Contract to which GeoEye is a party or otherwise bound. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of GeoEye or any GeoEye Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of GeoEye or any GeoEye Subsidiary or any securities of GeoEye or any GeoEye Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, GeoEye or any GeoEye Subsidiary, (ii) any warrants, calls, options or other rights to acquire from GeoEye or any GeoEye Subsidiary, or any other obligation of GeoEye or any GeoEye Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, GeoEye or any GeoEye Subsidiary or (iii) any rights issued by or other obligations of GeoEye or any GeoEye Subsidiary that are linked in any way to the price of any class of GeoEye Capital Stock or any shares of capital stock of any GeoEye Subsidiary, the value of GeoEye, any GeoEye Subsidiary or any part of GeoEye or any GeoEye Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of GeoEye or any GeoEye Subsidiary. Except pursuant to the GeoEye Stock Plans, there are not any outstanding obligations of GeoEye or any of the GeoEye Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of GeoEye or any GeoEye Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of GeoEye having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of GeoEye may vote (“GeoEye Voting Debt”). Except for the GeoEye Voting Agreements, neither GeoEye nor any of the GeoEye Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, GeoEye. Except pursuant to the terms of the GeoEye Preferred Stock, neither GeoEye nor any of the GeoEye Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of GeoEye or any of the GeoEye Subsidiaries.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) GeoEye has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the GeoEye Stockholder Approval. The Board of Directors of GeoEye (the “GeoEye Board”), by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Combination are in the best interests of GeoEye and its stockholders, (ii) adopted a resolution approving this Agreement, (iii) recommended that the stockholders of GeoEye adopt this Agreement and (iv) directed that such matters be submitted for consideration by GeoEye’s stockholders at a duly held meeting of such stockholders for such purpose (the “GeoEye Stockholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of GeoEye Common Stock entitled to vote at the GeoEye Stockholders Meeting (the “GeoEye Stockholder Approval”), no other corporate proceedings on the part of GeoEye are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). GeoEye has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by DigitalGlobe, Merger Sub and Merger Sub 2, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) To the Knowledge of GeoEye, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of GeoEye.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by GeoEye of this Agreement does not, and the performance by GeoEye of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the GeoEye Charter, the GeoEye By-laws or the comparable charter or organizational documents of any GeoEye Subsidiary (assuming that the GeoEye Stockholder Approval is obtained), (ii) except as set forth in Section 4.05(a)(ii) of the GeoEye Disclosure Letter, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of GeoEye or any GeoEye Subsidiary under, any provision of, any Contract to which GeoEye or any GeoEye Subsidiary is a party or by which any of their respective properties or assets is bound or any GeoEye Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to GeoEye or any GeoEye Subsidiary or their respective properties or assets (assuming that the GeoEye Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect and would not be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to GeoEye or any GeoEye Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) compliance with and filings under the HSR Act, including the expiration or termination of any applicable waiting period thereunder; (iii) compliance with and filings under the Communications Act; (iv) compliance with and filings under the NOAA rules for licensing of private land remote-sensing space systems at 15 C.F.R. § 960 and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any other Department of Commerce regulation; (v) such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any foreign antitrust, competition, foreign investment, trade regulation or similar Laws; (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which DigitalGlobe and GeoEye are qualified to do business; (vii) such filings with and approvals of the NASDAQ as are required to permit the consummation of the Merger; (viii) such Consents set forth in Section 4.05(b) of the GeoEye Disclosure Letter and (ix) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect and would not be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06 Reporting Documents; Undisclosed Liabilities.

(a) GeoEye has furnished or filed, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by GeoEye with the SEC since January 1, 2010 (such documents, together with any documents filed with the SEC during such period by GeoEye on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “GeoEye Reporting Documents”).

(b) Each GeoEye Reporting Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such GeoEye Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of GeoEye included in the GeoEye Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of GeoEye and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). There are no outstanding comments from the staff of the SEC with respect to any GeoEye Reporting Documents.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of GeoEye included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, (ii) liabilities incurred since March 31, 2012 in the ordinary course of business consistent with past practice, (iii) liabilities which are not, individually or in the aggregate, material to the business or operations of GeoEye, (iv) liabilities incurred pursuant to the transactions contemplated by this Agreement, or (v) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, GeoEye and the GeoEye Subsidiaries do not have, and since March 31, 2012, GeoEye and the GeoEye Subsidiaries have not incurred (except as permitted by Section 5.01), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in GeoEye’s financial statements in accordance with GAAP).

(d) Each of the chief executive officer of GeoEye and the chief financial officer of GeoEye (or each former chief executive officer of GeoEye and each former chief financial officer of GeoEye, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the GeoEye Reporting Documents, and the statements contained in such certifications are true and accurate. None of GeoEye or any of the GeoEye Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) GeoEye maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of GeoEye’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by GeoEye are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by GeoEye in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of GeoEye, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of GeoEye to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither GeoEye nor any of the GeoEye Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among GeoEye and any of the GeoEye Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, GeoEye or any of the GeoEye Subsidiaries in GeoEye’s or such GeoEye Subsidiary’s published financial statements or other GeoEye Reporting Documents.

(h) Since January 1, 2010, none of GeoEye, GeoEye’s independent accountants, the GeoEye Board or the audit committee of the GeoEye Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of GeoEye, (ii) “material weakness” in the internal controls over financial reporting of GeoEye or (iii) fraud, whether or not material, that involves management or other employees of GeoEye who have a significant role in the internal controls over financial reporting of GeoEye.

(i) None of the GeoEye Subsidiaries is, or has at any time since January 1, 2010 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by GeoEye for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of DigitalGlobe’s stockholders and GeoEye’s stockholders or at the time of each of the DigitalGlobe Stockholders Meeting and the GeoEye Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by GeoEye with respect to statements made or incorporated by reference therein based on information supplied by DigitalGlobe, Merger Sub or Merger Sub 2 for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events. Except as disclosed in the GeoEye Reporting Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 5.01), since December 31, 2011, (i) GeoEye and the GeoEye Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had and would reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.09 Taxes.

(a)(i) Each of GeoEye and each GeoEye Subsidiary has timely filed all material Tax Returns required to have been filed by it and such Tax Returns are accurate and complete in all material respects; (ii) each of GeoEye and each GeoEye Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves under GAAP have been established; and (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against GeoEye or any GeoEye Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings or for which adequate reserves have been established in accordance with GAAP.

(b) No material Tax Return of GeoEye or any GeoEye Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of GeoEye, oral) notice of such an audit or examination has been received by GeoEye or any GeoEye Subsidiary. No deficiencies for any material amount of Taxes have been proposed, asserted or assessed against GeoEye or any GeoEye Subsidiary, and no requests for waivers of the time to assess any such Taxes have been granted or requested. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by GeoEye or any GeoEye Subsidiary. No other procedure, proceeding or contest of any refund or deficiency in respect of any material amount of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of GeoEye and each GeoEye Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld.

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings and for which adequate reserves under GAAP have been established, there are no Liens with respect to Taxes against any of the assets of GeoEye or any GeoEye Subsidiary. No written or, to the Knowledge of GeoEye, other claim has been received by GeoEye or any GeoEye Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither GeoEye nor any GeoEye Subsidiary has a permanent establishment or is a resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(e) Neither GeoEye nor any GeoEye Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GeoEye and wholly owned GeoEye Subsidiaries and other than Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business).

(f) Within the past 3 years, neither GeoEye nor any GeoEye Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither GeoEye nor any GeoEye Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(h) This Agreement (including any exhibits hereto) sets forth the complete terms of the Combination. Neither GeoEye nor any GeoEye Subsidiary has taken any other action or knows of any other fact relating to the Combination that would reasonably be expected to prevent the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.10 Employee Benefits.

(a) Section 4.10(a) of the GeoEye Disclosure Letter sets forth a complete and accurate list of each material GeoEye Benefit Plan and each material GeoEye Benefit Agreement.

(b) With respect to each material GeoEye Benefit Plan and material GeoEye Benefit Agreement, GeoEye has made available to DigitalGlobe complete and accurate copies of (i) such GeoEye Benefit Plan or GeoEye Benefit Agreement, including any material amendment thereto, and, to the extent applicable, summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the 2 most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto and the 2 most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received IRS determination letter.

(c) Each GeoEye Benefit Plan and GeoEye Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, there are no pending, threatened or anticipated claims by or on behalf of any GeoEye Benefit Plan or GeoEye Benefit Agreement, by any employee or beneficiary covered under any GeoEye Benefit Plan or GeoEye Benefit Agreement, or otherwise involving any GeoEye Benefit Plan or GeoEye Benefit Agreement (other than routine claims for benefits).

(d) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, neither GeoEye nor any GeoEye Subsidiary nor any GeoEye Commonly Controlled Entity currently sponsors, maintains or contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any such plan maintained outside the United States).

(e) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, each GeoEye Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and each trust maintained thereunder is exempt from taxation under section 501(a) of the Code.

(f) Neither GeoEye nor any GeoEye Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law), except for any liabilities that, individually and in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(g) None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any GeoEye Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any GeoEye Benefit Plan or GeoEye Benefit Agreement or (iii) result in any breach or violation of, or default under, or limit GeoEye’s right to amend, modify or terminate, any GeoEye Benefit Plan or GeoEye Benefit Agreement. Section 4.10(g) of the GeoEye Disclosure Letter sets forth GeoEye’s good faith estimate of the amount to be paid to the current officers of GeoEye pursuant to GeoEye Benefit Plans and GeoEye Benefit Agreements (or the amount by which any of their benefits may be accelerated or increased) as a result of (1) the consummation of the transactions contemplated by this Agreement or (2) the termination or constructive termination of the employment of such officers following the consummation of the transactions contemplated by this Agreement.

Section 4.11 Litigation. There is no, and since January 1, 2010, there has been no, material suit, action or other proceeding pending or, to the Knowledge of GeoEye, threatened against or affecting GeoEye or any GeoEye Subsidiary or that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. There is no, and since January 1, 2010, there has been no, Judgment outstanding against or, to the Knowledge of GeoEye, investigation by any Governmental Entity involving, GeoEye or any GeoEye Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.12 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, GeoEye and the GeoEye Subsidiaries are, and since January 1, 2010, have been, in compliance with all applicable Laws and GeoEye Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, there is no, and since January 1, 2010, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of GeoEye, threatened alleging that GeoEye or a GeoEye Subsidiary is not in compliance with any applicable Law or GeoEye Permit or which challenges or questions the validity of any rights of the holder of any GeoEye Permit.

Section 4.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, (i) GeoEye and the GeoEye Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all Environmental Permits, and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the Knowledge of GeoEye, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) GeoEye and the GeoEye Subsidiaries have not received any Environmental Claim, and GeoEye has no Knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by GeoEye or the GeoEye Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to GeoEye or the GeoEye Subsidiaries under Environmental Laws, and (iv) GeoEye and the GeoEye Subsidiaries have not assumed, contractually or by operation of Law, any liabilities or obligations under or relating to any Environmental Laws. This Section 4.13 contains the sole and exclusive representations and warranties of GeoEye pertaining to environmental matters, Environmental Laws and Environmental Permits.

Section 4.14 Contracts.

(a) As of the date of this Agreement, neither GeoEye nor any GeoEye Subsidiary is a party to any Contract required to be filed by GeoEye as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed GeoEye Contract”) that has not been so filed, and as of the date hereof, no such Contract has been amended or modified since the date filed, other than pursuant to an amendment or modification filed, or which is not required to be filed, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Section 4.14(b) of the GeoEye Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) each non-competition Contract or any other Contract containing terms that expressly (A) limit or otherwise restrict GeoEye or the GeoEye Subsidiaries or (B) to the Knowledge of GeoEye, would, after the Effective Time, by its terms expressly limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to GeoEye and the GeoEye Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of GeoEye or any of the GeoEye Subsidiaries is outstanding or may be incurred, other than any such agreement between or among GeoEye and the wholly owned GeoEye Subsidiaries, (iii) each partnership, joint venture or similar agreement or understanding to which GeoEye or any of the GeoEye Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to GeoEye and the GeoEye Subsidiaries, taken as a whole, (iv) Contracts pursuant to which GeoEye or a GeoEye Subsidiary pays or is paid $5,000,000 or more in any 12-month period and (iv) Contracts pursuant to which GeoEye or a GeoEye Subsidiary (A) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than rights to use readily commercially available Software), (B) permits or agrees to permit any other Person, to use, enforce, or register any material Intellectual Property, or (C) following the Closing, would be required to license, assign, or make available to any other Person material Intellectual Property owned by DigitalGlobe or its Affiliates immediately prior to the Closing, except in the case of (B) or (C), with respect to satellite-generated images sold as part of GeoEye’s database in the ordinary course of business. Each agreement, understanding or undertaking of the type described in this Section 4.14(b) and each Filed GeoEye Contract is referred to herein as a “GeoEye Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect and except for terminations or expirations at the end of the stated term after the date hereof, (i) each GeoEye Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a GeoEye Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of GeoEye or a GeoEye Subsidiary, as the case may be, and, to the Knowledge of GeoEye, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such GeoEye Material Contract is in full force and effect and (iii) none of GeoEye or any of the GeoEye Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such GeoEye Material Contract and, to the Knowledge of GeoEye, no other party to any such GeoEye Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.15 Properties.

(a) GeoEye and each GeoEye Subsidiary has good and valid title to, and with respect to real property owned by GeoEye or any GeoEye Subsidiary, marketable and insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. All such properties and assets, other than properties and assets in which GeoEye or any of the GeoEye Subsidiaries has a license or leasehold interest, are free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for such conditions, encroachments, easements, rights of way, restrictions and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(b) GeoEye and each of the GeoEye Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which GeoEye or any GeoEye Subsidiary is a party are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. GeoEye and each GeoEye Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the GeoEye Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) issued Patents and pending Patent applications, (ii) Trademark registrations and pending applications, and (iii) Copyright registrations and pending applications, in each case which is owned or controlled by GeoEye or the GeoEye Subsidiaries in any jurisdiction in the world. GeoEye or a GeoEye Subsidiary is the sole and exclusive beneficial and, with respect to pending applications and registrations, record owner of all of Intellectual Property items set forth in Section 4.16(a) of the GeoEye Disclosure Letter, and all such Intellectual Property is subsisting, and, to the Knowledge of GeoEye, valid and enforceable.

(b) Except as set forth in Section 4.16(b) of the GeoEye Disclosure Letter or that, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect:

(i) The conduct of GeoEye’s and each of the GeoEye Subsidiaries’ business as currently conducted, and the conduct of GeoEye’s and each of the GeoEye Subsidiaries’ business as conducted in the past 3 years, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the rights of any Person, and there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license) in the past 3 years against GeoEye or the GeoEye Subsidiaries, or to the Knowledge of GeoEye, any other Person.

(ii) To the Knowledge of GeoEye, no Person is materially infringing, misappropriating, or otherwise violating any right of GeoEye or any of the GeoEye Subsidiaries with respect to any Intellectual Property owned or controlled by GeoEye or any of the GeoEye Subsidiaries in the conduct of GeoEye’s or the GeoEye Subsidiaries’ business, and no such claims have been asserted or threatened against any Person by GeoEye or the GeoEye Subsidiaries, or to the Knowledge of GeoEye, any other Person in the past 3 years.

(c) GeoEye and the GeoEye Subsidiaries have taken reasonable steps to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by GeoEye and the GeoEye Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets and confidential information. To the Knowledge of GeoEye, such Trade Secrets and confidential information have not been received by, or disclosed to any Person except pursuant to a valid non-disclosure, license or other appropriate Contract which has not been breached.

(d) GeoEye and the GeoEye Subsidiaries have at all times complied with all applicable Law, as well as their own policies, rules and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by GeoEye or the GeoEye Subsidiaries, and as of the date hereof no claims are pending or threatened against GeoEye or the GeoEye Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, except in either case that, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(e) Except as set forth in Section 4.16(e) of the GeoEye Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise materially and adversely affect, any rights of GeoEye or the GeoEye Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of GeoEye’s or the GeoEye Subsidiaries’ business, (ii) grant or require GeoEye or the GeoEye Subsidiaries to grant to any Person any rights with respect to any material Intellectual Property of GeoEye or the GeoEye Subsidiaries, (iii) subject GeoEye or any of the GeoEye Subsidiaries to any material increase in royalties or other payments in respect of any Intellectual Property, (iv) require the consent of any Person in respect of any rights of GeoEye or the GeoEye Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of GeoEye’s or the GeoEye Subsidiaries’ business, (v) by the terms of any Contract to which GeoEye or a Subsidiary of GeoEye is a party, materially diminish any royalties or other payments GeoEye or a Subsidiary of GeoEye would otherwise be entitled to in respect of any Intellectual Property or (vi) result in the breach or otherwise cause any violation of Law or rule, policy or procedure relating to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of GeoEye or the GeoEye Subsidiaries in conduct of GeoEye’s or the GeoEye Subsidiaries’ business.

(f) During the past 3 years, to the Knowledge of GeoEye, (i) there have been no material security breaches in GeoEye’s or the GeoEye Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of GeoEye’s or its Affiliates’ information technology systems that materially adversely affected GeoEye’s or the GeoEye Subsidiaries’ business or operations. GeoEye and the GeoEye Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

Section 4.17 Regulatory Matters and Government Contracts.

(a) FCC Licenses.

(i) GeoEye or a GeoEye Subsidiary is the valid holder of each of the FCC licenses and authorizations listed and described in Section 4.17(a)(i) of the GeoEye Disclosure Letter (“GeoEye FCC Authorizations”). Such GeoEye FCC Authorizations constitute all of the FCC licenses, authorizations and approvals held by GeoEye and the GeoEye Subsidiaries, as well as all of the FCC licenses, authorizations and approvals otherwise required for the operation of the business of GeoEye and the GeoEye Subsidiaries as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. The GeoEye FCC Authorizations are validly issued and in full force and effect.

(ii) The GeoEye FCC Authorizations have not been revoked, suspended, canceled, rescinded or terminated, have not expired, and are not subject to any conditions or requirements that have not been imposed upon all earth-exploration satellite service or fixed-satellite service authorizations generally. Except as set forth in Section 4.17(a)(ii) of the GeoEye Disclosure Letter, there is no pending or, to the Knowledge of GeoEye, threatened action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the GeoEye FCC Authorizations (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding or pending or, to the Knowledge of GeoEye, threatened, by or before the FCC, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against GeoEye, a GeoEye Subsidiary or the GeoEye FCC Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(iii) GeoEye and each GeoEye Subsidiary is in material compliance with all of the terms of the GeoEye FCC Authorizations, and has complied in all material respects with the Communications Act. All material reports, filings, and disclosures required to be filed by GeoEye or a GeoEye Subsidiary with the FCC have been timely filed. All such reports and filings are materially accurate and complete. GeoEye and each GeoEye Subsidiary has timely paid all material FCC regulatory fees and other applicable material fees required to be paid by holders of such authorizations.

(iv) No Person other than GeoEye and the GeoEye Subsidiaries has or will have the right to control the use of all or any of the GeoEye FCC Authorizations, and GeoEye or a GeoEye Subsidiary is the sole legal and beneficial holder of each of the GeoEye FCC Authorizations. GeoEye and each GeoEye Subsidiary has complied with all FCC rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the GeoEye FCC Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(v) Section 4.17(a)(v) of the GeoEye Disclosure Letter contains a complete list, as of the date of this Agreement, of all pending applications for FCC licenses and authorizations that would be GeoEye FCC Authorizations, if issued or granted, or for the modification, extension or renewal of any GeoEye FCC Authorizations. There is no pending or, to the Knowledge of GeoEye, threatened action by or before the FCC to reject or modify any pending application for FCC licenses and authorizations that would be GeoEye FCC Authorizations, if issued or granted, or for the modification, extension or renewal of any GeoEye FCC Authorizations.

(b) Government Contracts.

(i) Other than routine inquiries, audits and reconciliations, to the Knowledge of GeoEye, none of GeoEye or the GeoEye Subsidiaries, and none of their Principals as that term is defined in FAR 52.209-5(a)(2) is, or since January 1, 2010 has been, (A) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity (except as to routine security investigations), (B) suspended or debarred from doing business with any Governmental Entity or any prime contractor or subcontractor of any Governmental Entity, or has been threatened in writing with debarment or suspension by a Governmental Entity or (C) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity or any prime contractor or subcontractor of any Governmental Entity. The consummation of the transactions contemplated by this Agreement, to the Knowledge of GeoEye, would not reasonably be expected to result in any suspension or debarment by a Governmental Entity other than any suspension or debarment due to the actions or status of DigitalGlobe or its respective Affiliates.

(ii) To the Knowledge of GeoEye, since January 1, 2010, neither GeoEye nor any of the GeoEye Subsidiaries has engaged in any work under any active GeoEye Material Contract between GeoEye or any of the GeoEye Subsidiaries and any Governmental Entity (each, a “GeoEye Government Contract”) that would reasonably be expected to result in an “organizational conflict of interest” as defined in the U.S. Federal Acquisition Regulation (based on the current conduct of the business of GeoEye and the GeoEye Subsidiaries) or is a party to or is bound by any organizational conflict of interest mitigation plan submitted in connection with any GeoEye Government Contract or GeoEye Government Bid.

(iii) Except as set forth in Section 4.17(b)(iii) of the GeoEye Disclosure Letter, to the Knowledge of GeoEye, there is no pending audit or investigation of GeoEye or any of the GeoEye Subsidiaries with respect to any alleged material irregularity, misstatement or omission arising under or relating to any GeoEye Government Contract or GeoEye Government Bid, and since January 1, 2010, neither GeoEye nor any of the GeoEye Subsidiaries has conducted or initiated or been the subject of any audit or investigation or made a mandatory or voluntary disclosure to any state or federal agency or any mandatory disclosure to any Governmental Authority under FAR Subpart 3.10 or FAR 52.203-13, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any GeoEye Government Contract or GeoEye Government Bid or prime contract or subcontract of any Governmental Entity that remains unresolved. To the Knowledge of GeoEye, there is no past or current conduct by GeoEye, any of the GeoEye Subsidiaries, or any of GeoEye’s or GeoEye Subsidiaries’ directors, officers or employees that could reasonably lead to the imposition of criminal, civil, administrative or contractual liability for fraud, false claims or false certifications that would warrant such an investigation or disclosure.

(iv) To the Knowledge of GeoEye, since January 1, 2010, no Governmental Entity nor any prime contractor, subcontractor, vendor or other third party has asserted any material written claim or any other material action for relief; nor has a Governmental Entity, prime contractor, subcontractor, vendor or other third party formally initiated any material dispute, protest or proceeding against GeoEye or any of the GeoEye Subsidiaries relating to any GeoEye Government Contract.

(v) To the Knowledge of GeoEye, since January 1, 2010, (A) neither any Governmental Entity nor any prime contractor, subcontractor or other Person has notified in writing GeoEye or any of the GeoEye Subsidiaries that GeoEye or any of the GeoEye Subsidiaries has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any GeoEye Government Contract or GeoEye Government Bid; and (B) none of GeoEye or the GeoEye Subsidiaries has terminated any GeoEye Government Contract to which GeoEye or any of the GeoEye Subsidiaries is a party, nor have GeoEye or the GeoEye Subsidiaries been notified by any Governmental Entity, any prime contractor, subcontractor or any other Person that any GeoEye Government Contract to which GeoEye or any of the GeoEye Subsidiaries is a party has been terminated for default, and no cure notice, default notice or show cause notice is currently in effect pertaining to any GeoEye Government Contract, except, in either case, individually or in the aggregate, as has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(vi) To the Knowledge of GeoEye, neither GeoEye nor any of the GeoEye Subsidiaries is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the business of GeoEye or any of the GeoEye Subsidiaries under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(vii) Neither GeoEye nor any of the GeoEye Subsidiaries has assigned any of its material claims, material rights to receive value or other material interests under any GeoEye Government Contract pursuant to the Assignment of Claims Act, as amended, or otherwise.

(viii) GeoEye and the GeoEye Subsidiaries hold all of the facility and personnel security clearances necessary to conduct the business of GeoEye as it is currently being conducted. GeoEye and the GeoEye Subsidiaries hold and at all relevant times held at least a “satisfactory” rating from the Defense Security Service with respect to such facility security clearances.

(ix) To the Knowledge of GeoEye, since January 1, 2010, GeoEye and each of the GeoEye Subsidiaries has complied in all material respects with all U.S. government laws and regulations applicable to the GeoEye Government Contracts and GeoEye Government Bids, including, to the extent applicable, the False Claims Act, the Truth in Negotiations Act, the U.S. Federal Acquisition Regulation and any agency supplement thereto, the cost principles set forth in the FAR, the Cost Accounting Standards and record retention requirements contained in the FAR.

(c) International Trade Laws.

(i) Except as set forth in Section 4.17(c)(i) of the GeoEye Disclosure Letter and except for non-compliance that individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, since January 1, 2010, the business of GeoEye and the GeoEye Subsidiaries has been operated in compliance with all International Trade Laws.

(ii) GeoEye, the GeoEye Subsidiaries and Persons acting on behalf of any of those entities have obtained from relevant Governmental Entities and disclosed to DigitalGlobe all necessary International Trade Authorizations, except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(iii) Section 4.17(c)(iii) of the GeoEye Disclosure Letter lists all current technical assistance agreements and manufacturing license agreements that GeoEye or the GeoEye Subsidiaries entered into pursuant to Section 124.1 of U.S. International Traffic in Arms Regulations (either as the licensor or the licensee) and all current export, re-export, and temporary import licenses that GeoEye or the GeoEye Subsidiaries obtained from DDTC or BIS.

(iv) Since January 1, 2010, neither GeoEye nor any of the GeoEye Subsidiaries has received any written or, to the Knowledge of GeoEye, oral notice from any Governmental Entity (A) asserting that GeoEye or any of the GeoEye Subsidiaries or any agent or employee thereof has violated, is not in compliance with, or has any liability under, any International Trade Laws or (B) threatening to revoke or terminate any International Trade Authorizations. As of the date hereof, to the Knowledge of GeoEye, no investigation or review by any Governmental Entity is pending or has been threatened against GeoEye or any of the GeoEye Subsidiaries with respect to any potential violation or liability of GeoEye or any of the GeoEye Subsidiaries arising under or relating to any International Trade Laws.

(v) Neither GeoEye nor any of the GeoEye Subsidiaries has made or intends to make any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of GeoEye or any of the GeoEye Subsidiaries arising under or relating to any International Trade Laws.

(vi) Neither GeoEye nor any of the GeoEye Subsidiaries nor, to the Knowledge of GeoEye, any significant shareholder (i.e. a shareholder that owns 5% or more of the entity’s voting shares), director, officer, employee, agent, or affiliate or representative of GeoEye or the GeoEye Subsidiaries is a Restricted Person.

(vii) Neither GeoEye nor any of the GeoEye Subsidiaries has investments in or revenues from Cuba, Iran, North Korea, Sudan, or Syria, or otherwise conducts businesses with Restricted Persons.

(viii) Except as set forth in Section 4.17(c)(viii) of the GeoEye Disclosure Letter and except for non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect: (A) since January 1, 2010, neither GeoEye nor, to the Knowledge of GeoEye, any of its Affiliates nor any current or former director, officer, agent, contractor, consultant or employee of GeoEye or any of its Affiliates is aware of or has taken any action, directly or indirectly, that has or would result in a violation by such Persons of the U.S. FCPA or any other applicable anti-bribery or anti-corruption laws rules, and regulations in the jurisdictions in which GeoEye or its Affiliates conduct business, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the U.S. FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of any applicable anti-bribery or anti-corruption law of any Governmental Entity; and (B) GeoEye and the GeoEye Subsidiaries conduct and, since January 1, 2010, have conducted their businesses in compliance with applicable anti-bribery and anticorruption laws of each applicable Governmental Entity, and, to the Knowledge of GeoEye, no action, suit, proceeding, or investigation involving GeoEye or any of the GeoEye Subsidiaries with respect to the applicable anti-bribery or anti-corruption laws of any Governmental Entity, is pending or threatened.

(d) Department of Commerce/NOAA Approvals.

(i) GeoEye is the valid holder of the NOAA Remote Sensing Space System licenses and authorizations and any other Department of Commerce licenses and authorizations listed and described in Section 4.17(d)(i) of the GeoEye Disclosure Letter (“GeoEye DoC Authorizations”). Such GeoEye DoC Authorizations constitute all of the NOAA or Department of Commerce licenses, authorizations and approvals held by GeoEye and required for the operation of the business of GeoEye as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. The GeoEye DoC Authorizations are validly issued and in full force and effect.

(ii) The GeoEye DoC Authorizations have not been revoked, suspended, canceled, rescinded or terminated, have not expired, and are not subject to any conditions or requirements that have not been imposed upon all such authorizations generally. Except as set forth in Section 4.17(d)(ii) of the GeoEye Disclosure Letter, there is no pending or, to the Knowledge of GeoEye, threatened action by or before NOAA or the Department of Commerce to revoke, suspend, cancel, rescind or modify any of the GeoEye DoC Authorizations, and there is not now issued or outstanding or pending or, to the Knowledge of GeoEye, threatened, by or before NOAA or the Department of Commerce, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against GeoEye or the GeoEye DoC Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(iii) GeoEye is in material compliance with all of the terms of the GeoEye DoC Authorizations, and has complied in all material respects with the Communications Act. All material reports, filings, and disclosures required to be filed by GeoEye with NOAA or the Department of Commerce have been timely filed. All such reports and filings are materially accurate and complete. GeoEye has timely paid all material NOAA or Department of Commerce regulatory fees and other applicable material fees required to be paid by holders of such authorizations.

(iv) No person or entity other than GeoEye and the GeoEye Subsidiaries has or will have the right to use all or any of the GeoEye DoC Authorizations, and GeoEye is the sole legal and beneficial holder of the GeoEye DoC Authorizations. GeoEye has complied with all NOAA and Department of Commerce rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the GeoEye DoC Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(v) Section 4.17(d)(v) of the GeoEye Disclosure Letter contains a complete list, as of the date of this Agreement, of all pending applications for NOAA or Department of Commerce licenses and authorizations that would be GeoEye DoC Authorizations, if issued or granted, or for the modification, extension or renewal of any GeoEye DoC Authorizations. There is no pending or, to the Knowledge of GeoEye, threatened action by or before the NOAA or the Department of Commerce to reject or modify any pending application for NOAA or Department of Commerce licenses and authorizations that would be GeoEye DoC Authorizations, if issued or granted, or for the modification, extension or renewal of any GeoEye DoC Authorizations.

(e) To the Knowledge of GeoEye, all of its vendors are in compliance with good manufacturing practice and similar regulations promulgated by regulatory agencies with jurisdiction over GeoEye’s vendors, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.18 Insurance.

(a) Section 4.18(a) of the GeoEye Disclosure Letter sets forth all insurance Contracts relating to satellites owned or operated by, or in the possession of, GeoEye. GeoEye has provided to DigitalGlobe true and correct copies of each such insurance Contract.

(b) Since January 1, 2010, GeoEye and the GeoEye Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as GeoEye reasonably has determined to be appropriate or as required by Law. Neither GeoEye nor any GeoEye Subsidiary is in material breach or default, and neither GeoEye nor any GeoEye Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any material insurance policy. Neither GeoEye nor any GeoEye Subsidiary has received any notice of cancellation or termination with respect to any insurance policy of GeoEye or any GeoEye Subsidiary, except, individually or in the aggregate, as would not reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.19 Labor and Employment Matters. Neither GeoEye nor any GeoEye Subsidiary is a party to any collective bargaining agreement and, as of the date of this Agreement, there are not, to the Knowledge of GeoEye, any union organizing activities concerning any employees of GeoEye or any of the GeoEye Subsidiaries, other than any such activities that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of GeoEye, threatened in writing against GeoEye or any GeoEye Subsidiary, other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., Convergence Advisors LLC and Stone Key Partners (the “GeoEye Financial Advisors”), the fees and expenses of which will be paid by GeoEye, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of GeoEye. GeoEye has furnished to DigitalGlobe true and complete copies of all agreements between GeoEye and the GeoEye Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 4.21 Opinion of Financial Advisor.

(a) The Board of Directors of GeoEye has received an opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the limitations and assumptions set forth therein, the Common Merger Consideration to be paid to the holders (other than DigitalGlobe and its Affiliates) of GeoEye Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

(b) The Board of Directors of GeoEye has received an opinion of Stone Key Partners LLC and Stone Key Securities LLC, dated the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the limitations and assumptions set forth therein, the Common Merger Consideration to be paid to the holders (other than DigitalGlobe and its Affiliates) of GeoEye Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, DigitalGlobe acknowledges that none of GeoEye, the GeoEye Subsidiaries or any other Person on behalf of GeoEye makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Conduct of Business by DigitalGlobe. Except for matters set forth in Section 5.01(a) of the DigitalGlobe Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of GeoEye (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, DigitalGlobe shall, and shall cause each DigitalGlobe Subsidiary to, (x) conduct its business in the ordinary course in all material respects and (y) use reasonable best efforts to preserve intact its present business organization, maintain its rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve its relationships with employees, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the DigitalGlobe Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of GeoEye (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, DigitalGlobe shall not, and shall not permit any DigitalGlobe Subsidiary to, do any of the following:

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned DigitalGlobe Subsidiary to its parent, (B) split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary or any securities of DigitalGlobe or any DigitalGlobe Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than with respect to this clause (C) (1) the acquisition by DigitalGlobe of shares of DigitalGlobe Common Stock in connection with the surrender of shares of DigitalGlobe Common Stock by holders of DigitalGlobe Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of DigitalGlobe Common Stock to satisfy tax obligations with respect to awards granted pursuant to the DigitalGlobe Stock Plans and (3) the acquisition by DigitalGlobe of awards granted pursuant to the DigitalGlobe Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of DigitalGlobe or any DigitalGlobe Subsidiary, (B) any other equity interests or voting securities of DigitalGlobe or any DigitalGlobe Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary, (E) any rights issued by DigitalGlobe or any DigitalGlobe Subsidiary that are linked in any way to the price of any class of DigitalGlobe Capital Stock or any shares of capital stock of any DigitalGlobe Subsidiary, the value of DigitalGlobe, any DigitalGlobe Subsidiary or any part of DigitalGlobe or any DigitalGlobe Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of DigitalGlobe or any DigitalGlobe Subsidiary or (F) any DigitalGlobe Voting Debt, in each case other than (1) the issuance of shares of DigitalGlobe Common Stock upon the exercise of DigitalGlobe Stock Options outstanding on the date of this Agreement and in accordance with its terms on the date of this Agreement and (2) any grants, pledges, encumbrances or Liens with respect to the Existing Credit Facility;

(iii)(A) amend the DigitalGlobe Charter or the DigitalGlobe By-laws or (B) amend the charter or organizational documents of any DigitalGlobe Subsidiary in a manner which would be reasonably likely to have a DigitalGlobe Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by DigitalGlobe of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law, including the rules and regulations of the SEC or the NYSE;

(iv)(A) grant to any director or executive officer of DigitalGlobe any material increase in compensation, (B) grant to any director or executive officer of DigitalGlobe any material increase in change in control, severance or termination pay, (C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or material DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement (or any plan or agreement that would be a DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement if in existence on the date hereof), (D) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement or (E) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any DigitalGlobe Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except in the case of the foregoing clauses (A) through (E) for (1) actions required pursuant to the terms of any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement or other written agreement, in each case in effect on the date of this Agreement, and (2) actions required by Law; provided, however, that the foregoing clauses (A) and (B) shall not restrict DigitalGlobe or any DigitalGlobe Subsidiary from entering into or making available to newly hired employees or to employees (in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business) plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets, if the aggregate amount of the consideration paid or transferred by DigitalGlobe and the

DigitalGlobe Subsidiaries in connection with all such transactions would exceed, individually or in the aggregate, $25,000,000 or if such transaction would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(vii) except in the ordinary course of business, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $5,000,000 or are otherwise material, individually or in the aggregate, to DigitalGlobe, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(viii) and to secure the Existing Credit Facility;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $5,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness, (C) guarantees by DigitalGlobe of Indebtedness of any wholly owned DigitalGlobe Subsidiary, (D) letters of credit regarding performance bonds, refund bonds or bid bonds or (E) intercompany debt;

(ix) make, or agree or commit to make, any capital expenditure (excluding reimbursable obligations and, for the avoidance of doubt, capitalized interest), except in accordance with the DigitalGlobe capital plan for the fifteen months ended September 30, 2013, attached in Section 5.01(a)(ix) of the DigitalGlobe Disclosure Letter, plus a 10% variance for such expenditures;

(x) enter into or amend any Contract, or take any other action or omit to take any other action (except in connection with Section 5.02 or Article VIII), if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by DigitalGlobe or any DigitalGlobe Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of DigitalGlobe or any DigitalGlobe Subsidiary under, or require DigitalGlobe, GeoEye or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii)(A) terminate or cancel any DigitalGlobe Material Contract or (B) enter into or amend any material Contract (including any Contract that, if entered into on the date hereof, would have been a DigitalGlobe Material Contract), unless in the case of this clause (B), (1) such Contract is entered into in the ordinary course of business, consistent with past practice, and (2) such Contract, or in the case of an amendment, such amendment, does not require DigitalGlobe or any of its Subsidiaries to make payments in excess of $10,000,000 over the term of such Contract or in excess of $500,000 in connection with the termination of such Contract;

(xiii) waive, release or assign any material claim of DigitalGlobe or any of the DigitalGlobe Subsidiaries;

(xiv) settle or compromise any claim, action or proceeding, other than settlements or compromises (A) resulting in the payment of monetary damages not to exceed $2,500,000 in the aggregate, (B) which do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of DigitalGlobe or the DigitalGlobe Subsidiaries and (C) which provide for a complete release of DigitalGlobe and the DigitalGlobe Subsidiaries from all claims and do not provide for any admission of liability by DigitalGlobe or any DigitalGlobe Subsidiary;

(xv)(A) make, change or rescind any material method of Tax accounting, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (C) file any material amended Tax Return, (D) surrender any material right to claim a refund or offset of any Taxes or (E) change the entity classification of DigitalGlobe or any DigitalGlobe Subsidiary for U.S. tax purposes;

(xvi) except as necessary in the ordinary conduct of DigitalGlobe or the DigitalGlobe Subsidiaries’ business consistent with past practice, (A) grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of GeoEye, any Trade Secret, or (B) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any material Intellectual Property; or

(xvii) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

(b) Conduct of Business by GeoEye. Except for matters set forth in Section 5.01(b) of the GeoEye Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of DigitalGlobe (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, GeoEye shall, and shall cause each GeoEye Subsidiary to, (x) conduct its business in the ordinary course in all material respects and (y) use reasonable best efforts to preserve intact its present business organization, maintain its rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve its relationships with employees, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the GeoEye Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of DigitalGlobe (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, GeoEye shall not, and shall not permit any GeoEye Subsidiary to, do any of the following:

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned GeoEye Subsidiary to its parent, (B) split, combine, consolidate subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, GeoEye or any GeoEye Subsidiary or any securities of GeoEye or any GeoEye Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, GeoEye or any GeoEye Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than with respect to this clause (C) (1) the acquisition by GeoEye of shares of GeoEye Capital Stock in connection with the surrender of shares of GeoEye Capital Stock by holders of GeoEye Stock Options or GeoEye Preferred Stock in order to pay the exercise price thereof, (2) the withholding of shares of GeoEye Common Stock to satisfy tax obligations with respect to awards granted pursuant to the GeoEye Stock Plans, (3) the acquisition by GeoEye of awards granted pursuant to the GeoEye Stock Plans in connection with the forfeiture of such awards, or (4) the acquisition, redemption or repurchase or cash settlement by GeoEye or any GeoEye Subsidiary of its obligations under any GeoEye Preferred Stock;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of GeoEye or any GeoEye Subsidiary, (B) any other equity interests or voting securities of GeoEye or any GeoEye Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, GeoEye or any GeoEye Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, GeoEye or any GeoEye Subsidiary, (E) any rights issued by GeoEye or any GeoEye Subsidiary that are linked in any way to the price of any class of GeoEye Capital Stock or any shares of capital stock of any GeoEye Subsidiary, the value of GeoEye, any GeoEye Subsidiary or any part of GeoEye or any GeoEye Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of GeoEye or any GeoEye Subsidiary or (F) any GeoEye Voting Debt, in each case other than the issuance of shares of GeoEye Common Stock upon the conversion of the GeoEye Preferred Stock, or the exercise of GeoEye Stock Options or rights under the GeoEye ESPP or pursuant to GeoEye Restricted Stock Units, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement;

(iii)(A) amend the GeoEye Charter or the GeoEye By-laws or (B) amend the charter or organizational documents of any GeoEye Subsidiary in a manner which would be reasonably likely to have a GeoEye Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by GeoEye of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law, including the rules and regulations of the SEC or the NASDAQ;

(iv)(A) grant to any director or executive officer of GeoEye any material increase in compensation, (B) grant to any director or executive officer of GeoEye any material increase in change in control, severance or termination pay, (C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or material GeoEye Benefit Plan or GeoEye Benefit Agreement (or any plan or agreement that would be a GeoEye Benefit Plan or GeoEye Benefit Agreement if in existence on the date hereof), (D) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any GeoEye Benefit Plan or GeoEye Benefit Agreement or (E) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any GeoEye Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except in the case of the foregoing clauses (A) through (E) for (1) actions required pursuant to the terms of any GeoEye Benefit Plan or GeoEye Benefit Agreement or other written agreement, in each case in effect on the date of this Agreement, and (2) actions required by Law; provided, however, that the foregoing clauses (A) and (B) shall not restrict GeoEye or any GeoEye Subsidiary from entering into or making available to newly hired employees or to employees (in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business) plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets if the aggregate amount of the consideration paid or transferred by GeoEye and the GeoEye Subsidiaries in connection with all such transactions would exceed, individually or in the aggregate, $25,000,000 or if such transaction would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(vii) except in the ordinary course of business, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $5,000,000 or are otherwise material, individually or in the aggregate, to GeoEye, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii);

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $5,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness, (C) guarantees by GeoEye of Indebtedness of any wholly owned GeoEye Subsidiary, (D) letters of credit regarding performance bonds, refund bonds or bid bonds or (E) intercompany debt;

(ix) make, or agree or commit to make, any capital expenditure (excluding reimbursable obligations and, for the avoidance of doubt, capitalized interest), except in accordance with the GeoEye capital plan for the fifteen months ended September 30, 2013, attached in Section 5.01(b)(ix) of the GeoEye Disclosure Letter, plus a 10% variance for such expenditures;

(x) enter into or amend any Contract, or take any other action or omit to take any other action (except in connection with Section 5.03 or Article VIII), if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by GeoEye or any GeoEye Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of GeoEye or any GeoEye Subsidiary under, or require DigitalGlobe, GeoEye or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii)(A) terminate or cancel any GeoEye Material Contract or (B) enter into or amend any material Contract (including any Contract that, if entered into on the date hereof, would have been a GeoEye Material Contract), unless in the case of this clause (B), (1) such Contract is terminable by GeoEye on no more than 90 days’ written notice, (2) such Contract is entered into in the ordinary course of business, consistent with past practice, and (3) such Contract, or in the case of an amendment, such amendment, does not require GeoEye or any of its Subsidiaries to make payments in excess of $10,000,000 over the term of such Contract or in excess of $500,000 in connection with the termination of such Contract;

(xiii) waive, release or assign any material claim of GeoEye or any of the GeoEye Subsidiaries;

(xiv) settle or compromise any claim, action or proceeding, other than settlements or compromises (A) resulting in the payment of monetary damages not to exceed $2,500,000 in the aggregate, (B) which do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of GeoEye or the GeoEye Subsidiaries and (C) which provide for a complete release of GeoEye and the GeoEye Subsidiaries from all claims and do not provide for any admission of liability by GeoEye or any GeoEye Subsidiary;

(xv)(A) make, change or rescind any material method of Tax accounting, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (C) file any material amended Tax Return, (D) surrender any material right to claim a refund or offset of any Taxes or (E) change the entity classification of GeoEye or any GeoEye Subsidiary for U.S. tax purposes;

(xvi) except as necessary in the ordinary conduct of GeoEye or the GeoEye Subsidiaries’ business consistent with past practice, (A) grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of DigitalGlobe, any Trade Secret, or (B) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any material Intellectual Property;

(xvii) enter into, amend, terminate or cancel, or waive any right under, any Contract with Cerberus or its Affiliates; or

(xviii) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

(c) No Control of DigitalGlobe’s Business. GeoEye acknowledges and agrees that (i) nothing contained in this Agreement is intended to give GeoEye, directly or indirectly, the right to control or direct the operations of DigitalGlobe or any DigitalGlobe Subsidiary prior to the Effective Time, and (ii) prior to the Effective Time, DigitalGlobe shall exercise, consistent with the terms and conditions of this Agreement and the requirements of Law, including the Communications Act, complete control and supervision over its and the DigitalGlobe Subsidiaries’ respective operations. Nothing in this Agreement shall require DigitalGlobe or any DigitalGlobe Subsidiary to take any action inconsistent with the Communications Act. Furthermore, nothing in this Agreement shall require DigitalGlobe or any DigitalGlobe Subsidiary to refrain from taking any action it reasonably deems necessary to fulfill its obligations under the Communications Act.

(d) No Control of GeoEye’s Business. DigitalGlobe acknowledges and agrees that (i) nothing contained in this Agreement is intended to give DigitalGlobe, directly or indirectly, the right to control or direct the operations of GeoEye or any GeoEye Subsidiary prior to the Effective Time, and (ii) prior to the Effective Time, GeoEye shall exercise, consistent with the terms and conditions of this Agreement and the requirements of Law, including the Communications Act, complete control and supervision over its and the GeoEye Subsidiaries’ respective operations. Nothing in this Agreement shall require GeoEye or any GeoEye Subsidiary to take any action inconsistent with the Communications Act. Furthermore, nothing in this Agreement shall require GeoEye or any GeoEye Subsidiary to refrain from taking any action it reasonably deems necessary to fulfill its obligations under the Communications Act.

(e) Advice of Changes. Each of DigitalGlobe and GeoEye shall, as promptly as practicable, advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events of which DigitalGlobe or GeoEye, as the case may be, has notified the other party under this Section 5.01(e), has had or would reasonably be expected to have a DigitalGlobe Material Adverse Effect or a GeoEye Material Adverse Effect, respectively.

Section 5.02 No Solicitation by DigitalGlobe; DigitalGlobe Board Recommendation.

(a) DigitalGlobe shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate, knowingly encourage, induce or facilitate any DigitalGlobe Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a DigitalGlobe Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than DigitalGlobe’s Representatives) regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a DigitalGlobe Takeover Proposal) with respect to any DigitalGlobe Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a DigitalGlobe Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to DigitalGlobe or any DigitalGlobe Subsidiary. DigitalGlobe (A) shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any DigitalGlobe Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a DigitalGlobe Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by it or any DigitalGlobe Subsidiary under any such provisions authorizing any Person to make a DigitalGlobe Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the DigitalGlobe Stockholder Approval, in response to a bona fide written DigitalGlobe Takeover Proposal that the DigitalGlobe Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior DigitalGlobe Proposal, and which DigitalGlobe Takeover Proposal was not solicited by DigitalGlobe, its Affiliates or Representatives after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.02(a), DigitalGlobe, and its Representatives at the request of DigitalGlobe, may, subject to compliance with Section 5.02, (A) furnish information with respect to DigitalGlobe and the DigitalGlobe Subsidiaries to the Person making such DigitalGlobe Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to GeoEye or is provided to GeoEye prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, and (B) participate in discussions regarding the terms of such DigitalGlobe Takeover Proposal and the negotiation of such terms with, and only with, the Person making such DigitalGlobe Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of DigitalGlobe or any of its Affiliates shall constitute a breach of this Section 5.02(a) by DigitalGlobe. Except as set forth in Section 5.02(b), neither the DigitalGlobe Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to GeoEye), or propose publicly to withdraw (or modify in any manner adverse to GeoEye), the approval, recommendation or declaration of advisability by the DigitalGlobe Board or any such committee thereof with respect to this Agreement or (B)

approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any DigitalGlobe Takeover Proposal (any action in this clause (i) being referred to as a “DigitalGlobe Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow DigitalGlobe or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.02(a)) (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any DigitalGlobe Takeover Proposal, or requiring, or reasonably expected to cause, DigitalGlobe, Merger Sub or Merger Sub 2 to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, DigitalGlobe to fail to comply with this Agreement.

(b) Notwithstanding Section 5.02(a), at any time prior to the earlier of obtaining the DigitalGlobe Stockholder Approval and the termination of this Agreement in accordance with its terms, the DigitalGlobe Board may (i) following receipt of a DigitalGlobe Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.02(a) and that the DigitalGlobe Board or an authorized and empowered committee thereof determines in good faith, after consultation with its outside financial and legal advisors constitutes a Superior DigitalGlobe Proposal (A) make a DigitalGlobe Adverse Recommendation Change and/or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior DigitalGlobe Proposal or (ii) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a DigitalGlobe Takeover Proposal, and that first occurred following the execution of this Agreement (a “DigitalGlobe Intervening Event”) make a DigitalGlobe Adverse Recommendation Change; in each case referred to in the foregoing clauses (i) and (ii), only if the DigitalGlobe Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law. The DigitalGlobe Board shall not be entitled to (x) exercise its right to make a DigitalGlobe Adverse Recommendation Change and/or terminate this Agreement pursuant to this Section 5.02(b), in connection with a Superior DigitalGlobe Proposal or (y) make a DigitalGlobe Adverse Recommendation Change in response to a DigitalGlobe Intervening Event pursuant to this Section 5.02(b), unless both of the following conditions have been met: (i) DigitalGlobe shall have provided prior written notice to GeoEye, at least five (5) Business Days in advance (the “DigitalGlobe Notice Period”) of its intention to effect a DigitalGlobe Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(h) and specifying the reasons therefor, including in the case of a Superior DigitalGlobe Proposal the terms and conditions of any Superior DigitalGlobe Proposal that is the basis of the proposed action by the DigitalGlobe Board (it being understood and agreed that any amendment to any material term of such Superior DigitalGlobe Proposal shall require a new written notice from DigitalGlobe and a new DigitalGlobe Notice Period) and (ii) prior to effecting such DigitalGlobe Adverse Recommendation Change or terminating this Agreement in accordance with Section

8.01(h) in response to a Superior DigitalGlobe Proposal, DigitalGlobe shall, and shall cause its legal and financial advisors to, during the DigitalGlobe Notice Period, negotiate with GeoEye in good faith (to the extent GeoEye desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior DigitalGlobe Proposal ceases to constitute a Superior DigitalGlobe Proposal.

(c) In addition to the obligations of DigitalGlobe set forth in paragraphs (a) and (b) of this Section 5.02, DigitalGlobe shall promptly advise (and in any event within one Business Day) GeoEye orally and in writing of any DigitalGlobe Takeover Proposal, the material terms and conditions of any such DigitalGlobe Takeover Proposal (including any changes thereto) and the identity of the Person making any such DigitalGlobe Takeover Proposal. DigitalGlobe shall (i) keep GeoEye informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any DigitalGlobe Takeover Proposal and (ii) provide to GeoEye as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between DigitalGlobe or any DigitalGlobe Subsidiaries, on the one hand, and the Person making any such DigitalGlobe Takeover Proposal, on the other hand, that describes any of the terms or conditions of any DigitalGlobe Takeover Proposal. Notwithstanding anything to the contrary contained in this Agreement, neither the DigitalGlobe Board nor any committee thereof shall be entitled to make a DigitalGlobe Adverse Recommendation Change pursuant to Section 5.02(b) or terminate this Agreement in accordance with Section 8.01(h) with respect to a DigitalGlobe Intervening Event, unless DigitalGlobe has provided GeoEye with written information describing such DigitalGlobe Intervening Event in reasonable detail promptly after becoming aware of it, and keeps GeoEye reasonably informed of material developments with respect to such DigitalGlobe Intervening Event.

(d) Nothing contained in this Section 5.02 shall prohibit DigitalGlobe from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of DigitalGlobe if, in the good faith judgment of the DigitalGlobe Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall DigitalGlobe or the DigitalGlobe Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

(e) For purposes of this Agreement:

“DigitalGlobe Takeover Proposal” means any proposal or offer (whether or not in writing) received from a third party (other than a proposal or offer from GeoEye or any GeoEye Subsidiary) with respect to any (i) merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving DigitalGlobe or any DigitalGlobe Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a DigitalGlobe Subsidiary or otherwise) of any business or assets of DigitalGlobe or the DigitalGlobe Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of DigitalGlobe and the DigitalGlobe Subsidiaries, taken as a whole,

(iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of DigitalGlobe, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial or record ownership, or the right to acquire beneficial or record ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the DigitalGlobe Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior DigitalGlobe Proposal” means a binding bona fide written DigitalGlobe Takeover Proposal (with all references to “20% or more” in the definition of DigitalGlobe Takeover Proposal being deemed to reference “more than 50%”) (i) on terms which the DigitalGlobe Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of DigitalGlobe Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal) and this Agreement (including any changes proposed by GeoEye to the terms of this Agreement) and (ii) that is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Section 5.03 No Solicitation by GeoEye; GeoEye Board Recommendation.

(a) GeoEye shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage, induce or facilitate any GeoEye Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a GeoEye Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than GeoEye’s Representatives) regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a GeoEye Takeover Proposal) with respect to any GeoEye Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a GeoEye Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to GeoEye or any GeoEye Subsidiary. GeoEye (A) shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any GeoEye Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a GeoEye Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by it or any GeoEye Subsidiary under any such provisions authorizing any Person to make a GeoEye Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the GeoEye Stockholder Approval, in response to a bona fide written GeoEye Takeover Proposal that the GeoEye Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior GeoEye Proposal, and which GeoEye Takeover Proposal was not solicited by GeoEye, its Affiliates or Representatives after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.03(a), GeoEye, and its Representatives at the request of GeoEye, may, subject to compliance with Section 5.03, (A) furnish information with respect to GeoEye and the GeoEye Subsidiaries to the Person making such GeoEye Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to DigitalGlobe or is provided to DigitalGlobe prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, and (B) participate in discussions regarding the terms of such GeoEye Takeover Proposal and the negotiation of such terms with, and only with, the Person making such GeoEye Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03 by any Representative of GeoEye or any of its Affiliates shall constitute a breach of this Section 5.03(a) by GeoEye. Except as set forth in Section 5.03(b), neither the GeoEye Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to DigitalGlobe), or propose publicly to withdraw (or modify in any manner adverse to DigitalGlobe), the approval, recommendation or declaration of advisability by the GeoEye Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any GeoEye Takeover Proposal (any action in this clause (i) being referred to as a “GeoEye Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow GeoEye or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any GeoEye Takeover Proposal, or requiring, or reasonably expected to cause, GeoEye to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, GeoEye to fail to comply with this Agreement.

(b) Notwithstanding Section 5.03(a), at any time prior to the earlier of obtaining the GeoEye Stockholder Approval or the termination of this Agreement in accordance with its terms, the GeoEye Board may (i) following receipt of a GeoEye Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.03(a) and that the GeoEye Board or an authorized and empowered committee thereof determines in good faith, after consultation with its outside financial and legal advisors constitutes a Superior GeoEye Proposal or (A) make a GeoEye Adverse Recommendation Change and/or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior GeoEye Proposal or (ii) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a GeoEye Takeover Proposal, and that first occurred following the execution of this Agreement (a “GeoEye Intervening Event”) make a GeoEye Adverse Recommendation Change; in each case referred to in the foregoing clauses (i) and (ii), only if the GeoEye Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law. The GeoEye Board shall not be entitled to (x) exercise its right to make a GeoEye Adverse Recommendation Change and/or terminate this Agreement pursuant to this Section 5.03(b), in connection with a Superior GeoEye Proposal or (y) make a GeoEye Adverse Recommendation Change in response to a GeoEye Intervening Event pursuant to this Section 5.03(b), unless both of the following conditions have been met: (i) GeoEye shall have provided prior written notice to DigitalGlobe, at least five (5) Business Days in advance (the “GeoEye Notice Period”) of its intention to effect a GeoEye Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(g) and specifying the reasons therefor, including in the case of a Superior GeoEye Proposal the terms and conditions of any Superior GeoEye Proposal that is the basis of the proposed action by the GeoEye Board (it being understood and agreed that any amendment to any material term of such Superior GeoEye Proposal shall require a new written notice from GeoEye and a new GeoEye Notice Period) and (ii) prior to effecting such GeoEye Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(g) in response to a Superior GeoEye Proposal, GeoEye shall, and shall cause its legal and financial advisors to, during the GeoEye Notice Period, negotiate with DigitalGlobe in good faith (to the extent DigitalGlobe desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior GeoEye Proposal ceases to constitute a Superior GeoEye Proposal.

(c) In addition to the obligations of GeoEye set forth in paragraphs (a) and (b) of this Section 5.03, GeoEye shall promptly advise (and in any event within one Business Day) DigitalGlobe orally and in writing of any GeoEye Takeover Proposal, the material terms and conditions of any such GeoEye Takeover Proposal (including any changes thereto) and the identity of the Person making any such GeoEye Takeover Proposal. GeoEye shall (i) keep DigitalGlobe informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any GeoEye Takeover Proposal, and (ii) provide to DigitalGlobe as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between GeoEye or any GeoEye Subsidiaries, on the one hand, and the Person making any such GeoEye Takeover Proposal, on the other hand, that describes any of the terms or conditions of any GeoEye Takeover Proposal. Notwithstanding anything to the contrary contained in this Agreement, neither the GeoEye Board nor any committee thereof shall be entitled to make a GeoEye Adverse Recommendation Change pursuant to Section 5.03(b) or terminate this Agreement in accordance with Section 8.01(g) with respect to a GeoEye Intervening Event, unless GeoEye has provided DigitalGlobe with written information describing such GeoEye Intervening Event in reasonable detail promptly after becoming aware of it, and keeps DigitalGlobe reasonably informed of material developments with respect to such GeoEye Intervening Event.

(d) Nothing contained in this Section 5.03 shall prohibit GeoEye from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, or (iii) making any disclosure to the stockholders of GeoEye if, in the good faith judgment of the GeoEye Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall GeoEye or the GeoEye Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b).

(e) For purposes of this Agreement:

“GeoEye Takeover Proposal” means any proposal or offer (whether or not in writing) received from a third party (other than a proposal or offer from DigitalGlobe or any of DigitalGlobe Subsidiary) with respect to any (i) merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving GeoEye or any GeoEye Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a GeoEye Subsidiary or otherwise) of any business or assets of GeoEye or the GeoEye Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of GeoEye and the GeoEye Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of GeoEye, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial or record ownership, or the right to acquire beneficial or record ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the GeoEye Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior GeoEye Proposal” means a binding bona fide written GeoEye Takeover Proposal (with all references to “20% or more” in the definition of GeoEye Takeover Proposal being deemed to reference “more than 50%”) (i) on terms which the GeoEye Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of GeoEye Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal) and this Agreement (including any changes proposed by DigitalGlobe to the terms of this Agreement), and (ii) that is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as practicable following the date of this Agreement, DigitalGlobe and GeoEye shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of each of DigitalGlobe and GeoEye relating to the DigitalGlobe Stockholders Meeting and the GeoEye Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”)

and DigitalGlobe shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and DigitalGlobe and GeoEye shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of GeoEye and DigitalGlobe shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of GeoEye and DigitalGlobe shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of GeoEye and DigitalGlobe shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of GeoEye and DigitalGlobe (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of GeoEye and DigitalGlobe shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of GeoEye and DigitalGlobe shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of GeoEye and DigitalGlobe shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b) If prior to the Effective Time, any event occurs with respect to DigitalGlobe or any DigitalGlobe Subsidiary, or any change occurs with respect to other information supplied by DigitalGlobe for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, DigitalGlobe shall promptly notify GeoEye of such event, and DigitalGlobe and GeoEye shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to DigitalGlobe’s stockholders and GeoEye’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to GeoEye or any GeoEye Subsidiary, or any change occurs with respect to other information supplied by GeoEye for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, GeoEye shall promptly notify DigitalGlobe of such event, and GeoEye and DigitalGlobe shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to DigitalGlobe’s stockholders and GeoEye’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) DigitalGlobe shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the DigitalGlobe Stockholders Meeting for the sole purpose of seeking the DigitalGlobe Stockholder Approval. DigitalGlobe shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to DigitalGlobe’s stockholders and to hold the DigitalGlobe Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the DigitalGlobe Charter and the DigitalGlobe By-laws and (ii) solicit the DigitalGlobe Stockholder Approval. DigitalGlobe shall, through the DigitalGlobe Board, recommend to its stockholders that they give the DigitalGlobe Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the DigitalGlobe Board shall have made a DigitalGlobe Adverse Recommendation Change as permitted by Section 5.02(b). Except as expressly contemplated by the foregoing sentence, DigitalGlobe agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to DigitalGlobe of any DigitalGlobe Takeover Proposal, the occurrence of a DigitalGlobe Intervening Event or by the making of any DigitalGlobe Adverse Recommendation Change by the DigitalGlobe Board; provided, however, that if the public announcement of a DigitalGlobe Adverse Recommendation Change or the delivery of a notice in connection with a DigitalGlobe Notice Period is less than 10 Business Days prior to the DigitalGlobe Stockholders Meeting, DigitalGlobe shall be entitled to postpone the DigitalGlobe Stockholders Meeting to a date not more than 10 Business Days after such event.

(e) GeoEye shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the GeoEye Stockholders Meeting for the sole purpose of seeking the GeoEye Stockholder Approval. GeoEye shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to GeoEye’s stockholders and to hold the GeoEye Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the GeoEye Charter and the GeoEye By-laws, and (ii) solicit the GeoEye Stockholder Approval. GeoEye shall, through the GeoEye Board, recommend to its stockholders that they give the GeoEye Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the GeoEye Board shall have made a GeoEye Adverse Recommendation Change as permitted by Section 5.03(b). Except as expressly contemplated by the foregoing sentence, GeoEye agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to GeoEye of any GeoEye Takeover Proposal, the occurrence of a GeoEye Intervening Event or by the making of any GeoEye Adverse Recommendation Change by the GeoEye Board; provided, however, that if the public announcement of a GeoEye Adverse Recommendation Change or the delivery of a notice in connection with a GeoEye Notice Period is less than 10 Business Days prior to the GeoEye Stockholders Meeting, GeoEye shall be entitled to postpone the GeoEye Stockholders Meeting to a date not more than 10 Business Days after such event.

(f) Each of GeoEye and DigitalGlobe shall coordinate and use commercially reasonable efforts to hold the GeoEye Stockholders Meeting and the DigitalGlobe Stockholders Meeting, respectively, at the same time and on the same date as the other party.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, each of DigitalGlobe and GeoEye shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access, upon reasonable advance notice, during the period from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, each of DigitalGlobe and GeoEye shall, and shall cause each of its respective Subsidiaries to, make available promptly to the other party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities laws (other than any confidential treatment requests) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege). If any material is withheld by such party pursuant to the first proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Without limiting the generality of the foregoing, each of GeoEye and DigitalGlobe shall, within 2 Business Days of a request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of GeoEye Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated June 27, 2012, between DigitalGlobe and GeoEye (the “Confidentiality Agreement”).

Section 6.03 Required Actions.

(a) Subject to the terms and conditions of this Agreement, each of DigitalGlobe and GeoEye shall, and shall cause its Subsidiaries to use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) as promptly as practicable any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by GeoEye or DigitalGlobe or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

(b) Subject to the terms and conditions of this Agreement, each of DigitalGlobe and GeoEye shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

(c) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby at the time directed by DigitalGlobe, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.03 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each of GeoEye and DigitalGlobe shall each use its reasonable best efforts to (A) take all action reasonably necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action reasonable to enable the transactions contemplated hereby to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated hereby.

(d) At the time directed by DigitalGlobe, DigitalGlobe and GeoEye shall cooperate and join together in filing with the FCC applications for its consent to the transfer of control of the GeoEye FCC Authorizations to DigitalGlobe or its designated subsidiary or affiliate (“FCC Applications”). DigitalGlobe and GeoEye shall use their reasonable best efforts to diligently take, or cause to be taken, all other actions consistent with this Section 6.03 to obtain promptly the requested written consent and approval of the FCC Applications by the FCC (“FCC Consent”).

(e) At the time directed by DigitalGlobe, DigitalGlobe and GeoEye shall cooperate and join together in filing with NOAA or the Department of Commerce, as applicable, an amendment to all DigitalGlobe DoC Authorizations describing the transaction undertaken in this Agreement (together, the “DoC Application”). DigitalGlobe and GeoEye shall use their reasonable best efforts to diligently take, or cause to be taken, all other actions consistent with this Section 6.03 to obtain promptly the requested written consent and approval of the DoC Application by NOAA or the Department of Commerce (“DoC Consent”).

(f) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing with or submission to a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before, or communications with, a Governmental Entity (including the Department of Defense and the Office of the Director of National Intelligence) relating to the transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Federal Communications Commission, the Department of Commerce or any other Governmental Entity (including the Department of Defense and the Office of the Director of National Intelligence) and of any communication received or given by a private party in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, DigitalGlobe shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each party will consult the other on and will take into account the reasonable inputs, comments and recommendations of the other party on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, written materials submitted to, or oral presentations made to, any third party or any Governmental Entity in connection with any governmental inquiry, investigation or proceeding with respect to the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, each party shall have the right to attend (to the extent permitted by the relevant Governmental Authority), and each party shall promptly and fully inform the other party about material conferences and meetings with regulators concerning the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, DigitalGlobe shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition, communications or satellite-related clearances and other approvals of Governmental Authorities, and shall take the lead in all meetings and communications with any Governmental Entity in connection therewith. Notwithstanding the cooperation of the parties required by this Section 6.03(f), in the event the parties do not agree with respect to any matter in connection with the required clearances and approvals from Governmental Authorities, DigitalGlobe’s decision will control, provided that such decision does not interfere with GeoEye’s ability to control its operations prior to Closing, and otherwise is consistent with GeoEye’s obligations under the Law, including but not limited to the Communications Act. DigitalGlobe and GeoEye may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.03(f) as “Antitrust Counsel Only Material.” Such Antitrust Counsel Only Material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (GeoEye or DigitalGlobe, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.03(f), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of GeoEye, DigitalGlobe and their respective Subsidiaries.

(g) Notwithstanding Sections 6.03(a), 6.03(b), 6.03(c), 6.03(d), 6.03(e) and 6.03(f) or any other provision of this Agreement to the contrary, in no event shall DigitalGlobe or its Subsidiaries or Affiliates be required to agree to (i) divest, hold separate or otherwise dispose of any material portion of its or GeoEye’s respective businesses, assets or Contracts or allow a third party to utilize a material amount of the capacity on its or GeoEye’s satellites or (ii) take any other action that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the business, assets, Contracts or properties of DigitalGlobe and GeoEye, taken as a whole. As long as the following actions of GeoEye are conditioned on Closing, DigitalGlobe may, if it so chooses, cause GeoEye to (i) divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of its respective businesses, assets or Contracts or (ii) take any other action that would have an impact on the business, assets, Contracts or properties of GeoEye or its Subsidiaries.

(h) Both DigitalGlobe and GeoEye shall, as promptly as practicable, and at least 60 days prior to the Effective Time, cause to be filed with the United States Department of State’s Directorate of Defense Trade Controls the notices required under Section 122.4(b) of the International Traffic in Arms Regulations, as amended.

Section 6.04 Equity/Incentive Awards.

(a) Options. Prior to the Effective Time, the GeoEye Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding GeoEye Stock Options to provide that, at the Effective Time, each GeoEye Stock Option outstanding immediately prior to the Effective Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such GeoEye Stock Option immediately prior to the Effective Time, a number of shares of DigitalGlobe Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of GeoEye Common Stock subject to such GeoEye Stock Option immediately prior to the Effective Time by the Common Exchange Ratio, at a per share exercise price, rounded up to the nearest whole cent, determined by dividing the per share exercise price of such GeoEye Stock Option by the Common Exchange Ratio; provided, however, that the adjustments provided in this Section 6.04(a) with respect to any GeoEye Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, shall be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(b) Restricted Stock Units. Prior to the Effective Time, the GeoEye Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding GeoEye Restricted Stock Units to provide that each award of Restricted Stock Units outstanding immediately prior to the Effective Time shall represent the right to receive, on the same terms and conditions as were applicable under such award immediately prior to the Effective Time, (i) a maximum number of shares of DigitalGlobe Common Stock, rounded down to the nearest whole share, determined by multiplying the maximum number of shares of

GeoEye Common Stock subject to such award of GeoEye Restricted Stock Units immediately prior to the Effective Time by the Mixed Election Stock Exchange Ratio and (ii) a maximum amount of cash, rounded down to the nearest whole cent, determined by multiplying the maximum number of shares of GeoEye Common Stock subject to such award of GeoEye Restricted Stock Units immediately prior to the Effective Time by the Mixed Election Per Share Cash Amount. Following the Effective Time, the DigitalGlobe Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as it deems appropriate to adjust, in accordance with and subject to the terms of the applicable GeoEye Stock Plans and award agreements thereunder, the vesting provisions of all outstanding GeoEye Restricted Stock Units the vesting of which is contingent upon the achievement of specified performance metrics.

(c) Performance Cash Awards. Following the Effective Time, the DigitalGlobe Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as it deems appropriate to adjust, in accordance with and subject to the terms of the applicable awards and agreements relating thereto, the performance metrics of all outstanding GeoEye long term cash awards the value or vesting of which is contingent upon the achievement of specified performance metrics.

(d) Restricted Stock Awards. Each holder of a GeoEye Restricted Stock Award shall be offered the opportunity to make an election of the type described in Section 2.01(c) and in a manner consistent with the principles set forth in Section 2.02 (with such adjustments to such procedures as may be determined by GeoEye in its sole discretion consistent with the terms of the GeoEye Stock Plans) and shall receive in consideration of such GeoEye Restricted Stock Awards consideration consistent with the principles set forth in Section 2.01, provided, however, that with respect to any GeoEye Restricted Stock Award that does not become vested upon the consummation of the transactions contemplated by this Agreement, (i) any DigitalGlobe Common Stock to be issued in respect of such GeoEye Restricted Stock Award to the holder thereof shall be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding GeoEye Restricted Stock Award immediately prior to the Effective Time and (ii) any cash payable in respect of such GeoEye Restricted Stock Award to the holder thereof shall be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding GeoEye Restricted Stock Award immediately prior to the Effective Time, such that such cash shall be paid to the holder of such GeoEye Restricted Stock Award by the Surviving Corporation only if and to the extent (and at the time) that such GeoEye Restricted Stock Award otherwise would have become vested and non-forfeitable.

(e) Prior to the Effective Time, the GeoEye Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to effect the following, without further action by any Person:

(i) after the date hereof, no future offering periods shall be commenced under the GeoEye ESPP. The current offering period in effect on the date hereof under the GeoEye ESPP will continue in accordance with its terms, and options under the current offering period will be exercisable at the normally scheduled time under the GeoEye ESPP in accordance with its terms; provided, however, that in all events the expiration of such offering period and the final exercise under the GeoEye ESPP shall occur prior to the Effective Time. The GeoEye ESPP shall terminate, effective immediately as of the Effective Time; and

(ii) ensure that, following the Effective Time, no holder of a GeoEye Stock Option or GeoEye Restricted Stock Unit (or former holder of a GeoEye Stock Option or GeoEye Restricted Stock Unit or any current or former participant in the GeoEye Stock Plan, or in any other GeoEye Benefit Plan or GeoEye Benefit Agreement), will have any right thereunder to acquire any capital stock of GeoEye or any GeoEye Subsidiary or any other equity interest therein.

(f) At the Effective Time, DigitalGlobe shall assume all the obligations of GeoEye under the GeoEye Stock Plans, each GeoEye Stock Option, GeoEye Restricted Stock Award and GeoEye Restricted Stock Unit outstanding at the Effective Time and the agreements evidencing the grants thereof (the “GeoEye Stock Plan Assumption”). As soon as practicable after the Effective Time, DigitalGlobe shall deliver to the holders of GeoEye Stock Options, GeoEye Restricted Stock Award and GeoEye Restricted Stock Units appropriate notices setting forth such holders’ rights pursuant to the respective GeoEye Stock Plans, and the agreements evidencing the grants of such GeoEye Stock Options, GeoEye Restricted Stock Award and GeoEye Restricted Stock Units shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(g) DigitalGlobe shall take all corporate action necessary to reserve for issuance a sufficient number of shares of DigitalGlobe Common Stock for delivery upon exercise or settlement of the GeoEye Stock Options, GeoEye Restricted Stock Award and GeoEye Restricted Stock Units assumed in accordance with this Section 6.04. DigitalGlobe shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of DigitalGlobe Common Stock subject to GeoEye Stock Options, GeoEye Restricted Stock Award and GeoEye Restricted Stock Units and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the related prospectus or prospectuses) for so long as such GeoEye Stock Options, GeoEye Restricted Stock Award and GeoEye Restricted Stock Units remain outstanding.

Section 6.05 Indemnification, Exculpation and Insurance.

(a) For a period of 6 years after the Effective Time, DigitalGlobe shall, and shall cause the Surviving LLC to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of GeoEye or the GeoEye Subsidiaries or were serving at the request of GeoEye as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of GeoEye or any of the GeoEye Subsidiaries at any time prior to the Effective Time to the extent provided under the GeoEye Charter or GeoEye By-laws in effect on the date of this Agreement (including with respect to the advancement of expenses). Prior to

Closing, GeoEye may, for the benefit of those Persons who are currently covered by GeoEye’s or any GeoEye Subsidiaries’ directors’ and officers’ liability insurance policies, cause coverage to be extended under such policies by obtaining a six-year “tail” policy containing terms that are at least as favorable to the insureds as the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing; provided, however, that the annualized premiums for such policy shall not be in excess of 200% of the last annual premium paid by GeoEye prior to the date hereof in respect of the coverages obtained pursuant hereto, but in such case GeoEye may purchase as much coverage as reasonably practicable for such amount. From and after the Closing, DigitalGlobe shall, or shall cause the Surviving LLC to, cause such “tail” policy to remain in full force and effect and shall not cause or permit any of its Affiliates to amend, waive, modify or otherwise alter the terms thereunder. To the extent any claim is asserted or made within such six-year period, such “tail” policy shall be continued in respect of such claim until the final disposition thereof. To the extent GeoEye does not obtain such a “tail” policy prior to the Closing, for a period of 6 years after the Effective Time, DigitalGlobe shall, or shall cause the Surviving LLC to, cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by GeoEye (provided that DigitalGlobe or the Surviving LLC, as the case may be, may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that, after the Effective Time, neither DigitalGlobe nor the Surviving LLC, as the case may be, shall be required to pay annual premiums in excess of 200% of the last annual premium paid by GeoEye prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. DigitalGlobe shall, and shall cause the Surviving LLC to, honor all indemnification agreements with the Indemnitees (including under the GeoEye By-laws) in effect as of the date of this Agreement in accordance with the terms thereof.

(b) In the event that DigitalGlobe or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, DigitalGlobe shall cause proper provision to be made so that the successors and assigns of DigitalGlobe assume the obligations set forth in this Section 6.05.

(c) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. DigitalGlobe shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.05, provided that such Indemnitee is successful in enforcing any such enforcement claim.

Section 6.06 Fees and Expenses; Termination Fees.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated, except that (i) DigitalGlobe shall be responsible for paying all HSR Act filing fees and (ii) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Form S-4 shall be shared equally by DigitalGlobe and GeoEye.

(b) DigitalGlobe shall pay to GeoEye a fee of $20,000,000 (the “DigitalGlobe Termination Fee”) if:

(i) GeoEye terminates this Agreement pursuant to Section 8.01(e); provided that if either GeoEye or DigitalGlobe terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after GeoEye would have been permitted to terminate this Agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i);

(ii)(A) prior to the DigitalGlobe Stockholders Meeting, a DigitalGlobe Takeover Proposal shall have been made to DigitalGlobe or shall have been made directly to the stockholders of DigitalGlobe generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a DigitalGlobe Takeover Proposal, (B) this Agreement is terminated by DigitalGlobe pursuant to (1) Section 8.01(b)(i) and the DigitalGlobe Stockholders Meeting has not been held on or prior to the fifth Business Day prior to the date of such termination or (2) Section 8.01(b)(iii) and (C) within 12 months of such termination, DigitalGlobe enters into a definitive Contract to consummate a DigitalGlobe Takeover Proposal or any DigitalGlobe Takeover Proposal is consummated; or

(iii) DigitalGlobe terminates this Agreement pursuant to Section 8.01(h).

Any DigitalGlobe Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) and (iii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(c) DigitalGlobe shall pay to GeoEye a fee of $20,000,000 (the “DigitalGlobe Reverse Termination Fee”) if:

(i) this Agreement is terminated by either DigitalGlobe or GeoEye (A) (1) pursuant to Section 8.01(b)(ii), only in connection with a Final Order obtained or issued by a Governmental Entity with respect to Section 7 of the Clayton Antitrust Act of 1914, the Communications Act or any other applicable U.S. antitrust or competition Laws, or (2) pursuant to Section 8.01(b)(i) and, in the case of this clause (2), at the time of such termination, the conditions set forth in Section 7.01(c)(i) or (c)(iii) or, solely with respect to U.S. antitrust or competition laws or the Communications Act, Section 7.01(d) shall not have been satisfied and (B) all other conditions to the obligations of DigitalGlobe, Merger Sub and Merger Sub 2 to consummate the Merger set forth in Section 7.01 and Section 7.03 have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur); provided that if DigitalGlobe pays the Reverse DigitalGlobe Termination Fee in accordance with this Section 6.06(c) and, prior to July 1, 2014, GeoEye enters into a definitive Contract to consummate a GeoEye Takeover Proposal or any GeoEye Takeover Proposal is consummated, GeoEye shall pay to DigitalGlobe a payment of $10,000,000 (the “Recoupment Payment”).

Any DigitalGlobe Reverse Termination Fee or Recoupment Payment due under this Section 6.06(c) shall be paid by wire transfer of same-day funds on the Business Day immediately following the date of termination of this Agreement or the date of the occurrence triggering the Recoupment Payment, as applicable.

(d) GeoEye shall pay to DigitalGlobe a fee of $20,000,000 (the “GeoEye Termination Fee”) if:

(i) DigitalGlobe terminates this Agreement pursuant to Section 8.01(f); provided that if either GeoEye or DigitalGlobe terminates this Agreement pursuant to Section 8.01(b)(iv) at any time after DigitalGlobe would have been permitted to terminate this Agreement pursuant to Section 8.01(f), this Agreement shall be deemed terminated pursuant to Section 8.01(f) for purposes of this Section 6.06(d)(i);

(ii)(A) prior to the GeoEye Stockholders Meeting, a GeoEye Takeover Proposal shall have been made to GeoEye or shall have been made directly to the stockholders of GeoEye generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a GeoEye Takeover Proposal, (B) this Agreement is terminated pursuant to (1) Section 8.01(b)(i) and the GeoEye Stockholders Meeting has not been held at or prior to the fifth Business Day prior to the date of such termination or (2) Section 8.01(b)(iv) and (C) within 12 months of such termination, GeoEye enters into a definitive Contract to consummate a GeoEye Takeover Proposal or a GeoEye Takeover Proposal is consummated; or

(iii) GeoEye terminates this Agreement pursuant to Section 8.01(g).

Any GeoEye Termination Fee due under this Section 6.06(d) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) and (iii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(e) DigitalGlobe and GeoEye acknowledge and agree that the agreements contained in Sections 6.06(b), 6.06(c) and 6.06(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither GeoEye nor DigitalGlobe would enter into this Agreement. Accordingly, if DigitalGlobe fails promptly to pay the amounts due pursuant to Sections 6.06(b) or 6.06(c) or GeoEye fails promptly to pay the amounts due pursuant to Sections 6.06(c) or 6.06(d), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of Morgan Stanley Bank, N.A. in effect on the date such payment was required to be made. In no event shall either party be obligated to pay more than one termination fee pursuant to this Section 6.06.

Section 6.07 Certain Tax Matters. Each of GeoEye and DigitalGlobe shall use its reasonable best efforts to cause the Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions to be attached as exhibits to DigitalGlobe’s Joint Proxy Statement and Form S-4 and the Tax opinions described in Sections 7.02(d) and 7.03(d), including by (i) delivering to Latham & Watkins LLP and Skadden, Arps, Slate, Meagher & Flom LLP, prior to the filing of the Joint Proxy Statement and Form S-4, tax representation letters in substantially the form attached to this Agreement as Section 6.07(a) of the GeoEye Disclosure Letter and Section 6.07(b) of the DigitalGlobe Disclosure Letter, respectively, (ii) delivering to Latham & Watkins LLP and Skadden, Arps, Slate, Meagher & Flom LLP tax representation letters, dated and executed as of the dates of such Tax opinions, in substantially the form attached to this Agreement as Section 6.07(a) of the GeoEye Disclosure Letter and Section 6.07(b) of the DigitalGlobe Disclosure Letter, respectively, (iii) not taking any action that such party knows is reasonably likely to prevent such qualification or to prevent the obtaining of such Tax opinions and (iv) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). Each of GeoEye and DigitalGlobe shall use its reasonable best efforts not to, and not permit or cause any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 6.07 or that would cause the Combination to fail to qualify as a “reorganization” under Section 368(a) of the Code. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of GeoEye, DigitalGlobe, Merger Sub and Merger Sub 2 will report the Combination and the other transactions contemplated by this Agreement in a manner consistent with the treatment of the Combination as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.08 Transaction Litigation. GeoEye shall give DigitalGlobe the opportunity to participate in the defense or settlement of any stockholder litigation against GeoEye or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of

DigitalGlobe, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of DigitalGlobe and GeoEye shall cooperate, shall cause the DigitalGlobe Subsidiaries and the GeoEye Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such litigation.

Section 6.09 Section 16 Matters. Prior to the Effective Time, each of DigitalGlobe and GeoEye shall use its commercially reasonable efforts to cause any dispositions of shares of GeoEye Common Stock (including derivative securities with respect to shares of GeoEye Common Stock) or acquisitions of shares of DigitalGlobe Common Stock (including derivative securities with respect to shares of DigitalGlobe Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Governance Matters. DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye shall take all actions necessary so that the matters set forth on Exhibit 6.10 occur on the Closing Date.

Section 6.11 Public Announcements. Except with respect to any GeoEye Adverse Recommendation Change or DigitalGlobe Adverse Recommendation Change made in accordance with the terms of this Agreement, DigitalGlobe and GeoEye shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case such party will still attempt to consult in advance, if permitted and practicable). GeoEye and DigitalGlobe agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties.

Section 6.12 Stock Exchange Listing. DigitalGlobe shall use its reasonable best efforts to cause the shares of DigitalGlobe Common Stock to be issued (a) in the Merger and (b) upon the exercise of GeoEye Stock Options or the vesting of GeoEye Restricted Stock Units, in each case under this clause (b) following the Effective Time, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. GeoEye shall cooperate with DigitalGlobe in connection with the foregoing, including the provision of information reasonably requested by DigitalGlobe in connection therewith.

Section 6.13 Headquarters; Business Locations. After the Effective Time, the corporate headquarters of DigitalGlobe shall be in Longmont, Colorado, and DigitalGlobe will retain a business presence in Colorado, Missouri and Virginia.

Section 6.14 Cerberus Matters. GeoEye shall use commercially reasonable efforts to cause all Contracts between GeoEye or its Affiliates, on the one hand, and Cerberus or its Affiliates, on the other hand, to terminate as of the Effective Time.

Section 6.15 Contracts. Notwithstanding anything to the contrary in this Agreement, each of DigitalGlobe and GeoEye shall be entitled to enter into new Contracts for the sale of satellite imagery and geospatial information products and services to existing and new customers in the ordinary course of business consistent with past practice.

Section 6.16 Debt Tender and Consent Solicitation.

(a) GeoEye shall use its reasonable best efforts to commence, and shall assist DigitalGlobe in drafting, as soon as reasonably practicable following the receipt of a written request from DigitalGlobe to do so (but in no event earlier than 20 days after the date of this Agreement), and to consummate in connection with the Closing as soon as reasonably practicable thereafter, in accordance with this Agreement and applicable Law, an offer to purchase all of the outstanding aggregate principal amount of each series of GeoEye Notes designated in such written request from DigitalGlobe (a “Debt Tender Offer”) together with a solicitation of consents to amend provisions of GeoEye Indentures (a “Consent Solicitation” and collectively, the “Debt Tender Offer and Consent”), on such terms and conditions, including pricing terms, that are reasonably specified, from time to time, by DigitalGlobe.

(b) Without DigitalGlobe’s written consent, but subject to Section 6.16(c) and applicable Law, GeoEye shall not, and shall cause each GeoEye Subsidiary not to, amend, waive, extend or agree to pay any amount in connection with any Debt Tender Offer and Consent, defeasance or satisfaction and discharge with respect to GeoEye Notes or GeoEye Indentures. Notwithstanding the foregoing, (x) the closing of the Debt Tender Offer and Consent shall be conditioned on the occurrence of the Closing and funded by amounts provided by DigitalGlobe and/or one or more DigitalGlobe Subsidiaries, and (y) GeoEye and its Subsidiaries shall not be required to take any action in violation of Law in connection with the Debt Tender Offer and Consent. Immediately prior to the Effective Time, GeoEye shall accept for payment, and thereafter DigitalGlobe shall, or shall cause the Surviving LLC on DigitalGlobe’s behalf to, promptly pay for all GeoEye Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Tender Offer and Consent and to deliver such GeoEye Notes to the applicable trustee for cancellation.

(c) GeoEye shall reasonably cooperate with DigitalGlobe in DigitalGlobe’s preparation of all necessary and appropriate documentation (including, if applicable, all mailings to the holders of GeoEye Notes and all reports and statements required to be filed with the SEC) in connection with the Debt Tender Offer and Consent. Such documentation shall be subject to the prior review of, and comment by, each party and such party’s legal counsel. If at any time prior to the completion of the Debt Tender Offer and Consent any information in such documentation is discovered by GeoEye or DigitalGlobe that should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of circumstances under which they are made, not misleading, then the party that discovers such information shall promptly notify the other party thereof, and an appropriate amendment or supplement (including incorporating by reference) shall be prepared by the parties (subject to the reasonable review of, and comment by, their respective legal counsel) describing such information and shall be disseminated by or on behalf of GeoEye to the holders of GeoEye Notes.

(d) DigitalGlobe and GeoEye shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the Debt Tender Offer and Consent process. GeoEye shall keep DigitalGlobe reasonably informed and shall promptly provide DigitalGlobe all material information regarding the status, results and timing of the Debt Tender Offer and Consent. If the holders of the requisite percentage of the aggregate principal amount of the outstanding GeoEye Notes needed to consent to amendments of GeoEye Indentures have so consented, GeoEye shall promptly execute supplemental indentures to such GeoEye Indenture to effectuate such amendments that will become operative only immediately upon the Effective Time and shall use reasonable efforts to cause the trustee under each such GeoEye Indenture to enter into each such applicable supplemental indenture prior to or substantially simultaneously with the Closing.

(e) At DigitalGlobe’s written request, GeoEye shall, and shall cause its Subsidiaries party to the applicable GeoEye Indenture to, use commercially reasonable efforts to promptly take all actions necessary and required to effect the redemption of any GeoEye Notes that otherwise would remain outstanding at the Closing and the satisfaction and discharge of any GeoEye Indenture with respect to any such GeoEye Notes, which satisfaction and discharge shall be effective upon the Closing; and GeoEye, if so requested by DigitalGlobe, shall concurrently with the Closing (w) give irrevocable instructions to the trustee under the applicable GeoEye Indenture to mail a notice of redemption to holders of such GeoEye Notes pursuant to such GeoEye Indenture, (x) deposit in trust all required funds or Government Securities (as defined in the applicable GeoEye Indenture) with respect to such redemption as set forth in the applicable GeoEye Indenture and give irrevocable instructions to the trustee under such GeoEye Indenture to apply the deposit toward the payment of such GeoEye Notes upon redemption, (y) pay or cause to be paid all other sums payable pursuant to such GeoEye Indenture, and (z) deliver to the trustee under the applicable GeoEye Indenture such “Officers’ Certificates,” “Opinions of Counsel,” any required accountants’ certificates and “Board Resolutions” in connection with a redemption (as such terms are defined in the applicable GeoEye Indenture) in form and substance satisfactory to such trustee as to satisfaction of all conditions precedent to such satisfaction and discharge, such redemption and as to the other matters set forth in the applicable GeoEye Indenture; and GeoEye shall take all such other actions as are required to satisfy and discharge each such GeoEye Indenture; and GeoEye shall use commercially reasonable efforts to cause the trustee under each GeoEye Indenture to acknowledge satisfaction and discharge of such GeoEye Indenture in writing promptly upon satisfaction of the conditions therein. For the avoidance of doubt, GeoEye shall not be obligated to call for redemption any GeoEye Notes or make any payments or deposit any funds under this Section 6.16(e) unless GeoEye shall have received from DigitalGlobe the amounts required to deposit with the applicable trustee to pay the redemption price for the applicable GeoEye Notes as required pursuant to the applicable GeoEye Indenture and pay or cause to be paid all other sums, including accrued interest and trustee fees and expenses, payable pursuant to such GeoEye Indenture in connection therewith.

(f) GeoEye shall execute a dealer manager agreement with J.P. Morgan Securities LLC, or such other Person reasonably acceptable to DigitalGlobe and GeoEye, as dealer manager with respect to the Debt Tender Offer and Consent, on reasonable and customary terms and conditions.

Section 6.17 Financing.

(a) Unless, and to the extent, DigitalGlobe has sufficient cash from other sources available to satisfy its obligations under this Agreement and for the Refinancing, from and after the execution of this Agreement, DigitalGlobe shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter and shall not permit any amendment or modification to be made to, any replacement of all or any portion of any facilities (or commitments thereof) described in, or any waiver of any provision or remedy under, the Commitment Letter, if such amendment, modification, replacement or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount except by operation of the “market flex” provisions) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of any portion of the Financing in a manner that would or would reasonably be expected to (A) delay or prevent the Closing or the Closing Date or (B) make the satisfaction of the conditions to obtaining the Financing materially less likely to occur or (C) adversely impact the ability of DigitalGlobe to enforce its rights against other parties to the Commitment Letter or the Definitive Agreements, in any material respect, including any right to seek specific performance of the Commitment Letter or the Definitive Agreements. Subject to the limitations set out in the first sentence of this Section 6.17(a), DigitalGlobe may amend, supplement, modify or replace the Commitment Letter as in effect at the date hereof (x) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement, (y) to increase the amount of indebtedness and (z) to replace all or a portion of the facility committed under the Commitment Letter as in effect as of the date hereof with one or more new facilities under such Commitment Letter or under any new commitment letter or facility (any such new commitment or facility, a “Replacement Facility”) in a manner not materially less beneficial to DigitalGlobe (as determined in the reasonable judgment of DigitalGlobe), provided that any amendments, modifications or replacements of any Replacement Facility shall be subject to the same limitations that apply to the Commitment Letter as set forth in the first sentence of this Section 6.17(a). For purposes of this Agreement, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letter as permitted to be amended, modified or replaced pursuant to this Section 6.17 (including any Replacement Facility, any Alternative Financing), and (2) the term “Commitment Letter” shall be deemed to include the Commitment Letter as may be permitted to be amended, modified or replaced pursuant to this Section 6.17, any Replacement Facility, and any commitment letters with respect to the Alternative Financing and any related fee letters (it being understood that any Replacement Facility or Alternative Financing shall be subject to the terms herein that apply to the Commitment Letter).

(b) Unless, and to the extent, DigitalGlobe has sufficient cash from other sources available to satisfy its obligations under this Agreement and for the Refinancing, DigitalGlobe shall use its reasonable best efforts to (i) maintain in effect the Commitment Letter pursuant to its terms (except for amendments not prohibited by Section 6.17(a)) until the transactions contemplated hereby are consummated, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including any applicable

“market flex” provisions) contained in the Commitment Letter (“Definitive Agreements”) or on other terms not materially less favorable to DigitalGlobe than the terms and conditions (including any applicable “market flex” provisions) contained in the Commitment Letter, (iii) satisfy on a timely basis (or obtain the waiver of) all conditions to funding in the Commitment Letter that are within its control and consummate the Financing at or prior to the Closing in accordance with the terms and conditions of the Commitment Letter at or prior to the Closing, (iv) enforce its rights under the Commitment Letter in the event of a breach or other failure to fund the Financing required to consummate the Refinancing on the Closing Date by the lenders and other Persons providing Financing and (v) comply in all material respects with its covenants and other obligations under the Commitment Letter (or obtain the waiver thereof).

(c) Without limiting the generality of the foregoing, DigitalGlobe shall give GeoEye reasonably prompt notice: (i) of any material breach or default by any party to the Commitment Letter or definitive document related to the Financing of which it becomes aware; (ii) of the receipt of any written notice or other written communication from any Financing Source with respect to any breach, default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the Financing of any provisions of the Commitment Letter or any definitive document related to the Financing and (iii) if for any reason DigitalGlobe believes in good faith that it will not be able to obtain all or any portion of the Financing required to consummate the Refinancing.

(d) Unless, and to the extent, DigitalGlobe has sufficient cash from other sources available to satisfy its obligations under this Agreement and for the Refinancing, in the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, DigitalGlobe shall use its reasonable best efforts to, as promptly as practicable, arrange alternative debt financing from the same or alternative sources in an amount sufficient to consummate the Refinancing (the “Alternative Financing”) following the occurrence of such event; provided however, that DigitalGlobe shall not be required to obtain financing which includes terms and conditions materially less favorable (taking into account any “market flex” provision) to DigitalGlobe, in each case relative to those in the Financing being replaced. DigitalGlobe shall promptly notify GeoEye of the receipt of any written notice from any lender named in the Commitment Letter to withdraw, terminate or reduce the aggregate amount of Financing contemplated by, the Commitment Letter.

(e) On and prior to the Closing, GeoEye shall, and shall cause GeoEye Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to reasonably cooperate with DigitalGlobe in connection with the arrangement of Financing, including (i) promptly providing the Financing Sources and their agents with all financial and other pertinent information regarding GeoEye and GeoEye Subsidiaries required to be delivered pursuant to the Commitment Letter or as may be reasonably requested by DigitalGlobe or the Financing Sources or their respective agents to prepare customary bank information memoranda and lender presentations in connection with such Financing; (ii) participating (including by making members of senior management with appropriate seniority and expertise available to participate) in a reasonable number of meetings, due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Financing; (iii) reasonably cooperating with the Financing Sources’ and its agents’ due diligence, to the extent not unreasonably interfering with the business of GeoEye; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing, including using its reasonable best efforts to ensure that any syndication effort benefits from any existing banking relationship; (v) reasonably cooperating with DigitalGlobe’s preparation of bank information memoranda and similar documents, rating agency presentations, and road show presentations used to complete such Financing, to the extent information contained therein relates to the business of GeoEye and GeoEye Subsidiaries; (vi) using reasonable best efforts to cause its certified independent auditors to provide, in connection with the Financing, (A) applicable consent to SEC filings that include or incorporate GeoEye’s consolidated financial information (with such changes as GeoEye and its auditors deem necessary or appropriate) and their reports thereon, in each case, to the extent such consent is required, auditors reports and comfort letters with respect to financial information relating to GeoEye and GeoEye Subsidiaries in customary form and (B) other documentation (including reasonable assistance in the preparation of pro forma financial statements by DigitalGlobe, to the extent such other documentation is required); provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of DigitalGlobe; (vii) providing customary certificates, legal opinions of internal counsel or other customary closing documents as may be reasonably requested by DigitalGlobe or its Financing Sources in connection with the Financing; (viii) entering into one or more credit or other agreements on terms contemplated by the Commitment Letter in connection with the Financing; (ix) taking all actions reasonably necessary in connection with the payoff of existing indebtedness of GeoEye and GeoEye Subsidiaries on the Closing Date and the release of related Liens on the Closing Date (including any necessary prepayment of GeoEye’s existing indebtedness); (x) executing and delivering any pledge and security documents or other definitive financing documents reasonably requested by DigitalGlobe or its Financing Sources in connection with the Financing, in each case of clauses (vii), (viii), (ix) and (x), conditional upon the actual occurrence of the Closing; (xi) reasonably cooperating with DigitalGlobe in providing customary information with respect to its property and assets reasonably required in connection with the Financing and reasonably facilitating the pledging of collateral and providing of guarantees with respect to the Financing upon Closing and, subject to the occurrence of the Closing, taking corporate actions necessary to permit the consummation of the Financing; (xii) assisting DigitalGlobe as reasonably requested thereby in seeking to obtain ratings from Moody’s Investors Service, Inc. and Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., with respect to the borrower of the Financing and the senior secured facilities described in the Commitment Letter; and (xiii) delivering to DigitalGlobe for further distribution to the lenders under the Financing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2011)); provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of GeoEye or the GeoEye Subsidiaries. Notwithstanding the foregoing, (A) neither GeoEye nor any of the GeoEye Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any out-of-pocket cost or expense not reimbursed by DigitalGlobe or to pay any commitment or any similar fee or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, prior to the Closing and (B) neither GeoEye nor any of the GeoEye Subsidiaries shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing. All non-public or other confidential information provided by GeoEye or any of its Representatives pursuant to this Section 6.17(e) shall be kept confidential in accordance with the Confidentiality Agreement, except that DigitalGlobe shall be permitted to disclose such information to potential financing sources and to rating agencies during the syndication and marketing of the Financing subject to customary confidentiality undertakings by such potential financing sources.

(f) DigitalGlobe shall indemnify and hold harmless GeoEye, GeoEye Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing or the arrangement thereof (including any action taken in accordance with Section 6.17(e)) and any information utilized in connection therewith (other than information relating to GeoEye or GeoEye Subsidiaries provided to DigitalGlobe in writing on or behalf of GeoEye, GeoEye Subsidiaries or its and their Representatives expressly for use in connection with the Financing). For purposes of Section 7.02(b), the obligations of GeoEye as set forth in the foregoing Section 6.17(e)(vi)(A) shall be deemed to exclude the phrase “using reasonable best efforts”.

Section 6.18 Integration Planning. Subject to applicable Law, between the date hereof and the Effective Time, DigitalGlobe and GeoEye will cooperate with each other in connection with the integration of the two companies, including taking the actions set forth on Section 6.18 of the DigitalGlobe Disclosure Letter and Section 6.18 of the GeoEye Disclosure Letter, respectively.

Section 6.19 GeoEye Satellite. Following the date hereof until 10 Business Days prior to the shipment by GeoEye of any satellite to a launch site and upon reasonable advance notice, GeoEye shall provide access by a Qualified DigitalGlobe Team (at DigitalGlobe’s sole cost and expense) to such satellite for purposes of testing and de-bugging a DigitalGlobe-developed software module to be installed on DigitalGlobe ground station equipment in connection with telemetry, tracking and control communications to and from such satellite after launch. Nothing herein shall require GeoEye to make or cause to be made any modifications to any of its satellites or to delay the shipment or launch of any of its satellites and the parties agree that all decisions to modify, launch or ship for launch any of GeoEye’s satellites remain in GeoEye’s sole discretion. GeoEye shall provide such documentation and information to the Qualified DigitalGlobe Team as they may reasonably require for such testing and de-bugging of the DigitalGlobe-developed software module. A “Qualified DigitalGlobe Team” shall mean engineering personnel (including any third party contractor personnel) designated by DigitalGlobe and reasonably acceptable to GeoEye who have signed written confidentiality agreements prepared by and for the benefit of GeoEye and its contractors (reasonably acceptable to DigitalGlobe) intended to protect any proprietary or competitively sensitive information, source code or data belonging to GeoEye or its contractors from unauthorized or illegal use. GeoEye shall provide DigitalGlobe with written notice 10 Business Days prior to launching or shipping for launch any satellite, as applicable. DigitalGlobe and GeoEye shall adhere to the communications plan set forth on Section 6.19 of the GeoEye Disclosure Letter.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The DigitalGlobe Stockholder Approval and the GeoEye Stockholder Approval shall have been obtained.

(b) Listing. The shares of DigitalGlobe Common Stock issuable (i) as Merger Consideration pursuant to this Agreement and (ii) upon the exercise of GeoEye Stock Options or the vesting of GeoEye Restricted Stock Units, in each case under this clause (ii) following the Effective Time, shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Governmental Approvals.

(i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(ii) All Consents, if any, required to be obtained under any other foreign antitrust, competition, foreign investment, trade regulation or similar Laws or from or of any other Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those Consents which are not material to the Combined Company.

(iii) FCC Consent shall have been obtained.

(iv) DoC Consent shall have been obtained.

(d) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction, (collectively, the “Legal Restraints”) shall be in effect, in each case, that prevents, makes illegal, or prohibits the consummation of the Merger or that is (i) seeking to prohibit, materially restrain or otherwise materially interfere with the Merger or the ownership or operation of all or any material portion of the business or assets of GeoEye or any of the GeoEye Subsidiaries or of DigitalGlobe or any of the DigitalGlobe Subsidiaries or to compel GeoEye, DigitalGlobe or any GeoEye Subsidiary or DigitalGlobe Subsidiary to license, dispose of or hold separate all or any material portion of the business or assets of GeoEye or any of the GeoEye Subsidiaries or of DigitalGlobe or any of the DigitalGlobe Subsidiaries or (ii) seeking divestiture of any shares of GeoEye Capital Stock (or shares of stock of the Surviving Corporation or limited liability company interests of the Surviving LLC) or seeking to impose or confirm limitations on the ability of DigitalGlobe or any DigitalGlobe Subsidiary effectively to exercise full rights of ownership of the shares of the Surviving Corporation Common Stock or of the limited liability company interests of the Surviving LLC, including the right to vote, in the case of clause (i) or clause (ii), which would reasonably be expected to have a Material Adverse Effect on the Combined Company.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and DigitalGlobe shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.

Section 7.02 Conditions to Obligations of GeoEye. The obligation of GeoEye to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of DigitalGlobe contained in this Agreement (except for the representations and warranties contained in Section 3.03 and Section 3.08(ii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “DigitalGlobe Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “DigitalGlobe Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, (ii) the representations and warranties of DigitalGlobe contained in Section 3.03 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) the representations and warranties of DigitalGlobe contained in Section 3.08(ii) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. GeoEye shall have received a certificate signed on behalf of DigitalGlobe by an executive officer of DigitalGlobe to such effect.

(b) Performance of Obligations of DigitalGlobe, Merger Sub and Merger Sub 2. Each of DigitalGlobe, Merger Sub and Merger Sub 2 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GeoEye shall have received a certificate signed on behalf of DigitalGlobe by an executive officer of DigitalGlobe to such effect.

(c) Absence of DigitalGlobe Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a DigitalGlobe Material Adverse Effect, and GeoEye shall have received a certificate signed on behalf of DigitalGlobe by an executive officer of DigitalGlobe to such effect.

(d) Opinion. GeoEye shall have received an opinion of Latham & Watkins LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP will be entitled to receive and rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye, in substantially the forms attached hereto as Section 6.07(a) of the GeoEye Disclosure Letter and Section 6.07(b) of the DigitalGlobe Disclosure Letter; provided, however, that the condition set forth in this Section 7.02(d) shall not be waivable by GeoEye after receipt of the GeoEye Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

Section 7.03 Conditions to Obligations of DigitalGlobe, Merger Sub and Merger Sub 2. The obligations of DigitalGlobe, Merger Sub and Merger Sub 2 to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of GeoEye contained in this Agreement (except for the representations and warranties contained in Section 4.03 and Section 4.08(ii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “GeoEye Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “GeoEye Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, (ii) the representations and warranties of GeoEye contained in Section 4.03 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) the representations and warranties of GeoEye contained in Section 4.08(ii) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. DigitalGlobe shall have received a certificate signed on behalf of GeoEye by an executive officer of GeoEye to such effect.

(b) Performance of Obligations of GeoEye. GeoEye shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DigitalGlobe shall have received a certificate signed on behalf of GeoEye by an executive officer of GeoEye to such effect.

(c) Absence of GeoEye Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a GeoEye Material Adverse Effect, and DigitalGlobe shall have received a certificate signed on behalf of GeoEye by an executive officer of GeoEye to such effect.

(d) Opinion. DigitalGlobe shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP will be entitled to receive and rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye, in substantially the forms attached hereto as Section 6.07(a) of the GeoEye Disclosure Letter and Section 6.07(b) of the DigitalGlobe Disclosure Letter; provided, however, that the condition set forth in this Section 7.03(d) shall not be waivable by DigitalGlobe after receipt of the DigitalGlobe Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the DigitalGlobe Stockholder Approval or the GeoEye Stockholder Approval:

(a) by mutual written consent of GeoEye and DigitalGlobe;

(b) by either GeoEye or DigitalGlobe:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean February 15, 2013; provided, however, that (A) the End Date may be extended by either GeoEye or DigitalGlobe to June 30, 2013 if the approvals referenced in Section 7.01(c)(i), (iii) or (iv) have not been obtained by such date, so long as at such time the DigitalGlobe Stockholder Approval and the GeoEye Stockholder Approval have been obtained and (B) the End Date may be further extended by DigitalGlobe to September 30, 2013 if (1) the approvals referenced in Section 7.01(c)(iii) have not been obtained by June 30, 2013, but all other conditions to Closing shall have been satisfied or shall be then capable of being satisfied, (2) at least 10 Business Days prior to June 30, 2013, DigitalGlobe shall have provided GeoEye written notice of its intent to further extend the End Date and confirming that it will have commitment letters for Replacement Financing executed on or prior to June 30, 2013, which notice shall attach copies of any term sheets, commitment letters or other documents related to the Replacement Financing (and keep GeoEye reasonably informed with respect to negotiations related thereto), (3) DigitalGlobe shall have obtained, as of June 30, 2013, executed commitment letters for the Replacement Financing, which commitment letters shall extend through September 30, 2013, and (4) at such time the DigitalGlobe Stockholder Approval and the GeoEye Stockholder Approval have been obtained; and further provided that the End Date shall not occur sooner than three (3) Business Days after the final day of the Marketing Period; and further provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become a Final Order; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Legal Restraint and shall not be in material violation of Section 6.03 or otherwise in material violation of this Agreement;

(iii) if the DigitalGlobe Stockholder Approval is not obtained at the DigitalGlobe Stockholders Meeting duly convened (unless such DigitalGlobe Stockholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the GeoEye Stockholder Approval is not obtained at the GeoEye Stockholders Meeting duly convened (unless such GeoEye Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by GeoEye, if DigitalGlobe, Merger Sub or Merger Sub 2 breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of DigitalGlobe contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by DigitalGlobe, Merger Sub or Merger Sub 2, as the case may be, by the End Date or is not cured by DigitalGlobe, Merger Sub or Merger Sub 2, as the case may be, within 45 days after receiving written notice from GeoEye (provided that GeoEye is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of GeoEye contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by DigitalGlobe, if GeoEye breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of GeoEye contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by GeoEye by the End Date or is not cured by GeoEye within 45 days after receiving written notice from DigitalGlobe (provided that DigitalGlobe is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of DigitalGlobe contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by GeoEye, in the event that a DigitalGlobe Adverse Recommendation Change shall have occurred; provided that GeoEye shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the DigitalGlobe Stockholder Approval is obtained at the DigitalGlobe Stockholders Meeting;

(f) by DigitalGlobe, in the event that a GeoEye Adverse Recommendation Change shall have occurred; provided that DigitalGlobe shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the GeoEye Stockholder Approval is obtained at the GeoEye Stockholders Meeting;

(g) by GeoEye, at any time prior to the receipt of the GeoEye Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior GeoEye Proposal; provided, that GeoEye has complied with the provisions of Section 5.03 and that it pays to DigitalGlobe the GeoEye Termination Fee in accordance with Section 6.06(d)(iii);

(h) by DigitalGlobe, at any time prior to the receipt of the DigitalGlobe Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior DigitalGlobe Proposal; provided, that DigitalGlobe has complied with the provisions of Section 5.02 and that it pays to GeoEye the DigitalGlobe Termination Fee in accordance with Section 6.06(b)(iii); or

(i) by DigitalGlobe, (i) within 10 Business Days following the date that GeoEye or any GeoEye Subsidiary ships for launch any satellite after the date hereof, or (ii) within 10 Business Days following the date that GeoEye or any GeoEye Subsidiary launches any satellite after the date hereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either DigitalGlobe or GeoEye as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of GeoEye or DigitalGlobe, other than Section 3.20, Section 4.20, the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and except in the case of fraud or any intentional misrepresentation by a party or any intentional breach by a party of any representation, covenant or agreement set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein shall relieve or release any party from any liabilities or damages resulting from fraud or any intentional misrepresentation by such party or any intentional breach by such party of any representation, covenant or agreement set forth in this Agreement

Section 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the DigitalGlobe Stockholder Approval or the GeoEye Stockholder Approval; provided, however, that (a) after receipt of the DigitalGlobe Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of DigitalGlobe without the further approval of such stockholders, (b) after receipt of the GeoEye Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of GeoEye without the further approval of such stockholders, (c) no amendment shall be made to this Agreement after the Effective Time, (d) except as provided above, no amendment of this Agreement shall require the approval of the stockholders of DigitalGlobe or the stockholders of GeoEye and (e) no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Sections 9.07 and 9.08, the last sentence of Section 9.10 and Section 9.11 without the consent of the Financing Sources. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by DigitalGlobe shall require the approval of the stockholders of DigitalGlobe unless such approval is required by Law and no extension or waiver by GeoEye shall require the approval of the stockholders of GeoEye unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of GeoEye, DigitalGlobe, Merger Sub or Merger Sub 2, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of DigitalGlobe or GeoEye.

Section 8.06 Alternative Structure. The parties hereby agree to cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement as long as there is no change in the economic terms thereof and such alternative structure does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect any of the parties hereto or either DigitalGlobe’s or GeoEye’s stockholders or result in additional liability to DigitalGlobe’s or GeoEye’s directors or officers.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to DigitalGlobe, Merger Sub or Merger Sub 2, to:

DigitalGlobe, Inc.

1601 Dry Creek Drive

Suite 260

Longmont, CO 80503

Phone: (303) 684-4000

Facsimile: (303) 684-4340

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Phone: (212) 735-3000

Facsimile: (212) 735-2000

Attention: Nancy Lieberman, Esq.

                Marie Gibson, Esq.

(b)    if to GeoEye, to:

GeoEye, Inc.

2325 Dulles Corner Boulevard

Herndon, VA 20171

Phone: (703) 480-5672

Facsimile: (703) 480-8175

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Phone: (202) 637-2200

Facsimile: (202) 637-2201

Attention: William P. O’Neill

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Phone: (212) 446-4994

Facsimile: (212) 446-6460

Attention: David Feirstein, Esq.

Section 9.03 Definitions. For purposes of this Agreement:

“2009 Indenture” means the Indenture, dated as of October 9, 2009, between GeoEye, the subsidiary guarantors party thereto and The Bank of New York Mellon, as trustee.

“2010 Indenture” means the Indenture, dated as of October 8, 2010, between GeoEye, the subsidiary guarantors party thereto and Wilmington Trust FSB, as trustee.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Combined Company” means GeoEye, the GeoEye Subsidiaries, DigitalGlobe and the DigitalGlobe Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“DigitalGlobe Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between DigitalGlobe or any DigitalGlobe Subsidiary, on the one hand, and any DigitalGlobe Personnel, on the other hand.

“DigitalGlobe Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by DigitalGlobe, any DigitalGlobe Subsidiary or any DigitalGlobe Commonly Controlled Entity for the benefit of any DigitalGlobe Personnel.

“DigitalGlobe Commonly Controlled Entity” means any person or entity, other than DigitalGlobe and the DigitalGlobe Subsidiaries, that, together with DigitalGlobe, is treated as a single employer under Section 414 of the Code.

“DigitalGlobe Government Bid” means any offer, quotation, bid or proposal to sell products or services made by DigitalGlobe or any of the DigitalGlobe Subsidiaries to any Governmental Authority or any prime contractor of any Governmental Entity prior to the Closing Date which, if accepted, would result in a DigitalGlobe Government Contract.

“DigitalGlobe Material Adverse Effect” means a Material Adverse Effect with respect to DigitalGlobe.

“DigitalGlobe Personnel” means any current or former director, officer or employee of DigitalGlobe or any DigitalGlobe Subsidiary.

“DigitalGlobe Restricted Stock” means any restricted stock granted under any DigitalGlobe Stock Plan or otherwise.

“DigitalGlobe Stock Option” means any option to purchase DigitalGlobe Common Stock, whether granted under any DigitalGlobe Stock Plan or otherwise.

“DigitalGlobe Stock Plans” means the DigitalGlobe 2007 Employee Stock Option Plan and the DigitalGlobe Amended and Restated 1999 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FCC” means the Federal Communications Commission or any successor agency.

“Final Order” means an action or decision as to which (A) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (B) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (C) the Governmental Entity does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (D) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, together with their Affiliates, and including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements relating thereto).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GeoEye Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between GeoEye or any GeoEye Subsidiary, on the one hand, and any GeoEye Personnel, on the other hand.

“GeoEye Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by GeoEye, any GeoEye Subsidiary or any GeoEye Commonly Controlled Entity for the benefit of any GeoEye Personnel.

“GeoEye Commonly Controlled Entity” means any Person, other than GeoEye and the GeoEye Subsidiaries, that, together with GeoEye, is treated as a single employer under Section 414 of the Code.

“GeoEye ESPP” means the GeoEye Employee Stock Purchase Plan.

“GeoEye Government Bid” means any offer, quotation, bid or proposal to sell products or services made by GeoEye or any of the GeoEye Subsidiaries to any Governmental Authority or any prime contractor of any Governmental Entity prior to the Closing Date which, if accepted, would result in a GeoEye Government Contract.

“GeoEye Indentures” means the 2009 Indenture and the 2010 Indenture.

“GeoEye Material Adverse Effect” means a Material Adverse Effect with respect to GeoEye.

“GeoEye Notes” means GeoEye’s outstanding 9.625% Senior Secured Notes due 2015 issued pursuant to the 2009 Indenture and 8.625% Senior Secured Notes due 2016 issued pursuant to the 2010 Indenture.

“GeoEye Personnel” means any current or former director, officer or employee of GeoEye or any GeoEye Subsidiary.

“GeoEye Restricted Stock Award” means any restricted stock granted under any GeoEye Stock Plan or otherwise.

“GeoEye Restricted Stock Unit” means any restricted stock unit or performance share unit payable in shares of GeoEye Common Stock or the value of which is determined with reference to the value of shares of GeoEye Common Stock, or any other award the value of which is determined with reference to the value of shares of GeoEye Common Stock, in each case whether granted under any GeoEye Stock Plan or otherwise.

“GeoEye Stock Option” means any option to purchase GeoEye Common Stock, whether granted under any GeoEye Stock Plan or otherwise.

“GeoEye Stock Plans” means the GeoEye 2010 Omnibus Incentive Plan, the GeoEye 2006 Omnibus Stock and Performance Incentive Plan and the 2003 Employee Stock Incentive Plan.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such

Person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, or (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of the individuals set forth in Section 9.03 of the GeoEye Disclosure Letter with respect to GeoEye or Section 9.03 of the DigitalGlobe Disclosure Letter with respect to DigitalGlobe, as applicable, after having made due inquiry of those persons reporting directly to such individual, but without further investigation by such individual.

“Marketing Period” means the period of 20 consecutive calendar days after delivery by GeoEye of the Required Information to DigitalGlobe; provided that (i) the Marketing Period shall either end on or prior to August 17, 2012 or, if the Marketing Period has not ended on or prior to August 17, 2012, then the Marketing Period shall commence no earlier than September 4, 2012), (ii) November 22, 2012 and November 23, 2012 shall not be included in the Marketing Period, (iii) the Marketing Period shall end on or prior to December 21, 2012 or, if the Marketing Period has not ended on prior to December 21, 2012, then the Marketing Period shall begin on or after December 31, 2012 and (iv) the Marketing Period shall end on the date the Financing is consummated if such date is prior to the end of the applicable 20 consecutive calendar day period.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, assets, liabilities, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (provided that the exceptions in this clause (iv) shall not apply to any representation or warranty contained in Section 3.05 (in the case of DigitalGlobe) and Section 4.05 (in the case of GeoEye) (or any portion thereof) to the extent the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance by DigitalGlobe or GeoEye, as the case may be, of its obligations hereunder), (v) any change, in and of itself, in the market price, credit rating or trading volume of such Person’s securities , (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, or (ix) any material degradation of, damage to, loss of or destruction of a Person’s satellite, whether on orbit, under construction or in preparation for launch. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any changes, terminations, reductions or modifications to a DigitalGlobe Government Contract or a GeoEye Government Contract, as the case may be, which does or may result in a reduction in funds to be received thereunder constitute or be taken into account in determining whether there has been or will be a Material Adverse Effect (it being understood that the facts or occurrences giving rise to or contributing to such reduction in funds to be received under a DigitalGlobe Government Contract or a GeoEye Government Contract, as the case may be, may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect).

“NASDAQ” means The NASDAQ Stock Market.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Replacement Financing” means debt financing which will result in net proceeds in the same amount as the amount committed to in the Commitment Letter and on terms and conditions not materially less favorable to DigitalGlobe or the Surviving Corporation than those set forth in the Commitment Letter.

“Required Information” means (i) all financial information regarding GeoEye or any of the GeoEye Subsidiaries, as may be reasonably requested by DigitalGlobe and that is reasonably required for the marketing and syndication of the Financing and (ii) all other pertinent and customary information (other than financial information, which is covered by clause (i) above) regarding GeoEye and the GeoEye Subsidiaries necessary to satisfy the conditions set forth in the Commitment Letter.

“Restricted Information” means information that pursuant to Contract or Law requires the disclosing party or the receiving party of such information to have an appropriate Governmental Entity clearance, approval, license or permit, including information that is of should be identified or classified as “classified information” or “protected information” by any Governmental Entity or by any party dealing with such Governmental Entity, and information subject to applicable export, import, industrial security or controlled goods Laws.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, notices, elections, certificates, claim for refund, forms and information returns and any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries; Claims Regarding Financing.

(a) This Agreement, taken together with the DigitalGlobe Disclosure Letter, the GeoEye Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for (i) Section 6.05 and (ii) solely with respect to the Financing Sources, Sections 9.07 and 9.08, the last sentence of Section 9.10 and Section 9.11 (and such sections may not be amended or waived without the consent of the Financing Sources), is not intended to confer upon any Person other than the parties any rights or remedies.

(b) Notwithstanding anything contrary in this Agreement, (i) neither GeoEye nor any of its stockholders, nor any of their respective Affiliates or Representatives, shall have any rights or claims against the Financing Sources in connection with this Agreement or the Commitment Letter, whether at law or equity, in contract, in tort or otherwise and (ii) each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 9.11 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third-party claim referenced in Section 9.07(b)(ii).

Section 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

Section 9.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye have duly executed this Agreement, each as of the date first written above.

DIGITALGLOBE, INC.

By:	/s/ Jeffrey R. Tarr
Name: Jeffrey R. Tarr
Title: President & Chief Executive Officer

20/20 ACQUISITION SUB, INC.

By:	/s/ Jeffrey R. Tarr
Name: Jeffrey R. Tarr
Title: President

WORLDVIEW, LLC

By:	/s/ Jeffrey R. Tarr
Name: Jeffrey R. Tarr
Title: President

GEOEYE, INC.

By:	/s/ Matthew M. O’Connell
Name: Matthew M. O’Connell
Title: President & Chief Executive Officer

EXHIBIT 2.01(d)

Form of Certificate of Designations for DigitalGlobe Series A Preferred Stock

[See attached]

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

DIGITALGLOBE, INC.

DigitalGlobe, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by Article Fourth of the Amended and Restated Certificate of Incorporation of the Company, and pursuant to Section 151 of the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of eighty thousand (80,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue eighty thousand (80,000) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), which shall have the following powers, designations, preferences and other special rights:

(1) Preferred Dividends. The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive cumulative dividends (“Dividends”) at the Dividend Rate payable on the Liquidation Preference of such Preferred Shares as of the applicable Dividend Date (or, for the initial Dividend Period, as of the Initial Issuance Date). Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable in arrears on January 1, April 1, July 1, and October 1 (each, a “Dividend Date” and each such quarterly period (or shorter period in the case of the first such period following the Initial Issuance Date) being a “Dividend Period”) with the first Dividend Date being [                    ], 20[    ]. If a Dividend Date is not a Business Day, then the Dividend shall be payable on the Business Day immediately following such Dividend Date. At the Company’s option, dividends may be declared and paid in cash out of funds legally available therefor, when, as and if declared by the Company; provided that if Dividends are not declared and paid in cash on any Dividend Date for the immediately preceding Dividend Period, then such Dividend shall automatically accrue and be added to the Liquidation Preference as of such Dividend Date, whether or not declared by the Board and whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such Dividends. On each Dividend Date, if the Company does not have current or accumulated “earnings and profits” within the meaning of Sections 301 and 312 of the Internal Revenue Code of 1986, as amended, through such Dividend Date, the Company shall not withhold any amount of the applicable Dividend in respect of U.S. federal income tax.

(2) Participation in Common Dividends. In addition to the Dividends provided in Section 1, in the event of any dividend or distribution declared on or paid on the Common Stock (other than a dividend or distribution in shares of Common Stock that results in an adjustment under Section 3(e)), the Holders shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(3) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 3.

(a) Holder’s Conversion Right. At any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share, into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate.

(b) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 3(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(c) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on a date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or certificates issued in compliance with the procedures set forth in Section 12) (the “Preferred Stock Certificates”).

(ii) Company’s Response. Upon receipt by the Company of a Conversion Notice, the Company shall (A) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), (X) provided the Transfer Agent is participating in the The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company’s Failure to Timely Convert.

(A) Cash Damages. If (x) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares or (y) within three (3) Trading Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 3(c)(ii), then the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one (1.0%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a new Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If any such cash damages described above are not paid when due in cash, then the amount of such cash damages shall (unless the Required Holders shall have given notice to the Company otherwise) automatically accrue and be added to the Liquidation Preference as of such due date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(B) Void Conversion Notice. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(c)(iv)(A) or otherwise.

(v) Book-Entry. Upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company. In the event some, but not all of the Preferred Shares represented by a certificate physically surrendered are converted, the Company shall issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted as required by Section 3(c)(ii). The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d) Taxes.

(i) Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Preferred Shares, must be made by it without any Tax Deduction, unless required by law. If the Company is required by applicable law to make a Tax Deduction (or in connection therewith that there is a change in the applicable law with respect to rate or the basis of such Tax Deduction), it must notify the affected Holders promptly.

(ii) If the Company is required by applicable law to make a Tax Deduction, it must make the minimum Tax Deduction allowed by such applicable law and must make any payment required in connection with that Tax Deduction within the time allowed by such applicable law.

As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom such Tax Deduction was paid.

(iii) In addition, the Company agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iv) The obligations of the Company under this Section 3(d) shall survive any payment for the Preferred Shares and all other amounts payable hereunder.

(e) Adjustments to Conversion Price. If the Company at any time after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(f) Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section 3(e), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii) The Company will give written notice to each Holder on or prior to the later of (x) at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Reorganization Event or Liquidation Event or (y) the time such information is made known to the public.

(iii) The Company will also give written notice to each Holder on or prior to the later of (x) at least ten (10) Business Days prior to the date on which any Reorganization Event or Liquidation Event will take place or (y) the time such information is made known to the public.

(4) Redemption at the Option of the Company.

(a) Option. If at any time after September 22, 2016, (i) the Weighted Average Price of the Common Stock listed on the Principal Market exceeds 175% of the Conversion Price then in effect for a period of thirty (30) consecutive Trading Days immediately preceding the Company Optional Redemption Notice Date and (ii) no Equity Conditions Failure has occurred, the Company shall have the right to redeem at its option all, but not less than all, of the Preferred Shares; provided, that (i) the Company may redeem less than all of the Preferred Shares only upon written consent of the Required Holders and (ii) the Company may not redeem any Preferred Shares that the Holders would not be able to convert due to a failure by the Company to have sufficient authorized and unissued shares of Common Stock reserved for issuance upon conversion of Preferred Shares equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each Preferred Share called for redemption (a “Company Optional Redemption”). Subject to the consent of the Required Holders in the preceding sentence, in the event the Company redeems pursuant to clause (i) or (ii) above less than all of the Preferred Shares held by the Holders the Company shall redeem such Preferred Shares on a pro rata basis determined by the aggregate number of Preferred Shares held by each Holder.

(b) Redemption Price and Payment. The Preferred Shares to be redeemed on the Company Optional Redemption Date pursuant to this Section 4 shall be redeemed by the Company by paying for each such Preferred Share cash, out of any assets of the Company legally available therefor, in an amount equal to the Liquidation Preference plus Accrued Dividends as of the Company Optional Redemption Date (the “Redemption Price”).

(c) Mechanics of Redemption. The Company may exercise its right to require redemption under this Section 4 by delivering an irrevocable written notice thereof by facsimile and overnight courier to all, but not less than all, of the Holders (the “Company Optional Redemption Notice” and the date all of the Holders received such notice is referred to as the “Company Optional Redemption Notice Date”). To the extent the Company, subject to consent of the Required Holders, did not redeem all of the Preferred Shares held by the Holders on its initial distribution of the Company Optional Redemption Notice, the Company may deliver an additional Company Optional Redemption Notice hereunder (subject to the conditions set forth herein) and such additional Company Optional Redemption Notice shall also be irrevocable. The Company Optional Redemption Notice shall state (i) the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”), which date shall not be less than thirty (30) Trading Days nor more than sixty (60) Trading Days following the Company Optional Redemption Notice Date, (ii) the Redemption Price, (iii) that there has been no Equity Conditions Failure, and (iv) that the Company has sufficient authorized and unissued shares of Common Stock equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each Preferred Share called for redemption. Notwithstanding anything to the contrary in this Section 4, at any time prior to the date the Company Optional Redemption Price is paid, in full, the Preferred Shares subject to redemption pursuant to a Company Optional Redemption Notice may be converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 3.

(5) Protective Redemption. Prior to any redemption of Preferred Shares pursuant to paragraph (c) of Article Eleventh of the Certificate of Incorporation (the “Protective Redemption Provisions”), the Holders shall first be given no less than 30 days’ prior written notice (or such lesser time as to not cause undue jeopardy to the retention or restatement of the applicable license or franchise (within the meaning of the Certificate of Incorporation)) prior to the exercise of the Protective Redemption Provisions, the Preferred Shares subject to redemption under the Protective Redemption Provisions may be converted, in whole or in part, by the Holder into shares of Common Stock. To the extent the Board may elect under paragraph (c) of the Protective Redemption Provisions which Disqualified Holder (as such term is defined in the Certificate of Incorporation) shall be subject to redemption by the Company, the Board shall, except to the extent as may be prohibited by applicable Law, first elect to redeem the Voting Stock of Disqualified Holders other than the holders of Preferred Shares and Common Stock issued upon conversion thereof and only in the event that after giving effect to such redemptions additional redemptions are still necessary to prevent the loss of or to reinstate the applicable license or franchise which give rise to the redemptions may the Board thereafter elect to redeem the Preferred Shares or Common Stock issued upon conversion thereof. In the event of any redemption of Preferred Shares pursuant to the Protective Redemption Provisions, the Company

shall pay the redemption price in full in cash, and shall not use any election under paragraph (b) of the Protective Redemption Provisions to pay any portion of the redemption price in notes or Redemption Securities (as defined in the Certificate of Incorporation). The foregoing rights are in addition to and not in substitution of the rights of holders of Voting Stock set forth in the Protective Redemption Provisions.

(6) Reservation of Shares. The Company shall at all times have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate then in effect with respect to the Conversion Amount of each such Preferred Share. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding.

(7) Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(8) Approval Rights. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may:

(a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designation or the Company’s bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock of the Company, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided herein for the benefit of the Preferred Shares; and

(b) declare or pay any dividend or make any other payment or distribution on account of the Company’s Capital Stock of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, other than dividends with respect to which the Holders are entitled to participate pursuant to Section 2.

(9) Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Liquidation Preference plus Accrued Dividends; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations, preferences and rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of the Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 3 (without regard to any limitations on conversion herein or elsewhere), to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 9. All the preferential amounts to be paid to the Holders under this Section 9 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section 9 applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(10) Reorganization Events. In the event of:

(i) any consolidation or merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will receive a distribution of cash, securities or other property of the Company or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person to the extent not set forth above;

(each of the foregoing events, a “Reorganization Event”), each Preferred Share outstanding immediately prior to such Reorganization Event will, without the consent of Holders, automatically become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the Reorganization Event or an Affiliate of such other party) of a number of shares of Common Stock equal to the Conversion Rate per Preferred Share prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such securities, cash, and other property or assets, the “Reference Property”). In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Reference Property receivable upon conversion of any Preferred Shares in accordance with Section 3 shall be determined based upon the Conversion Rate in effect on such Conversion Date. If the Holders receive only cash in such Reorganization Event, then for all conversions that occur after the effective date of such Reorganization Event (x) the consideration due upon conversion of each Preferred Share shall be solely cash in an amount equal to the Conversion Rate on the Conversion Date multiplied by the price paid per share of Common Stock in such Reorganization Event. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of this Section 10 shall apply to any shares of Capital Stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(11) Ranking. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon Liquidation Event. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

(12) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s); provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(13) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Initial Holder and shall not be construed against any person as the drafter hereof.

(14) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(15) Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given to the Holders listed in the register for the Preferred Shares at the addresses set forth therein.

(16) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(17) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the applicable Eligible Market, the DGCL, this Certificate of Designations or otherwise with respect to the Preferred Shares may be effected by written consent of the Required Holders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the applicable Eligible Market and the DGCL. This provision is intended to comply with respect to the Preferred Shares with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(18) Further Assurances. Upon request of the Holders, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Certificate of Designation.

(19) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “Accrued Dividends” means the product of (x) the result of the following formula: (Dividend Rate)(N/365) and (y) the Liquidation Preference

(b) “Affiliate” has the meaning set forth in the meaning set forth in Rule 405 under the Securities Act, provided that for purposes of this Certificate of Designations the Initial Holder shall be deemed not to be an Affiliate of the Company.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Board” has the meaning set forth in the Preamble.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(g) “Certificate of Designation” means this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company.

(h) “Closing Sale Price” means, for any security as of any date, the last consolidated closing bid price, respectively, for such security on the Principal Market, as confirmed by the Principal Market, or, if the Principal Market begins to operate on an extended hours basis and does not designate the consolidated closing bid price then the last bid price of such security prior to 4:00:00 p.m., New York Time, as confirmed by the Principal Market, or, if the Principal Market is not the principal securities exchange or trading market for such security the last bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as determined in good faith by the Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(i) “Common Stock” means any shares of any class of Capital Stock of the Company that has no preference with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company (other than pursuant to the Protective Redemption Provisions). Subject to the provisions of Section 10, however, shares issuable on conversion of the Preferred Shares shall include only shares of the class designated as common stock, par value $0.001 per share, as of the Initial Issuance Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company (other than pursuant to the Protective Redemption Provisions); provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

(j) “Company” has the meaning set forth in the Preamble.

(k) “Company Optional Redemption” has the meaning set forth in Section 4(a).

(l) “Company Optional Redemption Date” has the meaning set forth in Section 4(c).

(m) “Company Optional Redemption Notice” has the meaning set forth in Section 4(c).

(n) “Company Optional Redemption Notice Date” has the meaning set forth in Section 4(c).

(o) “Conversion Amount” means the sum of the Liquidation Preference plus the amount of Accrued Dividends.

(p) “Conversion Date” has the meaning set forth in Section 3(c)(i).

(q) “Conversion Notice” has the meaning set forth in Section 3(c)(i).

(r) “Conversion Price” means $26.17, subject to adjustment as provided herein.

(s) “Conversion Rate” has the meaning set forth in Section 3(b).

(t) “DGCL” has the meaning set forth in the Preamble.

(u) “Dividends” has the meaning set forth in Section 1.

(v) “Dividend Date” has the meaning set forth in Section 1.

(w) “Dividend Period” has the meaning set forth in Section 1.

(x) “Dividend Rate” means five percent (5.0%) per annum.

(y) “DTC” has the meaning set forth in Section 3(c)(ii).

(z) “Eligible Market” means The New York Stock Exchange, Inc, NYSE AMEX Equities, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(aa) “Equity Conditions” means that on each day during the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market.

(bb) “Equity Conditions Failure” means that on any day during the period commencing ten (10) Trading Days prior to the applicable Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(cc) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(dd) “Holder” has the meaning set forth in Section 1.

(ee) “Initial Holder” means Cerberus Satellite LLC.

(ff) “Initial Issuance Date” means the date of this Certificate of Designations, which is [                    ], 20[    ].

(gg) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(hh) “Liquidation Funds” has the meaning set forth in Section 9.

(ii) “Liquidation Preference” means an amount equal to the Stated Value of a Preferred Share plus all Dividends accrued and added to the Liquidation Preference of such Preferred Share pursuant to Section 1.

(jj) “N” means the number of days from, but excluding (i) the last Dividend Date with respect to which dividends have been either paid in full by the Company in cash or added to the Liquidation Preference on the applicable Preferred Share, or (ii) the Initial Issuance Date if no Dividend Date has occurred.

(kk) “Other Taxes” has the meaning set forth in Section 3(d)(iii).

(ll) “Pari Passu Shares” has the meaning set forth in Section 9.

(mm) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(nn) “Preferred Shares” has the meaning set forth in the Recitals.

(oo) “Principal Market” means The New York Stock Exchange.

(pp) “Preferred Stock Certificates” has the meaning set forth in Section 3(c)(i).

(qq) “Preferred Stock Delivery Date” has the meaning set forth in Section 3(c)(ii).

(rr) “Protective Redemption Provisions” has the meaning set forth in Section 5.

(ss) “Redemption Price” has the meaning set forth in Section 4(b).

(tt) “Reference Property” has the meaning set forth in Section 10.

(uu) “Reorganization Event” has the meaning set forth in Section 10.

(vv) “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(ww) “SEC” means the Securities and Exchange Commission.

(xx) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(yy) “Share Delivery Date” has the meaning set forth in Section 3(c)(ii).

(zz) “Stated Value” means $1,000.

(aaa) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

(bbb) “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(ccc) “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

(ddd) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(eee) “Transfer Agent” has the meaning set forth in Section 3(c)(i).

(fff) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(ggg) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Eligible Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined in good faith by the Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by [            ], its [            ], as of the [            ] day of [                    ], 20[    ].

DIGITALGLOBE, INC.

By:
Name:
Title:

EXHIBIT I

DIGITALGLOBE, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of DigitalGlobe, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of DigitalGlobe, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

[ ]

By:
Name:
Title:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer and Trust Company, LLC to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated                     , 20     from the Company and acknowledged and agreed to by American Stock Transfer and Trust Company, LLC.

DIGITALGLOBE, INC.

By:
Name:
Title:

EXHIBIT 6.10

Governance Matters

(a)	DigitalGlobe and GeoEye shall take all necessary action to cause, effective at the Effective Time, General Howell M. Estes III to be appointed as Chairman of the Board of DigitalGlobe. If such individual is not a member of the DigitalGlobe Board immediately prior to the Effective Time, GeoEye and DigitalGlobe shall reasonably agree upon a replacement from the DigitalGlobe Board to be appointed Chairman of the Board of DigitalGlobe at the Effective Time.

(b)	DigitalGlobe and GeoEye shall take all necessary action to cause, effective at the Effective Time, Jeffrey R. Tarr to be appointed the Chief Executive Officer of DigitalGlobe. If Jeffrey R. Tarr is not the Chief Executive Officer of DigitalGlobe immediately prior to the Effective Time, the DigitalGlobe Board shall select a replacement to be appointed Chief Executive Officer of DigitalGlobe at the Effective Time.

(c)	DigitalGlobe and GeoEye shall take all necessary action to cause, effective at the Effective Time, the Board of DigitalGlobe to consist of 10 individuals, which shall include, in addition to the 2 individuals listed above, (i) 4 additional Directors selected by the DigitalGlobe Nominating and Governance Committee from the list of individuals set forth on Section 6.10(c)(i) of the DigitalGlobe Disclosure Letter and approved by the DigitalGlobe Board and (ii) 4 additional Directors selected by the GeoEye Board from the list of individuals set forth on Section 6.10(c)(ii) of the GeoEye Disclosure Letter. Of the 4 additional Directors selected by the GeoEye Board pursuant to clause (ii) above, (x) 1 of such directors will be appointed a DigitalGlobe Class I Director for a term expiring at the DigitalGlobe Annual Meeting in 2013, 1 of such directors will be appointed DigitalGlobe Class II Directors for a term expiring at the DigitalGlobe Annual Meeting in 2014 and 2 of such directors will be appointed a DigitalGlobe Class III Director for a term expiring at the DigitalGlobe Annual Meeting in 2015 and (y) the Class II Director selected by the GeoEye Board shall be the director selected by Cerberus pursuant to the Cerberus Agreement.

(d)	DigitalGlobe and GeoEye shall take all necessary action to cause, effective at the Effective Time, the committees of the Board of DigitalGlobe to have at least one GeoEye-selected Directors and DigitalGlobe-selected Directors as a member.

(e)	No committee of the Board of DigitalGlobe other than those identified in this Exhibit 6.10 shall be formed prior to the first meeting of the DigitalGlobe Board following the Effective Time.

(f)	A GeoEye-selected Director shall be the Chairman of at least one committee of the DigitalGlobe Board, as selected by the Nominating and Governance Committee of the DigitalGlobe Board.